EXHIBIT 99

2003 Financial & Operating Review	Taking on the world’s toughest energy challenges.TM

Corporate

☐	Corporate	1-17
☐	Safety, Health & Environment	18-19
☐	Technology	20-23
☐	Upstream	24-61
☐	Downstream	62-77
☐	Chemical	78-85
☐	Frequently Used Terms	86-89
	Index	90

Projections, targets, expectations, estimates, and business plans in this report are forward-looking statements. Actual future results, including demand growth and energy mix; capacity growth; the impact of new technologies; capital expenditures; project plans, dates, and capacities; production rates and resource recoveries; and efficiency gains and cost savings could differ materially due to, for example, changes in market conditions affecting the oil and gas industry; war and other political or security disturbances; changes in law or government regulation; the actions of competitors; unexpected technological developments; the occurrence and duration of economic recessions; the outcome of commercial negotiations; unforeseen technical difficulties; and other factors discussed in this report and under the heading “Factors Affecting Future Results” on our web site and in Item 1 of ExxonMobil’s most recent Form 10-K.

Definitions of certain financial and operating measures and other terms used in this report are contained in the section titled “Frequently Used Terms” on pages 86 through 89. In the case of financial measures that we believe constitute “non-GAAP financial measures” under SEC Regulation G, the definitions also include a reconciliation to the most comparable GAAP measure and other information required by that rule.

Certain reclassifications to prior years have been made to conform to the 2003 presentation.

ExxonMobil has a long history of leadership in the petroleum and petrochemical industries. The discipline we apply to the execution of the following key long-standing business strategies has led to sustainable competitive advantages and allowed us to take on the world’s toughest energy challenges. These key business strategies have helped us achieve industry-leading earnings and return on capital employed year after year.

•	Upholding the highest ethical standards and business integrity

•	Ensuring safe, environmentally-sound operations

•	Capturing quality investment opportunities while maintaining a selective and disciplined approach

•	Executing operational excellence in all aspects of our businesses

•	Developing and employing cutting-edge proprietary technology

•	Achieving leadership positions in each of our core businesses

•	Optimizing financial performance through geographic and functional portfolio diversity and integration

•	Maintaining a strong financial position to allow for the pursuit of all profitable opportunities

•	Attracting and retaining an exceptionally qualified and highly motivated workforce

•	Leveraging efficiency gains through our Global Functional Organization

2003 HIGHLIGHTS

•	Record low safety incidents

•	Record earnings — highest in the history of the Corporation

•	Industry-leading return on capital employed of 21 percent

•	Proved reserves additions replaced 105 percent of production

•	Oil-equivalent production capacity increased 1 percent

•	16 Upstream projects started up in 2003, with a combined targeted gross daily peak production of 1.2 million barrels of oil per day and 1.3 billion cubic feet per day of natural gas

•	Key resource additions from Qatar, Angola, Canada, Nigeria, Brazil, Kazakhstan, and the United States

•	Downstream operating cost, efficiency gains, and revenue enhancements in excess of $1.5 billion

•	Chemical prime product sales equivalent to last year’s record level

•	Annual dividend payments increased for the 21st consecutive year

•	$11.5 billion returned to shareholders through dividends and share purchases

2003 Industry Conditions

•	World GDP grew about 2.5 percent in 2003, versus 2.0 percent in 2002.

•	World oil demand increased by about 1.4 million barrels per day in 2003. World natural gas consumption increased by about 6 billion cubic feet per day in 2003.

•	Brent oil prices averaged almost $29 per barrel in 2003, up about $4 per barrel versus 2002.

•	Natural gas prices in the United States were volatile, but on average were 74 percent higher versus 2002. In Europe, natural gas prices were up 23 percent versus 2002, and up 7 percent excluding foreign exchange effects.

•	2003 industry refining margins throughout the world improved versus 2002 and were particularly strong during the first half of 2003. The stronger margins reflected many crude oil and finished product market factors, including stronger product demand in the U.S.and elsewhere.

•	Worldwide industry chemical demand grew 3 percent during 2003, primarily driven by growth in Asia.

Exxon Mobil Corporation 1 Corporate

FINANCIAL HIGHLIGHTS

(millions of dollars)	2003	2002	2001	2000	1999
Sales and other operating revenue	237,054	200,949	208,715	227,596	181,759
Net income	21,510	11,460	15,320	17,720	7,910
Cash flow from operations and asset sales	30,788	24,061	23,967	28,707	15,985
Capital and exploration expenditures	15,525	13,955	12,311	11,168	13,307
Cash dividends to ExxonMobil shareholders	6,515	6,217	6,254	6,123	5,872
Research and development costs	618	631	603	564	630
Cash and cash equivalents at year end	10,626	7,229	6,547	7,080	1,688
Total assets at year end	174,278	152,644	143,174	149,000	144,521
Total debt at year end	9,545	10,748	10,802	13,441	18,972
Shareholders’ equity at year end	89,915	74,597	73,161	70,757	63,466
Average capital employed(1)	95,373	88,342	88,000	87,463	83,836
Market valuation at year end	269,294	234,101	267,577	301,239	280,150

KEY FINANCIAL RATIOS
Net income per common share — assuming dilution (dollars)	3.23	1.68	2.21	2.52	1.12
Return on average capital employed(1) (percent)	20.9	13.5	17.8	20.6	10.3
Net income to average shareholders’ equity (percent)	26.2	15.5	21.3	26.4	12.6
Net income to total revenue and other income (percent)	8.7	5.6	7.2	7.6	4.3
Debt to capital(2)(percent)	9.3	12.2	12.4	15.4	22.0
Net debt to capital (net of all cash — percent)	(1.2)	4.4	5.3	7.9	20.4
Current assets to current liabilities(3)	1.20	1.15	1.18	1.06	0.80
Fixed charge coverage (times)	30.8	13.8	17.7	15.6	6.6

(1)	See Frequently Used Terms.

(2)	Debt includes short- and long-term debt. Capital includes short- and long-term debt, shareholders’ equity, and minority interests.

(3)	Current liabilities include short-term debt (notes and loans payable).

CORPORATE 2 Exxon Mobil Corporation

INDUSTRY OUTLOOK

Understanding energy supply and demand trends is a critical element of ExxonMobil’s strategic planning process. For several decades, we have produced a comprehensive worldwide energy outlook that typically covers 20 years into the future.

World Energy Needs Are Growing

Energy use and economic growth are closely linked, and growing economies will continue to require reliable energy supplies.

Economic growth is expected to remain the primary driver of energy demand. We expect the world’s economy will grow on average at about 3 percent per year through 2020, more slowly in developed countries and faster in developing nations.

Developing nations are expected to generate about 80 percent of the worldwide growth in energy demand from 2000 through 2020. Meeting this growing need for energy presents a vital opportunity. About one-quarter of the world’s population has no access to electricity and close to 40 percent rely on biomass for cooking and heating. Modern energy is critical for raising living standards in developing nations through better health, education, and productivity.

By 2020, we expect that the world in total will require about 40 percent more energy than in 2000, or close to 290 million barrels of oil-equivalent energy every single day, despite continuing conservation efforts and efficiency gains.

From a historical perspective, energy efficiency has improved dramatically. For example, industrialized nations now use about one-third less energy for each $1,000 of economic output than in 1970. We expect continuing worldwide efficiency gains of about 1 percent per year due to improved vehicles, power plants, construction standards, and other actions.

Oil and Gas Will Remain Predominant Energy Sources

Meeting higher energy demands will require a broad portfolio of energy options. We anticipate that hydrocarbon fuels will remain the dominant energy source through the middle of the century.

Oil and gas are expected to remain essential to economic growth throughout the world. Their share of the world’s energy supply — close to 60 percent today — is expected to remain relatively stable over the next two decades. The economic advantages of these primary energy sources will continue as resources exist in sufficient quantity to meet the world’s growing demand.

Energy sources other than oil and gas will be important to meet world demand.

•	Coal will grow, driven by strong demand in China and India and continued growth in the U.S.

•	Hydropower and nuclear power will also grow, though public opposition and the lack of suitable sites will limit capacity.

We expect wind and solar energy to average double-digit growth rates through 2020, supported by continued public subsidies. However, because wind and solar energy start from a very small base, they are likely to provide only about one-half of 1 percent of the world’s energy in 2020.

Carbon emissions associated with energy use are expected to continue to rise through 2020. About 80 percent of the emissions growth is expected to occur in developing nations, a factor to be considered in approaches to reduce global emissions.

Exxon Mobil Corporation 3 Corporate

Industry Outlook (continued)

Transportation Needs Drive Growing Oil Demand

About 60 percent of the expected increase in oil demand stems from growing transportation needs, reflecting a steady increase in the number of vehicles per capita as personal incomes rise. This is particularly significant in developing countries, which will account for about 75 percent of the increase in transportation demand.

Helping offset the growth in vehicle miles traveled are continuing advances in automotive technologies. Today’s gasoline internal combustion engine (ICE) represents the competitive standard, and new approaches are being researched by ExxonMobil and automobile companies to improve fuel efficiency and reduce CO2 emissions.

While there are a number of promising emerging technologies, continued advances in ICE technologies, including hybrids, will provide significant gains for fuel efficiency and reduced CO2 emission levels. In 2020, we believe essentially all automobiles will continue to use an ICE, and so we will continue to engage in developments that will make these technologies more efficient.

•	ICE research is underway to better understand the complex interactions between the blend of molecules in gasoline or diesel fuel and an engine. This research will help optimize future fuel/engine systems for higher efficiency and lower emissions.

•	A second path, called homogeneous charge compression ignition (HCCI), involves new combustion technologies that have attributes of both gasoline spark ignition and diesel compression ignition. Advances through research could lead to 30 percent better fuel efficiency as compared to current gasoline-fueled engines, and a significant reduction in smog-causing emissions and carbon dioxide.

•	Another promising extension of ICE technology is hybrid-vehicle technology. Hybrids use a gasoline engine for steady speeds and an electric motor for extra power during the more energy demanding phases of start-up and acceleration. In city driving, where this technology has major advantages, these vehicles deliver a fuel economy improvement of more than 50 percent. Models using this technology are on the road today.

For the longer term, there is significant research underway related to automotive fuel cell systems powered by hydrogen. Hydrogen is abundant, and therefore appealing, but as it is not found freely in nature, it requires energy to produce it. Technical and economic issues related to the cost, safe distribution, and widespread use of hydrogen remain significant challenges.

Natural Gas Emerging as a Global Market

Over the next two decades, we expect natural gas will be the fastest growing primary energy source, capturing about one-third of all incremental energy growth and approaching one-quarter of global energy supplies. Driving this demand is the fact that natural gas remains the primary fuel of choice to meet worldwide electricity demand growth of about 3 percent per year.

As natural gas demand grows, inter-regional trade is expected to more than triple by 2020, increasing to about 18 percent of total demand. Effective international cooperation, as well as significant investments to sustain and enhance natural gas production and transportation systems, will be critical to achieving this growth

Corporate 4 Exxon Mobil Corporation

An area of significant interest is development of a world-wide liquefied natural gas (LNG) market. We expect the LNG market to quadruple by 2020, accounting for about 13 percent of total world gas demand. With equity positions in many of the largest gas accumulations in the world, we are strongly positioned to benefit from our technology advances in gas liquefaction, transportation, and regasification that enable distant gas supplies to reach markets economically.

Growing Oil and Gas Demand Requires New Supplies

Meeting growing oil and gas demand will be a challenge. Nevertheless, abundant resources exist. According to U.S. Geological Survey (USGS) estimates, the conventional recoverable liquid resource base is about 3 trillion barrels of oil. In addition, there are significant unconventional resources including extra heavy oil, oil sands, and other resources. The International Energy Agency (IEA) has compiled estimates that indicate there are over 4.3 trillion barrels of unconventional oil resources in place. To put this volume into perspective, a total of less than 1 trillion barrels of petroleum has been produced since the 1800’s.

New technologies will continue to extend the recoverable liquid hydrocarbon resource, as demonstrated in the past by improvements in 3D seismic imaging and reservoir modeling, advanced drilling, and arctic and deepwater resource development. In fact, according to the USGS, despite production of more than 400 billion barrels since 1980, remaining recoverable oil resources are more than 70 percent higher now versus 1980.

The ongoing task is to find, produce, and deliver this energy. By 2020, the industry will likely need to add about 125 million barrels of oil-equivalent per day to meet demand — an amount close to current production levels. Development of these supplies will require access to resources, continued technology advances, adequate financing, and the cooperation of host governments. New technology will also enable unconventional resources to contribute to future energy supplies.

The costs to develop these resources are large. According to the IEA’s World Energy Investment Outlook 2003 report, the investment required to meet total energy needs worldwide through 2030 will be $16 trillion with about 38 percent, or $200 billion per year, required for oil and gas.

ExxonMobil, with its industry leading resource base, financial strength, disciplined investment approach, and technology portfolio, is well positioned to participate in substantial investments to develop new energy supplies. Our strong base will provide us with a sustainable competitive advantage and help us remain at the forefront in capitalizing on the opportunities ahead.

Exxon Mobil Corporation 5 Corporate

UNPARALLELED EXECUTION OF BUSINESS STRATEGIES BUILDS COMPETITIVE ADVANTAGE

Although other companies may take a similar approach, it is the execution of our strategies that distinguishes us from competition. It is this superior execution that delivers industry-leading results in all aspects of our business.

Upholding the Highest Ethical Standards and Business Integrity

ExxonMobil has long recognized the importance and value of sound corporate governance, high ethical standards and business integrity. We believe that the methods we employ to attain results are as important as the results themselves. We are committed to candor, honesty, and integrity in the reports that we make to our investors. Those messages are included in our Standards of Business Conduct, which has been widely communicated to our employees for decades. ExxonMobil employees and non-employee directors are expected to review the policies in our Standards of Business Conduct periodically and to apply them to all aspects of their work. Our straightforward business model, Standards of Business Conduct and culture of integrity and legal compliance are key to achieving long-term sustainable results.

Ensuring Safe, Environmentally Sound Operations

ExxonMobil is committed to maintaining high standards of safety, health, and environmental care. We comply with all applicable environmental laws and regulations, and apply responsible standards where laws and regulations do not exist. We believe that when a company is committed to safety, health, and the environment, as we are, this provides the sound foundation for all aspects of the business, and helps to deliver superior financial results. In 2003, ExxonMobil set another record in employee safety performance, and again led the industry in this area.

Capturing Quality Investment Opportunities While Maintaining a Selective and Disciplined Approach

ExxonMobil applies a highly disciplined approach in selecting and pursuing the most attractive investment opportunities. Ours is a long-term business where large capital investments are required. Potential investment opportunities are tested over a wide range of economic scenarios to establish the resiliency of each opportunity. Our disciplined approach continues through execution of all phases of the investment from design through start-up and ongoing operations. Once investments are made, a rigorous reappraisal process is completed to ensure relevant lessons are learned and improvements are incorporated into future projects. This rigorous approach ensures that we obtain the maximum value for our investments, and clearly distinguishes us from competition.

ExxonMobil views return on capital employed as the most critical and best measure of historical capital productivity in our capital-intensive, long-term industry. ExxonMobil has a long history of leadership in return on capital employed. The combination of our disciplined investments and operational excellence eliminates the need for periodic large asset write-offs and leads to consistent industry-leading returns throughout the business cycles. In 2003, ExxonMobil remained the industry leader in return on capital employed, with a return of 20.9 percent.

Growth in Shareholder Value
Disciplined Investment	Operational Excellence	Superior Cash Flow	Industry-Leading Returns

Execution of Resilient Business Model Delivers Results ExxonMobil’s fundamental approach to its business is disciplined, straightforward, and focused on the long-term. With over 120 years of industry experience, ExxonMobil has managed through the business cycles with our resilient business model. Consistently applying the ExxonMobil business model is self-sustaining in that success in one area provides the basis for success in the next, creating ever-greater shareholder value.

Corporate 6 Exxon Mobile Corporation

Executing Operational Excellence in All Aspects of Our Businesses

ExxonMobil operates our business to the highest industry standards in all respects. We call this operational excellence. To accomplish this, ExxonMobil has developed a wide range of proven management systems. These systems cover all aspects of our operations from business ethics, finance, project execution and reappraisal, to operating, security, safety, health, environmental and profit improvement initiatives, including efforts to increase reliability, lower costs, and enhance revenue. We have achieved strong results by focusing on operational excellence.

Developing and Employing Cutting-Edge Proprietary Technology

ExxonMobil has a long-standing tradition in technology development. Our industry-leading technology investments include research dedicated to the discovery and development of new technologies and their application to day-to-day operations. A significant portion of our research program is aimed at developing next-generation and breakthrough technologies that have the potential to provide a step-change to the Corporation’s competitive position and financial performance. During the past 10 years, ExxonMobil has received over 10 thousand patents in the U.S. and Europe.

Optimizing Financial Performance Through Geographic and Functional Portfolio Diversity and Integration

ExxonMobil’s size, geographic diversity, and the complementary nature of our businesses provide a natural hedge and mitigate the Corporation’s sensitivity to fluctuations in commodity prices, business cycles, and individual market conditions. In addition, by taking advantage of synergies among our various businesses, including physical integration of manufacturing facilities, ExxonMobil is able to optimize total company performance. For example, over 80 percent of our refining capacity is integrated with chemical and/or lubricant manufacturing operations. This integration provides competitive advantages through improved feedstock flexibility and lower site operating costs.

ExxonMobil is well positioned in established markets
and is expanding in higher-growth regions.

Maintaining a Strong Financial Position to Allow for the Pursuit of All Profitable Opportunities

ExxonMobil’s financial strength provides a competitive advantage that enables us to pursue any and all profitable investment opportunities that achieve acceptable returns around the world. ExxonMobil is one of few U.S. companies with a triple-A credit rating, a rating that has been sustained for 85 years. Strong business results and our disciplined approach to financial management ensure we maintain this financial strength at any stage of the industry cycle.

We rely on our geographic and functional diversity to reduce our financial exposure. As a result, the company seldom uses derivatives to hedge corporate risk and never uses them to speculate.

Exxon Mobil Corporation 7 Corporate

Business Strategies (continued)

Attracting and Retaining Exceptional Quality and Highly Motivated Workforce

ExxonMobil’s success is the result of a highly capable, diverse workforce focused on the right business priorities. Developing such a workforce requires leadership, action plans, accountability, stewardship, and constancy of purpose over the long-term.

(thousands of employees, year-end)	2003	2002	2001	2000	1999
United States	34	36	36	36	39
Outside United States	54	56	62	64	68

Total regular employees(1)	88	92	98	100	107

CORS(2) employees not included above	18	17	20	19	16

(1)	Active executive, management, professional, technical and wage employees who work full-time or part-time for the company and are covered by the company’s benefit plans.

(2)	CORS employees are employees of company-operated retail sites.

Leveraging Efficiency Gains Through Our Global Functional Organization

ExxonMobil is organized to operate our functional business lines on a global basis. Through this functional organization, global opportunities are ranked and people are deployed to ever-changing business conditions. The functional organization also helps to promptly identify and prioritize high-impact technology needs, and it facilitates rapid sharing of ideas and best practices across our global organizations.

ExxonMobil’s functional approach continues to deliver savings to the bottom line through operating cost efficiencies and revenue enhancement opportunities. In 2003, ExxonMobil delivered more than $1.0 billion in before-tax operating cost efficiencies.

COMPETITIVE ADVANTAGES BUILD SHAREHOLDER VALUE

Strong Cash Flow Results from Business Approach

ExxonMobil generated $30.8 billion in cash flow from operations and asset sales in 2003. We distributed more than $11.5 billion to shareholders through dividend payments and share purchases. In addition, we invested $15.5 billion in capital and exploration expenditures. And finally, the company repaid debt obligations where it was economically attractive to do so, reducing debt outstanding to $9.5 billion by year-end 2003. Cash balances were over $10.6 billion at year-end 2003. Our strong financial position allows us to pursue any and all profitable investment opportunities that achieve acceptable returns.

ExxonMobil’s Approach Grows Shareholder Value

ExxonMobil’s core, fundamental objective is long-term growth in shareholder value. Our business strategies form the basis of ExxonMobil’s commitment to deliver superior shareholder value through growing dividends and long-term share price appreciation. Dividends paid per share have increased in each of the last 21 years, an unmatched record among international oil companies, reaching $0.98 per share in 2003. During 2003, we distributed more than $6.5 billion through dividend payments and increased share purchases to $5.0 billion (excluding spending to offset share issuance under benefit plans). The combination of dividends and share purchases represented a total yield of about 4.9 percent of the company’s equity market capitalization at the beginning of the year. During the last three years, $33 billion in dividends and share buybacks have been distributed to shareholders, representing 11 percent of ExxonMobil’s year-end 2000 market value.

Total shareholder return on ExxonMobil stock has consistently outpaced the S&P 500 index over the long-term. ExxonMobil shareholders have earned annualized returns of 13.3 percent and 16.2 percent during the last 10 and 20 years, respectively, compared with returns from the S&P 500 index of 11.1 percent and 13.0 percent in the same time periods.

The volatility of ExxonMobil’s stock price, a measure of the fluctuation of monthly returns around its average and one indicator of risk, equaled the volatility of the broadly diversified S&P 500 during the past 20 years, and has been well below that of our industry peers during that same time period.

Corporate 8 Exxon Mobil Corporation

DIVIDEND AND OTHER SHAREHOLDER INFORMATION

	2003	2002	2001	2000	1999
Net income per common share (dollars)	3.24	1.69	2.23	2.55	1.14
Net income per common share — assuming dilution (dollars)	3.23	1.68	2.21	2.52	1.12
Dividends per common share(1)(dollars)
First quarter	0.23	0.23	0.22	0.22	0.208
Second quarter	0.25	0.23	0.23	0.22	0.208
Third quarter	0.25	0.23	0.23	0.22	0.208
Fourth quarter	0.25	0.23	0.23	0.22	0.220

Total	0.98	0.92	0.91	0.88	0.844

Annual dividend growth (percent)	6.5	1.1	3.4	4.3	1.3
Number of common shares outstanding (millions)
Average	6,634	6,753	6,868	6,953	6,906
Average — assuming dilution	6,662	6,803	6,941	7,033	7,036
Year end	6,568	6,700	6,809	6,930	6,955
Number of registered shareholders at year end (thousands)	659	678	699	719	779

Annual total shareholder returns(2)(percent)	20.5	(8.9)	(7.6)	10.2	12.5
Market quotations for common stock(3)(dollars)
High	41.13	44.58	45.84	47.72	43.63
Low	31.58	29.75	35.01	34.94	32.16
Average daily close	36.14	37.70	41.29	41.42	38.40
Year-end close	41.00	34.94	39.30	43.47	40.28

Cash dividends paid on common stock (millions of dollars)	6,515	6,217	6,254	6,123	5,836
Cash dividends paid on preferred stock (millions of dollars)	—	—	—	—	36

Total cash dividends paid (millions of dollars)	6,515	6,217	6,254	6,123	5,872
Cash dividends paid to net income (percent)	30	54	41	35	74
Cash dividends paid to cash flow(4)(percent)	23	29	27	27	39

(1)	Dividends per common share for 1999 reflect the sum of the dividends paid by Exxon and Mobil divided by the number of shares that would have been outstanding for the periods, after adjusting the Mobil shares for the exchange ratio of 1.32015 shares of ExxonMobil common stock.

(2)	Total shareholder returns are the appreciation of the stock price over a year plus the value of the dividends, with dividend reinvestment, and excluding trading commissions and taxes. See Frequently Used Terms.

(3)	Market quotations for common stock reflect Exxon share prices through November 30, 1999, the effective date of the merger, and ExxonMobil share prices thereafter.

(4)	Cash flow from operations.

DISCIPLINED MANAGEMENT OF ANNUITY PLANS

ExxonMobil and its affiliates manage more than 100 pension plans. The funding arrangement for each plan depends on the prevailing practices and regulations of the countries where the company operates. In countries where the prevailing practice is to fund most pension obligations through separate assets or insurance arrangements, such as in the United States, Canada, and the United Kingdom, our plans meet or exceed the required funding levels as measured by relevant actuarial and government standards at the mandated measurement dates. In addition, all defined benefit pension plans, regardless of funding status, are fully supported by the financial strength of the Corporation or the sponsoring affiliate.

Our approach to managing the financial assets associated with these plans is consistent with the core principles followed in all ExxonMobil businesses. Our fund management reflects careful assessment of risks of various asset classes, diversification to minimize the portfolio’s risk, and a long-term orientation.

ExxonMobil is a capital-intensive, rather than a labor-intensive business. Pension expense represented only 4 percent of total operating costs in 2003. Pension expense is calculated based on U.S. GAAP, which requires certain assumptions, such as discount rate and long-term expected earnings. Assumptions are developed conservatively, are reviewed by third-party actuaries and senior management, and are well within the range of peer practice and actual experience. The long-term earning rate assumption for 2004 is 9 percent for the U.S. pension plan, the same as in 2003. Returns over the past 10- and 20-year periods were 11 and 12 percent, respectively.

Exxon Mobil corporation 9 Corporate

FUNCTIONAL EARNINGS

	2003 Quarters
(millions of dollars)	First	Second	Third	Fourth	2003	2002	2001	2000	1999
Net Income (U.S. GAAP)
Upstream
United States	1,259	907	883	856	3,905	2,524	3,933	4,542	1,873
Non-U.S.	4,434	1,931	1,819	2,413	10,597	7,074	6,803	8,143	4,371

Total	5,693	2,838	2,702	3,269	14,502	9,598	10,736	12,685	6,244

Downstream
United States	174	419	371	384	1,348	693	1,924	1,561	577
Non-U.S.	549	727	540	352	2,168	607	2,303	1,857	650

Total	723	1,146	911	736	3,516	1,300	4,227	3,418	1,227

Chemical
United States	16	128	25	212	381	384	298	644	738
Non-U.S.	271	311	205	264	1,051	446	409	517	616

Total	287	439	230	476	1,432	830	707	1,161	1,354

Corporate and financing	(213)	(253)	(193)	2,169	1,510	(442)	(142)	(538)	(511)
Merger expenses	—	—	—	—	—	(275)	(525)	(920)	(469)
Discontinued operations	—	—	—	—	—	449	102	184	65
Extraordinary gain	—	—	—	—	—	—	215	1,730	—
Accounting change	550	—	—	—	550	—	—	—	—

Net income (U.S. GAAP)	7,040	4,170	3,650	6,650	21,510	11,460	15,320	17,720	7,910

Net income per common share (dollars)	1.05	0.63	0.55	1.01	3.24	1.69	2.23	2.55	1.14
Net income per common share — assuming dilution (dollars)	1.05	0.62	0.55	1.01	3.23	1.68	2.21	2.52	1.12

Merger Effects, Discontinued Operations, Accounting Change, and Other Special Items
Upstream
United States	—	—	—	—	—	—	—	—	—
Non-U.S.	1,700	—	—	—	1,700	(215)	—	—	119

Total	1,700	—	—	—	1,700	(215)	—	—	119

Downstream
United States	—	—	—	—	—	—	—	—	—
Non-U.S.	—	—	—	—	—	—	—	—	(120)

Total	—	—	—	—	—	—	—	—	(120)

Chemical
United States	—	—	—	—	—	—	—	—	—
Non-U.S.	—	—	—	—	—	—	—	—	—

Total	—	—	—	—	—	—	—	—	—

Corporate and financing	—	—	—	2,230	2,230	—	—	—	—
Merger expenses	—	—	—	—	—	(275)	(525)	(920)	(469)
Discontinued operations	—	—	—	—	—	449	102	184	65
Extraordinary gain	—	—	—	—	—	—	215	1,730	—
Accounting change	550	—	—	—	550	—	—	—	—

Corporate total	2,250	—	—	2,230	4,480	(41)	(208)	994	(405)

Earnings Excluding Merger Effects, Discontinued Operations, Accounting Change, and Other Special Items
Upstream
United States	1,259	907	883	856	3,905	2,524	3,933	4,542	1,873
Non-U.S.	2,734	1,931	1,819	2,413	8,897	7,289	6,803	8,143	4,252

Total	3,993	2,838	2,702	3,269	12,802	9,813	10,736	12,685	6,125

Downstream
United States	174	419	371	384	1,348	693	1,924	1,561	577
Non-U.S.	549	727	540	352	2,168	607	2,303	1,857	770

Total	723	1,146	911	736	3,516	1,300	4,227	3,418	1,347

Chemical
United States	16	128	25	212	381	384	298	644	738
Non-U.S.	271	311	205	264	1,051	446	409	517	616

Total	287	439	230	476	1,432	830	707	1,161	1,354

Corporate and financing	(213)	(253)	(193)	(61)	(720)	(442)	(142)	(538)	(511)

Corporate total	4,790	4,170	3,650	4,420	17,030	11,501	15,528	16,726	8,315

Earnings per common share (dollars)	0.71	0.63	0.55	0.68	2.57	1.70	2.27	2.40	1.20
Earnings per common share — assuming dilution (dollars)	0.71	0.62	0.55	0.68	2.56	1.69	2.25	2.37	1.18

Exxon Mobil Corporation 10 Corporate

RETURN ON AVERAGE CAPITAL EMPLOYED(1) BY BUSINESS

(percent)	2003	2002	2001	2000	1999
Upstream
United States	28.9	19.0	30.4	35.3	14.7
Non-U.S.	31.0	23.7	25.1	28.7	15.4

Total	30.4	22.3	26.8	30.8	15.2

Downstream
United States	16.7	8.6	25.0	19.6	6.9
Non-U.S.	11.5	3.4	12.4	9.4	3.3

Total	13.0	5.0	16.1	12.3	4.4

Chemical
United States	7.3	7.3	7.2	11.4	13.5
Non-U.S.	11.8	5.3	5.8	6.3	8.8

Total	10.2	6.1	6.4	8.4	10.9

Corporate and financing	—	—	—	—	—
Discontinued operations	—	63.2	7.2	12.3	4.0

Corporate total	20.9	13.5	17.8	20.6	10.3

(1)	Capital employed consists of shareholders’ equity and debt, including ExxonMobil’s share of amounts applicable to equity companies. See Frequently Used Terms.

AVERAGE CAPITAL EMPLOYED(1) BY BUSINESS

(millions of dollars)	2003	2002	2001	2000	1999
Upstream
United States	13,508	13,264	12,952	12,864	12,728
Non-U.S.	34,164	29,800	27,077	28,354	28,383

Total	47,672	43,064	40,029	41,218	41,111

Downstream
United States	8,090	8,060	7,711	7,976	8,354
Non-U.S.	18,875	17,985	18,610	19,756	19,679

Total	26,965	26,045	26,321	27,732	28,033

Chemical
United States	5,194	5,235	5,506	5,644	5,471
Non-U.S.	8,905	8,410	8,333	8,170	6,991

Total	14,099	13,645	13,839	13,814	12,462

Corporate and financing	6,637	4,878	6,399	3,198	605
Discontinued operations	—	710	1,412	1,501	1,625

Corporate total	95,373	88,342	88,000	87,463	83,836

Average capital employed applicable to equity companies included above	15,587	14,001	13,902	15,330	14,694

(1)	Average capital employed is the average of beginning- and end-of-year business segment capital employed. See Frequently Used Terms.

Exxon Mobil Corporation 11 Corporate

NET INVESTMENT IN PROPERTY, PLANT, AND EQUIPMENT AT YEAR END

(millions of dollars)	2003	2002	2001	2000	1999
Upstream
United States	16,992	16,924	16,697	16,216	16,249
Non-U.S.	41,735	34,772	29,980	29,600	31,940

Total	58,727	51,696	46,677	45,816	48,189

Downstream
United States	9,714	9,238	9,012	9,048	9,443
Non-U.S.	19,852	17,682	16,548	17,682	19,531

Total	29,566	26,920	25,560	26,730	28,974

Chemical
United States	5,068	5,155	5,079	5,045	5,124
Non-U.S.	5,047	4,754	4,611	4,890	4,845

Total	10,115	9,909	9,690	9,935	9,969

Other/Discontinued operations	6,557	6,415	7,675	7,348	6,911

Corporate total	104,965	94,940	89,602	89,829	94,043

DEPRECIATION AND DEPLETION EXPENSES

(millions of dollars)	2003	2002	2001	2000	1999
Upstream
United States	1,571	1,597	1,447	1,426	1,342
Non-U.S.	4,072	3,551	3,221	3,469	3,497

Total	5,643	5,148	4,668	4,895	4,839

Downstream
United States	601	583	598	594	697
Non-U.S.	1,548	1,399	1,476	1,489	1,670

Total	2,149	1,982	2,074	2,083	2,367

Chemical
United States	410	414	408	397	402
Non-U.S.	368	348	289	281	274

Total	778	762	697	678	676

Other	477	418	409	345	293

Corporate total	9,047	8,310	7,848	8,001	8,175

OPERATING COSTS EXCLUDING MERGER EXPENSES AND DISCONTINUED OPERATIONS

(millions of dollars)	2003	2002	2001	2000	1999
Production and manufacturing expenses	21,260	17,831	17,743	17,600	16,264
Selling, general, and administrative	13,396	12,356	12,898	12,044	13,132
Depreciation and depletion	9,047	8,310	7,848	8,001	8,175
Exploration	1,010	920	1,175	936	1,246

Subtotal	44,713	39,417	39,664	38,581	38,817
ExxonMobil’s share of equity company expenses	3,937	3,800	3,832	4,355	4,835

Total operating costs	48,650	43,217	43,496	42,936	43,652

Corporate 12 Exxon Mobil Corporation

CONSOLIDATED BALANCE SHEET AT YEAR END(1)

(millions of dollars)	2003	2002	2001	2000	1999
Assets
Current assets
Cash and cash equivalents	10,626	7,229	6,547	7,080	1,688
Notes and accounts receivable, less estimated doubtful accounts	24,309	21,163	19,549	22,996	19,155
Inventories
Crude oil	2,203	1,854	1,849	2,155	2,414
Products and merchandise	5,462	4,973	4,894	5,089	4,956
Materials and supplies	1,292	1,241	1,161	1,060	1,122
Prepaid taxes and expenses	2,068	1,831	1,681	2,019	1,806

Total current assets	45,960	38,291	35,681	40,399	31,141

Investments and advances	15,535	12,111	10,768	12,618	14,544
Property, plant, and equipment, at cost, less accumulated depreciation and depletion	104,965	94,940	89,602	89,829	94,043
Other assets, including intangibles — net	7,818	7,302	7,123	6,154	4,793

Total assets	174,278	152,644	143,174	149,000	144,521

Liabilities
Current liabilities
Notes and loans payable	4,789	4,093	3,703	6,161	10,570
Accounts payable	16,918	14,984	13,328	15,943	14,132
Accrued liabilities	11,527	10,202	9,534	10,812	11,360
Income taxes payable	5,152	3,896	3,549	5,275	2,671

Total current liabilities	38,386	33,175	30,114	38,191	38,733

Long-term debt	4,756	6,655	7,099	7,280	8,402
Annuity reserves	9,609	11,202	7,331	6,835	7,469
Accrued liabilities	5,283	5,252	5,144	5,099	5,433
Deferred income tax liabilities	20,118	16,484	16,359	16,442	16,251
Deferred credits and other long-term obligations	2,829	2,511	1,141	1,166	1,079
Equity of minority and preferred shareholders in affiliated companies	3,382	2,768	2,825	3,230	3,688

Total liabilities	84,363	78,047	70,013	78,243	81,055

Shareholders’ Equity
Benefit-plan-related balances	(634)	(450)	(159)	(235)	(298)
Common stock	4,468	4,217	3,789	3,661	3,403
Earnings reinvested	115,956	100,961	95,718	86,652	75,055
Accumulated other non-owner changes in equity
Cumulative foreign exchange translation adjustment	1,421	(3,015)	(5,947)	(4,862)	(2,300)
Minimum pension liability adjustment	(2,446)	(2,960)	(535)	(310)	(299)
Unrealized gains/(losses) on stock investments	511	(79)	(108)	(17)	31
Common stock held in treasury	(29,361)	(24,077)	(19,597)	(14,132)	(12,126)

Total shareholders’ equity	89,915	74,597	73,161	70,757	63,466

Total liabilities and shareholders’ equity	174,278	152,644	143,174	149,000	144,521

(1)	The consolidated financial statements shown on pages 13 through 15 should be read in the context of the notes thereto provided in Appendix A of the Corporation’s 2004 Proxy Statement. The notes are an integral part of these statements.

Exxon Mobil Corporation 13 Corporate

CONSOLIDATED STATEMENT OF INCOME(3)

(millions of dollars)	2003	2002	2001	2000	1999
Revenues and Other Income
Sales and other operating revenue
Petroleum and natural gas
Petroleum products, including excise taxes	173,173	149,526	153,335	164,510	134,846
Crude oil	24,515	20,406	22,423	29,532	20,252
Natural gas	13,989	10,315	12,292	11,472	7,969
Other	5,164	4,269	4,702	4,558	4,843

Total petroleum and natural gas	216,841	184,516	192,752	210,072	167,910

Chemical products(1)	20,190	16,408	15,943	17,501	13,777
Other	23	25	20	23	72

Sales and other operating revenue(2)	237,054	200,949	208,715	227,596	181,759

Income from equity affiliates	4,373	2,066	2,174	2,434	1,646
Other income	5,311	1,491	1,896	1,816	1,348

Total revenues and other income	246,738	204,506	212,785	231,846	184,753

Costs and Other Deductions
Crude oil and product purchases	107,658	90,950	92,257	108,913	76,991
Production and manufacturing expenses	21,260	17,831	17,743	17,600	16,264
Selling, general, and administrative expenses	13,396	12,356	12,898	12,044	13,132
Depreciation and depletion	9,047	8,310	7,848	8,001	8,175
Exploration expenses	360	345	495	223	403
Dry holes	360	345	495	223	403
Other	650	575	680	713	843

Total exploration expenses	1,010	920	1,175	936	1,246
Merger-related expenses	—	410	748	1,406	625
Interest expense	207	398	293	589	694
Excise taxes(2)	23,855	22,040	21,907	22,356	21,646
Other taxes and duties	37,645	33,572	33,377	32,708	34,765
Income applicable to minority and preferred interests	694	209	569	412	145

Total costs and other deductions	214,772	186,996	188,815	204,965	173,683

Income Before Income Taxes	31,966	17,510	23,970	26,881	11,070
Income taxes
U.S. federal	2,589	1,048	2,532	3,132	608
Other	8,417	5,451	6,435	7,943	2,617

Total income taxes	11,006	6,499	8,967	11,075	3,225

Income from continuing operations	20,960	11,011	15,003	15,806	7,845

Discontinued operations, net of income tax	—	449	102	184	65
Extraordinary gain, net of income tax	—	—	215	1,730	—
Cumulative effect of accounting change, net of income tax	550	—	—	—	—

Net Income	21,510	11,460	15,320	17,720	7,910

Memo: effective income tax rate (percent)	36.4	39.8	39.3	42.6	31.9

(1) Chemical products supplied to petroleum subsidiaries not included above	5,063	3,902	3,369	4,002	2,136
(2) Excise taxes included in sales and other operating revenue	23,855	22,040	21,907	22,356	21,646

(3)	The consolidated financial statements shown on pages 13 through 15 should be read in the context of the notes thereto provided in Appendix A of the Corporation’s 2004 Proxy Statement. The notes are an integral part of these statements.

Corporate 14 Exxon Mobil Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS(1)

(millions of dollars)	2003	2002	2001	2000	1999
Cash Flows from Operating Activities
Net income
Accruing to ExxonMobil shareholders	21,510	11,460	15,320	17,720	7,910
Accruing to minority and preferred interests	694	209	569	412	145
Cumulative effect of accounting change, net of income tax	(550)	—	—	—	—
Adjustments for non-cash transactions
Depreciation and depletion	9,047	8,310	7,848	8,001	8,175
Deferred income tax charges/(credits)	1,827	297	650	10	(1,439)
Annuity provisions	(1,489)	(500)	349	(425)	28
Accrued liability provisions	264	(90)	149	(237)	384
Dividends received greater than/(less than) equity in current earnings of equity companies	(402)	(170)	78	(387)	146
Extraordinary gain, before income tax	—	—	(194)	(2,038)	—
Changes in operational working capital, excluding cash and debt
Reduction/(increase) — Notes and accounts receivable	(1,286)	(305)	3,062	(4,832)	(3,478)
— Inventories	(100)	353	154	(297)	50
— Prepaid taxes and expenses	42	32	118	(204)	177
Increase/(reduction) — Accounts and other payables	1,130	365	(5,103)	5,411	3,046
Ruhrgas transaction	(2,240)	1,466	—	—	—
All other items — net	51	(159)	(111)	(197)	(131)

Net cash provided by operating activities	28,498	21,268	22,889	22,937	15,013

Cash Flows from Investing Activities
Additions to property, plant, and equipment	(12,859)	(11,437)	(9,989)	(8,446)	(10,849)
Sales of subsidiaries, investments, and property, plant, and equipment	2,290	2,793	1,078	5,770	972
Additional investments and advances	(809)	(2,012)	(1,035)	(1,648)	(1,476)
Collection of advances	536	898	1,735	985	387
Additions to other marketable securities	—	—	—	(41)	(61)
Sales of other marketable securities	—	—	—	82	42

Net cash used in investing activities	(10,842)	(9,758)	(8,211)	(3,298)	(10,985)

Cash Flows from Financing Activities
Additions to long-term debt	127	396	547	238	454
Reductions in long-term debt	(914)	(246)	(506)	(901)	(341)
Additions to short-term debt	715	751	705	500	1,870
Reductions in short-term debt	(1,730)	(927)	(1,212)	(2,413)	(2,359)
Additions/(reductions) in debt with less than 90-day maturity	(322)	(281)	(2,306)	(3,129)	2,210
Cash dividends to ExxonMobil shareholders	(6,515)	(6,217)	(6,254)	(6,123)	(5,872)
Cash dividends to minority interests	(430)	(169)	(194)	(251)	(219)
Changes in minority interests and sales/(purchases) of affiliate stock	(247)	(161)	(401)	(227)	(200)
Common stock acquired	(5,881)	(4,798)	(5,721)	(2,352)	(670)
Common stock sold	434	299	301	493	348

Net cash used in financing activities	(14,763)	(11,353)	(15,041)	(14,165)	(4,779)

Effects of exchange rate changes on cash	504	525	(170)	(82)	53

Increase/(decrease) in cash and cash equivalents	3,397	682	(533)	5,392	(698)
Cash and cash equivalents at beginning of year	7,229	6,547	7,080	1,688	2,386

Cash and cash equivalents at end of year	10,626	7,229	6,547	7,080	1,688

(1)	The consolidated financial statements shown on pages 13 through 15 should be read in the context of the notes thereto provided in Appendix A of the Corporation’s 2004 Proxy Statement. The notes are an integral part of these statements.

Exxon Mobil Corporation 15 Corporate

CAPITAL AND EXPLORATION EXPENDITURES(1)

(millions of dollars)	2003	2002	2001	2000	1999
Upstream
Exploration
United States	275	295	471	285	271
Non-U.S.	940	1,015	1,188	1,222	1,631

Total	1,215	1,310	1,659	1,507	1,902

Production(2)
United States	1,842	2,057	1,947	1,574	1,458
Non-U.S.	8,758	6,949	5,157	3,818	5,030

Total	10,600	9,006	7,104	5,392	6,488

Power and Coal
United States	8	5	5	6	12
Non-U.S.	165	73	48	28	26

Total	173	78	53	34	38

Total Upstream (Exploration, Production, Power and Coal)	11,988	10,394	8,816	6,933	8,428

Downstream
Refining
United States	998	670	524	632	475
Non-U.S.	768	685	514	703	550

Total	1,766	1,355	1,038	1,335	1,025

Marketing
United States	216	255	370	372	347
Non-U.S.	739	761	836	808	921

Total	955	1,016	1,206	1,180	1,268

Pipeline/Marine
United States	30	55	67	73	83
Non-U.S.	30	24	11	30	25

Total	60	79	78	103	108

Total Downstream (Refining, Marketing, and Pipeline/Marine)	2,781	2,450	2,322	2,618	2,401

Chemical
United States	333	575	432	351	663
Non-U.S.	359	379	440	1,117	1,580

Total Chemical	692	954	872	1,468	2,243

(1)	See Frequently Used Terms.
(2)	Including related transportation.

Corporate 16 Exxon Mobil Corporation

Capital and Exploration Expenditures(1) (continued)

(millions of dollars)	2003	2002	2001	2000	1999
Other Operations and Administrative
United States	64	45	126	45	93
Non-U.S.	—	32	32	7	72

Total other operations and administrative	64	77	158	52	165

Discontinued Operations
Non-U.S.	—	80	143	97	70

Grand total	15,525	13,955	12,311	11,168	13,307

Total Capital and Exploration Expenditures
United States	3,766	3,957	3,942	3,338	3,402
Canada	1,601	1,513	1,262	1,004	1,204
Latin America	217	441	717	677	744
Europe	3,046	2,919	2,564	2,255	3,255
Asia-Pacific	1,410	1,470	1,496	2,250	2,498
Other Eastern Hemisphere	5,485	3,655	2,330	1,644	2,204

Grand total	15,525	13,955	12,311	11,168	13,307

(1)	See Frequently Used Terms.

DISTRIBUTION OF CAPITAL AND EXPLORATION EXPENDITURES

(millions of dollars)	2003	2002	2001	2000	1999
Consolidated Companies’ Expenditures
Capital expenditures	12,857	11,499	9,943	9,017	10,666

Exploration costs charged to expense United States	256	220	213	133	232
Non-U.S.	735	679	941	780	993
Depreciation on support equipment(1)	19	21	21	23	21

Total exploration expenses	1,010	920	1,175	936	1,246

Total consolidated companies’ capital and exploration expenditures (excluding depreciation on support equipment)	13,848	12,398	11,097	9,930	11,891
ExxonMobil’s Share of Non-Consolidated Companies’ Expenditures
Capital expenditures	1,651	1,518	1,203	1,216	1,384
Exploration costs charged to expense	26	39	11	22	32

Total non-consolidated companies’ capital and exploration expenditures	1,677	1,557	1,214	1,238	1,416

Grand total	15,525	13,955	12,311	11,168	13,307

(1)	Not included as part of total Capital and Exploration Expenditures, but included as part of Exploration Expenses in the Consolidated Statement of Income, page 14.

Safety, Health & Environment 2003 HIGHLIGHTS • Record fewest safety incidents • Fewest environmental spills • Best energy efficiency performance in our refining business Guiding Principle ExxonMobil is committed to maintaining high standards of safety, health, and environmental care. We comply with all applicable environmental laws and regulations, and apply responsible standards where laws and regulations do not exist. Energy and chemicals are essential to society. ExxonMobil has shown that we can produce these valuable products while protecting the health and safety of people, and safeguarding the environment. Our goal is to drive injuries, illnesses, and operational incidents as close to zero as possible.

ExxonMobil is working to reduce greenhouse gas emissions by progressing breakthrough technology, such as in advanced fuels, fuel cells, and new combustion technology. Researchers utilize lasers to analyze the composition of a hydrocarbon flame to improve the efficiency and reduce the emissions from internal combustion engines.

Risk Management and Security

Risks are inherent in the energy and petrochemical businesses, including risks associated with safety, health, and the environment. ExxonMobil recognizes these risks and takes a systematic managed approach to mitigate their impact. In fact, the same rigor and discipline that underpins our investment program are also used in our approach to the management of our performance in safety, health, and the environment. ExxonMobil’s commitment is also supported by our investment in related science and technology, which will help improve our safety, health, and environmental performance.

Our Operations Integrity Management System (OIMS) is the primary tool that we use to conduct our operations and to assess and improve our safety, health, and environmental performance. OIMS enables us to measure our progress in these areas, plan future improvements and ensure management accountability for results. OIMS is designed to drive all operational incidents as close to zero as possible. OIMS also conforms with the International Standards Organization’s standard for environmental management systems (ISO 14001).

ExxonMobil has had a long-standing commitment to the protection of its people, facilities, information, and other assets. Security measures take into account perceived risk, cost and practicality, compliance with applicable laws, and recognition of social norms. To ensure that the Corporation’s expectations are met, security is being fully integrated into OIMS.

ExxonMobil’s technology helps improve our safety, health, and environmental performance.

Safety and Health

ExxonMobil has long been an energy industry leader in safety performance. We are committed to the highest standards of safety, health, and environmental performance. We believe that providing a safe work environment for our employees contributes to and is indicative of superior performance in other aspects of our operations.

In 2003, we had the fewest number of safety incidents in ExxonMobil history. We remain committed to learn from all incidents to achieve our goal that “nobody gets hurt”.

Environment

ExxonMobil is committed to continuously improving our environmental performance. We demonstrated a record fewest number of marine and total spill incidents in 2003. Our business units around the world develop detailed environmental business plans to identify and manage environmental risks and issues within local business plans and decisions.

We are taking a number of significant actions to improve our efficiency and reduce greenhouse gas emissions in our operations and in customer use of our products. For example, in the near-term, we are capturing significant energy efficiency improvements with our Global Energy Management System (GEMS) and cogeneration investments. In fact, we demonstrated a record-best energy efficiency performance in our refining business in 2003. ExxonMobil is an industry leader in the use of cogeneration, a much more efficient way to make steam and power than by conventional processes. We currently have interests in over 80 cogeneration facilities that produce nearly 2,900 megawatts of electricity. We are adding another $1 billion of investments that will increase our cogeneration capacity by another 30 percent by the end of 2005. We also worked with industry trade organizations to develop consistent greenhouse gas (GHG) measurement methodology and a transparent reporting format in order to report GHG emissions.

We are actively preparing to meet GHG regulatory requirements that are coming into effect in Europe and to participate in emissions trading as needed to ensure compliance.

In the longer term, we are progressing technologies that will significantly reduce emissions from the use of our products by our customers. The majority of GHG emissions arise from consumer use of fuels (87 percent), with the remainder from petroleum industry operations (13 percent). We are working with automobile manufacturers, universities, and government agencies to develop advanced fuels, fuel cells, and new combustion technologies. We are committed to further develop breakthrough technology to reduce GHG emissions through research projects, including initiating the largest privately funded academic technology initiative in history — the Global Climate and Energy Project (G-CEP) led by Stanford University. For more information, refer to the web site http://gcep.stanford.edu/.

As a leading supplier of clean-burning natural gas, ExxonMobil is well positioned to contribute to efforts to address greenhouse gas emissions through fuel switching. Natural gas is both cleaner burning and emits less GHG than oil or coal. The substitution of natural gas for coal in electricity generation is one of the most significant opportunities to reduce greenhouse gas emissions economically.

More Information

For more information regarding our commitment to safety, health, and the environment, refer to the following documents available on our website at www.exxonmobil.com.

• Corporate Citizenship Report (CCR)

• Report on Energy Trends, Greenhouse Gas Emissions, and Alternative Energy

Exxon Mobil Corporation 19 Safety, Health & Environment

Technology

ExxonMobil’s unparalleled commitment to the development and application of industry-leading technologies provides the business with opportunities to discover, produce, refine, and market oil and gas resources not available to competitors. Our technology development efforts are matched to our business needs through a rigorous prioritization and stewardship process that ensures decisions are based on sound technical and economic evaluation. Our emphasis is on proprietary research. We balance our investment between technology extensions, which can be rapidly deployed to our existing operations, and breakthrough research that can have a significant and lasting impact on the Corporation and industry.

UPSTREAM TECHNOLOGY

Broadest Portfolio of Upstream Technologies

ExxonMobil maintains the industry’s largest proprietary upstream technology research and development effort, investing more than $200 million annually. These technologies support the full spectrum of upstream activities, from earliest exploration to enhanced recovery and field depletion and are applied to the full range of the world’s largest and most diverse upstream portfolio.

We maintain industry leadership in all of the fundamental technical elements of the upstream business such as basin analysis; seismic acquisition, processing and interpretation; reservoir modeling and simulation; drilling, and facilities design, and gas commercialization technologies through dedicated ongoing research efforts. Initiatives on promising new breakthrough technologies are pursued when ideas with extraordinary potential are identified.

Sediment deposition tank at the Upstream Research Company. ExxonMobil pioneers technologies for integrating laboratory experiments, numerical models, and knowledge of modern environments. If successful, these innovative techniques could lead to more accurate predictions of the distribution of reservoir rock properties in the subsurface and lower the cost of finding and developing new fields.

Optimum Technology Deployment

ExxonMobil’s Upstream functional organization enables the most effective, lowest cost, and timely deployment of technology to all of our projects worldwide. Rigorous processes within the Upstream functional companies ensure that every project plan appropriately incorporates the latest technologies. Each company has active learning processes in place to rapidly gather and disseminate technical best practices to leverage ExxonMobil’s unparalleled experience.

Training on a continuous basis is a cornerstone of ExxonMobil’s commitment to the development and application of cutting-edge technologies. A new 100 thousand square foot Upstream Training Center in Houston, Texas, is scheduled for completion in mid-2004. This new, state-of-the-art facility will help ensure that our employees are equipped to effectively apply the latest technology to ExxonMobil assets worldwide.

Gas versus liquids prediction. Developing a three-dimensional understanding of a basin, including hydrocarbon sources, migration pathways, trapping elements, and reservoirs provides focus and efficiency to exploration efforts and has long been a key component of ExxonMobil’s Upstream research. ExxonMobil’s proprietary Stellar basin-modeling software has been combined with other technologies to generate a process for more accurately predicting the types of hydrocarbons that might be present in a prospect. This capability has influenced drilling programs in west Africa and elsewhere, helping reduce the overall risk of drilling an uneconomic well.

Early Production System (EPS) at Xikomba in Angola Block 15.ExxonMobil is an industry leader in the use of an EPS.EPS’s are used by ExxonMobil to accelerate production from new discoveries months or years ahead of more traditional, full field installations.ExxonMobil’s unique functional organization recognized the opportunity, identified the technology elements, and efficiently deployed EPS’s at three fields in west Africa during late 2002 and 2003.

New Opportunities Through Upstream Technology

Superior technology, applied across each of the company’s business functions, has created profitable new opportunities. Capabilities, such as those that enable the recognition of new prospects, the ability to drill and produce in ever deeper and more hostile environments, and those that improve the recovery of unconventional resources are creating entirely new business opportunities worldwide. New technology developments that reduce cost and development cycle time not only improve overall profitability, but make previously high-cost resources competitive. ExxonMobil’s broad portfolio of upstream technology is a critical advantage in competing for upstream opportunities in resource-rich countries.

Tight gas stimulation research. ExxonMobil has developed and patented new techniques to rapidly stimulate large vertical intervals (several thousand feet) in wellbores to reduce the cost of producing gas from low permeability reservoirs. ExxonMobil has also successfully applied and further optimized the technology of employing multiple fracture treatments in deep horizontal wells.It has been proven as a feasible technique to develop extremely tight and deep gas formations where vertical wells with massive hydraulic fractures are not economic.Continued success in the development and refinement of these techniques could enable the profitable production of significant volumes of natural gas in the western United States and elsewhere. Large membrane LNG carrier. ExxonMobil has pioneered LNG production and transportation capabilities that will reduce the unit cost of LNG by over 30 percent relative to current technology.These cost reductions have been a result of larger (+60 percent), more efficient manufacturing trains and larger ships (+40 percent). To fully capture the cost advantage of these large ships, ExxonMobil performed state-of-the-art testing and analytical work to validate the feasibility of membrane tanks that are larger than those presently used by industry.As a result of cost efficiencies, the Corporation is expanding the profitable range of LNG deliveries from Qatar, where ExxonMobil has been working with Qatar Petroleum to develop the North Field, the world’s largest non-associated gas field. Sakhalin drilling operations. The ability to operate cost effectively in harsh arctic environments will be increasingly important in the future.More than 25 years of arctic technology development and experience supports the profitable development of resources in remote areas such as offshore Sakhalin Island, Russia.ExxonMobil technology contributed to the design of an ice-resistant offshore platform. In addition, proprietary tools enabled the design of extended-reach wells that are developing oil and gas reserves over five miles offshore from onshore drill sites.

Exxon Mobil Corporation 21 Technology

DOWNSTREAM & CHEMICAL TECHNOLOGY

Collaboration with Engine Manufacturers Leads to Development of Products that Reduce Emissions

ExxonMobil’s competitive leadership in advanced lubricants and fuels research is recognized by many of the world’s leading engine manufacturers. We are collaborating with several companies on research into how to significantly reduce emissions, particularly nitrogen oxide (NOx) and particulate matter (PM), while at the same time improving engine efficiency — a critical technical challenge for both of our industries. Advancements in this area are critical. By 2007 to 2008, many markets around the world will require up to a 90 percent reduction from today’s levels of automotive emissions.

Reducing emissions. ExxonMobil is working with Original Equipment Manufacturers to investigate a range of technologies that will reduce NOx emissions.The effort combines the expertise of the companies in the areas of combustion science, computer modeling, exhaust catalysis and engine control.We have modified the ignition quality tester, a critical device for testing engine performance, to better study the interaction of fuel molecules with new strategies that could reduce NOx from engine exhaust.We are also working on new catalyst materials for use in further reducing NOx emissions that come from the engine tailpipe.Successfully combining these technologies will speed the development and commercialization of new high efficiency diesel engine systems. High-quality basestocks. The new Synesstic Alkylated Naphthalene (AN) basestocks product line, designed to enhance the performance of synthetic lubricants, is now being offered to our customers.When used as blendstock with other synthetic fluids such as polyalphaolefins, Synesstic AN products enhance the stability and performance of many industrial and automotive lubricants. By combining our extensive expertise in refinery processes with proprietary catalysts developed in our research facilities, we have developed cutting-edge, cost-effective solvent and catalytic process lube technologies.This new proprietary catalyst technology was recently installed in an existing reactor at our Fawley, United Kingdom, refinery.In June, the refinery began producing Visom, a very high-quality lubricant base oil, designed to meet the new stringent requirements of European high-performance engine oils.

Leveraging Technology to Meet Market Needs

ExxonMobil has a long history of developing new technologies in refining and chemical manufacturing, to both improve efficiency and provide new solutions to meet market needs.

In refining, ExxonMobil’s SCANfining technology has been selected for over 30 ExxonMobil and licensee units to enable production of low sulfur gasoline. Once these units are operational, nearly 1 million barrels per day of low sulfur gasoline will be produced using this technology. The SCANfining process can help achieve gasoline pool sulfur specifications as low as 10 parts per million, while maintaining octane levels.

More than 20 aromatics producers throughout the world have licensed ExxonMobil’s xylene isomerization catalyst. Our new XyMax-2 is a proprietary zeolite shape-selective catalyst that improves xylene isomerization for aromatics manufacture. When installed in existing conventional xylene isomerization units, XyMax-2 technology can increase paraxylene capacity up to 40 percent with minimal hardware modification.

Technology 22 Exxon Mobil Corporation

New products with enhanced properties. ExxonMobil launched the new family of Vistamaxx specialty elastomers, a revolutionary new platform that combines the company’s strengths in catalyst technology, product design and process development to deliver new levels of performance across a broad range of customer applications.The new polymers are derived from ExxonMobil’s proprietary Exxpol metallocene catalyst technology and polymerization reactor processes. Vistamaxx products can improve the elasticity, softness, adhesion, strength and durability of our customers’products.The new products give ExxonMobil one of the broadest portfolios of ethylene elastomers in the world. ExxonMobil pioneered the use of metallocene catalysts for polyethylene and polypropylene in 1995.As we continue to innovate and build our Exxpol catalyst platform, we introduced second-generation Exceed and Achieve polyolefins. These new polymers with improved mechanical properties and processability benefit customers in many markets, including the designers and creators of packaging and non-woven fabrics.

Strengthening Research and Development Capability

ExxonMobil’s research laboratories are developing new technologies that will significantly enhance our ability to develop new materials and lead to faster-paced development of new chemicals, lubricants and fuels products.

High Throughput Experimentation (HTE) is a combination of technologies in experimental design, materials synthesis and testing, combined with advanced data analysis and visualization tools that have delivered exciting results in the development of new chemical catalysts.ExxonMobil and Symyx Technologies have formed an alliance that leverages the in-house technical strengths of each company and will lead to the application of this technology across our entire Downstream and Chemical portfolio.HTE uses micro-reactors and robotics to generate hundreds of unique materials at a time and test them automatically.This approach delivers results much faster than traditional research at a fraction of the cost, greatly enhancing the company’s competitive advantage. Technology centers. ExxonMobil Chemical scientists and researchers are located in a network of technology centers where they develop products and processes to meet the needs of the market.Working in partnership with customers, and using our multi-layer blown-film lines, they recently developed enhanced film structures.These new films combine lower cost, outstanding toughness, and exceptional optical properties. Technology marketing capability. Badger Licensing LLC, a joint venture to develop, market, and license ethylbenzene (EB) and cumene technologies, was formed by ExxonMobil Chemical and Stone & Webster, Inc.These licensed processes are based on ExxonMobil’s proprietary zeolite catalysts.The joint venture combines ExxonMobil catalyst and process expertise with Badger development capabilities to enhance technology in the field of EB, cumene, and derivative chemical products.Almost half of the world’s chemical-grade benzene supply is processed using these technologies from Badger Licensing LLC.

Exxon Mobil Corporation 23 Technology

Upstream

ExxonMobil has Upstream activities in nearly 40 countries and is a leading producer both onshore and offshore.

United States
Canada
Netherlands
Norway
Azerbaijan
Germany
Kazakhstan
United Kingdom
France
Japan
Chad
Nigeria
Cameroon
Equatorial Guinea
Venezuela
Angola
Argentina
Abu Dhabi
Yemen
Qatar
Malaysia
Thailand
Papua New Guinea
Indonesia
Australia
2003 Upstream Activities
Major 2003 Oil and Gas Resource Additions
Key 2003 Acreage Additions and New Agreements
2003 Producing Countries Are Listed

ExxonMobil

ExxonMobil has Upstream activities in nearly 40 countries an is leading producer bother onshore and offshore. Drilling operations using the world’s largest onshore drilling rig began on Sakhalin Island, Russia, during 2003. Record extended-reach wells of over 5 miles offshore helped improve profitability by minimizing the need for offshore installations. Construction and planning activities are underway for seven additional LNG trains with start-ups from 2004-2011. Larger and more efficient LNG trains, combined with larger ships, have increased the global reach of Qatar LNG.

Exploration, Development, Production, and Gas and Power Marketing

Upstream Strategies

Although business conditions and opportunities change from year to year, ExxonMobil employs a set of long-term fundamental strategies in its worldwide exploration, development, production, and gas and power marketing businesses. These strategies are supported by an unparalleled commitment to technology. Superior execution of these strategies through our global functional organization across what we believe is the best Upstream asset portfolio in the industry distinguishes ExxonMobil from competition. These key strategies are:

•	Maximize profitability of existing oil and gas production

•	Identify and pursue all attractive exploration opportunities

•	Invest in projects that deliver superior returns

•	Capitalize on growing natural gas and power markets

Industry Conditions

•	World oil demand increased by about 1.4 million barrels per day in 2003. World natural gas consumption increased by about 6 billion cubic feet per day in 2003.

•	Brent oil prices averaged almost $29 per barrel in 2003, up about $4 per barrel versus 2002.

•	Natural gas prices in the United States were volatile, but on average were 74 percent higher versus 2002. In Europe, natural gas prices were up 23 percent versus 2002 and up 7 percent excluding foreign exchange effects.

     2003 HIGHLIGHTS

Earnings were $14.5 billion, up 51 percent and an all-time record, primarily due to higher oil and natural gas prices throughout the year and the gain on the transfer of shares in Ruhrgas AG.

Return on average capital employed was 30.4 percent in 2003, averaging 25 percent over the past five years.

Profit per oil-equivalent barrel was $9.25, excluding income from Upstream power and coal activities.

Total liquids and gas production available for sale remained at 4.2 million oil-equivalent barrels per day, exceeding all competitors.

Proved oil and gas reserve additions totaled 1.7 billion oil-equivalent barrels, replacing 105 percent of reserves produced, including asset sales (107 percent with sales excluded). This is the 10th year in a row that ExxonMobil has more than replaced reserves produced.

At 22.0 billion oil-equivalent barrels, ExxonMobil’s proved reserves are the highest in the industry.

Resource base additions totaled 2.1 billion oil-equivalent barrels in 2003, with key contributions from Qatar, Angola, Canada, Nigeria, Brazil, Kazakhstan, and the U.S.

Finding costs were $0.58 per oil-equivalent barrel.

Major projects expected to develop up to 25 billion net oil-equivalent barrels of resources are underway, providing a solid basis for future profitable production growth.

Statistical Recap	2003	2002	2001	2000	1999
Earnings (millions of dollars)	14,502	9,598	10,736	12,685	6,244
Liquids production (thousands of barrels per day)	2,516	2,496	2,542	2,553	2,517
Natural gas production available for sale (millions of cubic feet per day)	10,119	10,452	10,279	10,343	10,308
Oil-equivalent production (thousands of barrels per day)	4,203	4,238	4,255	4,277	4,235
Proved reserves replacement, excluding sales (percent)	107	118	111	112	106
New field resource additions (millions of oil-equivalent barrels)	2,110	2,150	2,490	2,120	1,530
Average capital employed (millions of dollars)	47,672	43,064	40,029	41,218	41,111
Return on average capital employed (percent)	30.4	22.3	26.8	30.8	15.2

Capital and exploration expenditures (millions of dollars)	11,988	10,394	8,816	6,933	8,428

Exxon Mobil Corporation 25 Upstream

UPSTREAM COMPETITIVE ADVANTAGES

ExxonMobil’s industry-leading, world-class and geographically diverse Upstream portfolio spans nearly 40 countries. It includes a resource base totaling 72 billion oil-equivalent barrels, 4.2 million oil-equivalent barrels per day of production in 25 countries, in excess of 100 major production and development projects, nearly 13,300 megawatts of electrical generation capacity, and global gas and power marketing activities.

Strong Diverse Production Base

Large, highly profitable, and established oil and gas operations in North America, Europe, Asia-Pacific, west Africa, and the Caspian form the strong foundation of our portfolio. These areas include long-life producing fields that have significant near-term potential for discovering and developing new near-field opportunities using existing infrastructure. Our existing asset base includes over 60 thousand productive wells from 8,300 reservoirs and nearly 600 offshore platforms. We invest in active work programs to maintain this profitable base. ExxonMobil’s production portfolio includes a wide variety of producing assets, and this diversity of experience provides a foundation for efficient incorporation of new production.

Wide Range of Profitable Growth Opportunities

ExxonMobil maintains the largest portfolio of development and exploration opportunities in the industry, which enables the selectivity required to optimize total profitability and mitigate overall political and technical risks in the Upstream segment.

As future development projects bring new resources on-line, we expect a shift in the geographic mix of production volumes between now and 2010. For example, ExxonMobil holds a strong position and is investing in resource-rich regions including west Africa, the Caspian, the Middle East, and Russia.

In addition to a changing geographic mix, we also expect a change in the type of opportunities from which volumes are produced. Production from non-conventional sources using arctic technology, deepwater drilling and production systems, heavy oil recovery processes, and LNG is expected to grow from 20 percent to 40 percent of our output between now and 2010.

Exploration acreage totals 51 million acres in 30 countries. In addition, initiatives are underway worldwide to participate in emerging, high potential but previously inaccessible regions offering the potential for future growth opportunities.

Upstream 26 Exxon Mobil Corporation

Commitment to Technology

ExxonMobil’s long-standing commitment to the development and application of leading-edge Upstream technology is unmatched in the industry and provides a sustainable competitive advantage. Technology is the lifeblood of our business. It allows us to maximize value by increasing recoverable resources, reducing costs, and creating new markets for our products. We manage technology development and application with the same disciplined approach we use in making all of our business decisions. Our approach to technology and our track record of developing new industry-leading technology serve us well in countries where we have an established business presence, and in emerging areas where we are positioned to be the partner of choice. Technology is, and will continue to be, fundamental to our business success.

Unique Global Functional Organization

ExxonMobil has an experienced, dedicated and diverse workforce of exceptional quality. We are well organized to execute our strategies. Our functional organization, structured around the life cycle of an asset, provides a significant competitive advantage. This allows us to establish priorities on a global basis, effectively leverage the transfer of technology and best practices across our vast worldwide portfolio, focus on operational excellence in all aspects of our business and efficiently deploy experienced people with the right skills. This approach yields significant advantages in both cost efficiencies and our ability to recognize and respond to the changing business environment.

Financial Strength and Disciplined Approach

ExxonMobil’s financial strength and access to capital is a competitive advantage that allows us to pursue all attractive projects that achieve acceptable returns. We continually invest in our existing asset base to increase resource recovery, maximize profitability and extend economic life. Potential projects are tested over a wide range of economic scenarios to ensure resiliency in expected returns. They are evaluated for strategic fit and long-term advantage versus competition, and they undergo a rigorous reappraisal process to ensure relevant lessons are learned and improvements are incorporated into future decisions. This disciplined approach to making investments and managing assets clearly distinguishes us from competition.

We devote the same discipline to managing our operations around the world every day and maintain a relentless focus on operational excellence, efficiency, and productivity gains.

Exxon Mobil Corporation 27 Upstream

RESOURCES AND PROVED RESERVES

Resource Base

The size, quality and breadth of ExxonMobil’s total inventory of discovered oil and gas resources are major strengths of the company. ExxonMobil’s discovered resource base now stands at 72 billion oil-equivalent barrels (31 percent proved). It has grown by over 25 percent, or over 15 billion oil-equivalent barrels, during the last 10 years.

The resource base is updated annually to add new discoveries and resource acquisitions and to reflect any changes in estimates of existing resources. ExxonMobil refers to new discoveries and acquisitions of discovered, but undeveloped, resources as new field resource additions. The company includes only those resources it believes are likely to be produced in the future. Adjustments to existing field resources reflect changes in recovery expectations resulting from new technologies and any other revisions (positive or negative) resulting from field drilling and ongoing evaluation. During the update process, volumes produced or sold during the year are removed from the resource base.

Resources are classified as either proved or non-proved. Non-proved resources are moved to proved reserves once technical and commercial confidence support a development decision.

Resource base, resources, recoverable oil, recoverable hydrocarbons, recoverable resources: include quantities of oil and gas that may not yet be classified as proved reserves, but are likely to be moved to proved reserves and produced in the future.

Proved oil and gas reserves: estimated quantities of crude oil, natural gas, and natural gas liquids that geologic and engineering data show will be recoverable with reasonable certainty given existing economic and operating conditions (i.e., prices and costs at the date of the estimate). ExxonMobil records proved reserves in conjunction with significant funding commitments made toward the development of the reserves.

•	Includes 100 percent of majority-owned affiliates’ proved reserves.

•	Includes ExxonMobil’s percentage ownership of equity company proved reserves.

•	Condensate is included in crude oil reserves.

•	Can only consider price changes provided for by existing contracts.

•	Can assume substantial new investment will be required.

In this report, we include proven reserves from Syncrude tar sands operations in Canada as part of our total proved reserves. Syncrude reserves are reported separately as a mining operation in SEC filings.

Reserve bookings for certain deepwater fields may be made prior to conducting flow tests due to safety and cost implications of such tests. In those situations, other industry-accepted analyses are used.

Proved developed reserves: volumes recoverable through existing wells with existing equipment and operating methods.

Proved undeveloped reserves: volumes expected to be recovered as a result of future investments.

Upstream 28 Exxon Mobil Corporation

Proved Reserves

At year-end 2003, the resource base included 22 billion oil-equivalent barrels of proved oil and gas reserves. ExxonMobil added 1.7 billion oil-equivalent barrels to proved reserves in 2003, while producing 1.6 billion oil-equivalent barrels, and replacing 107 percent of reserves produced, excluding sales. Including sales and Syncrude production, we replaced 105 percent of reserves produced. This is the 10th consecutive year that the company’s reserves replacement has exceeded 100 percent.

Excluding sales, the company has added 19 billion oil-equivalent barrels to proved reserves over the last 10 years (18 billion oil-equivalent barrels including sales), more than replacing production. Over the last five years, reserves have been added at an average replacement cost of $4.77 per oil-equivalent barrel.

ExxonMobil has consistently made net upward revisions to estimates of proved reserves in existing fields. These revisions have averaged 662 million oil-equivalent barrels per year over the last five years, and have resulted from effective reservoir management and the application of new technology. In 2003, upward revisions were made at fields such as Zafiro in Equatorial Guinea, Guntong in Malaysia, Yoho in Nigeria, and Groningen in the Netherlands.

Development drilling in 2003 within existing fields is expected to add 603 million oil-equivalent barrels of reserves at a cost of less than $3.15 per oil-equivalent barrel.

The development of new fields discovered through exploration and extensions of existing fields has added 1 billion oil-equivalent barrels per year to proved reserves over the past five years. These include proved additions in 2003 in the United Kingdom, Norway, Kazakhstan, Qatar, Russia, Angola, and Azerbaijan.

ExxonMobil’s proved reserve base of 22 billion oil-equivalent barrels equates to a reserve life at current production rates of nearly 14 years.

Resource Base Changes

		5-Year
(billions of oil-equivalent barrels)	2003	Average
New field resource additions/acquisitions	2.1	2.1
Existing fields	0.1	0.3
Production	(1.6)	(1.6)
Sales	(0.3)	(0.1)

Net change	0.3	0.7

Proved Reserves Additions

		5-Year
(millions of oil-equivalent barrels)	2003	Average
Revisions	619	662
Discoveries/extensions	961	990
Improved recovery	116	127
Purchases	2	1

Total	1,698	1,780
Production	1,587	1,607
Reserve replacement (percent)	107	111

Exxon Mobil Corporation 29 Upstream

MAJOR DEVELOPMENT PROJECTS

	Target Peak
	Production (Gross)		ExxonMobil Working
Project Start-Ups	Liquids	Gas	Interest
	(kBD)	(MCFD)	(%)
2003
Angola — Jasmim	50	—	20	●
Angola — Xikomba	90	—	40	■
Canada — Aurora Phase 2	90	—	25	●
Canada — Sable Offshore Energy Tier 2	15	365	60	■
Chad — Doba	225	—	40	■
Equatorial Guinea — Zafiro Southern Expansion EPS	110	—	71	■
Malaysia — Angsi Phase 3	30	15	50	■
Malaysia — Bintang	5	305	50	■
Nigeria — Amenam/Kpono	115	—	10	●
Norway — Fram West	60	70	25	●
Norway — Grane	220	—	26	●
Norway — Mikkel	25	175	33	●
Norway — Ringhorne	90	35	100	■
U.K. — Carrack	5	160	49	●
U.K. — Penguins	40	70	50	●
U.S. — Princess Phase I	55	110	16	●
2004 (Projected)
Angola — Kizomba A	250	—	40	■
Nigeria — Bonga	200	150	20	●
Norway — Sleipner West Alpha North	15	195	32	●
Norway — Sleipner West Compression	20	110	32	●
Qatar — RasGas Train 3	30	725	29	t
U.K. — Goldeneye	30	260	39	●
U.K. — Scoter	5	100	44	●
2005 (Projected)
Azerbaijan — Azeri-Chirag-Gunashli (ACG)	1,000	—	8	●
Nigeria — Etim/Asasa B PM	25	—	40	■
Qatar — Al Khaleej Gas	40	740	100	■
Qatar — RasGas Train 4	45	740	30	t
Russia — Sakhalin I (Chayvo)	250	1,000	30	■
U.K. — Arthur	—	120	70	■
U.S. — Orion	55	—	36	●
U.S. — Princess Phase II	35	120	16	●
U.S. — Thunder Horse	250	200	25	●

	Target Peak
	Production (Gross)		ExxonMobil Working
Project Start-Ups	Liquids	Gas	Interest
	(kBD)	(MCFD)	(%)
2006 (Projected)
Angola — Dalia	225	—	20	●
Angola — Kizomba B	250	—	40	■
Canada — Cold Lake CEO	20	—	100	■
Canada — Syncrude — SW Quad	90	—	25	●
Indonesia — Banyu Urip	165	20	*	■
Kazakhstan — Tengiz Expansions	440	100	25	●
Malaysia — Guntong Hub	55	715	50	■
Netherlands — Groningen Clusters	—	1,840	30	●
Nigeria — Bosi Oil	50	—	56	■
Nigeria — East Area Additional Recovery	145	—	40	■
Nigeria — Erha	150	—	56	■
Nigeria — Usan	115	—	30	●
Norway — Kristin	140	500	11	●
Norway — Statfjord Late Life	70	370	21	●
U.S. — Ursa Pressure Maintenance	45	55	16	●
2007+ (Projected)
Angola — Kizomba C	250	—	40	■
Angola — LNG	50	800	14	●
Angola — Rosa Area	100	—	20	●
Australia — Kipper/Tuna	25	270	32	■
Canada — Kearl Lake	180	—	*	■
Canada — Mackenzie Gas Project	15	800	44	■
Italy — Tempa Rossa	50	10	25	●
Kazakhstan — Kashagan	1,200	—	17	●
Nigeria — Bonga SW	145	110	20	●
Nigeria — East Area Natural Gas Liquids	40	—	51	■
Nigeria — Satellite Projects	45	—	40	■
Nigeria — Usari D & E	30	—	40	■
Nigeria — Usari WIP	30	—	40	■
Norway — Ormen Lange	30	2,100	7	●
Norway — Tyrihans	70	235	9	●
Qatar — Al Khaleej Gas (Future Phases)	120	925	100	t
Qatar — Qatargas II	160	2,500	15-30	t
Qatar — RasGas Train 5	45	740	30	t
Qatar — RasGas Trains 6 & 7	160	2,500	30	t
U.S. — Alaska Gas Pipeline	—	4,500	36	**
U.S. — Point Thomson	75	—	36	■

Operatorship:

■	=	ExxonMobil Operated

t	=	Joint Operation

●	=	Operated by Others

*		Under negotiation.

**		Not yet determined.

Upstream 30 Exxon Mobil Corporation

UPSTREAM OVERVIEW

Global Gas and Power Marketing

To capitalize on growing gas markets, ExxonMobil’s Gas and Power Marketing Company has a global focus and clear mandate to add value from the gas source through to the customer.

The objectives are to:

•	Identify, develop, and capture markets to support the growth of equity natural gas volumes

•	Maximize the value of natural gas, natural gas liquids, helium, CO2, power sales, and assets

•	Minimize delivered cost of natural gas, natural gas liquids, and power

Leveraging Global Expertise to Maximize Value

ExxonMobil is the world’s largest nongovernment marketer of equity (own production) gas. Sales of equity production in 2003 exceeded 10 billion cubic feet per day, and total gas sales were almost 16 billion cubic feet per day. Our steps to focus on selling equity production gas have resulted in lower total gas sales, since we reduced our purchase and resale volumes, which historically occurred through participation in Ruhrgas AG and other activities. Sales were made in over 25 countries and across five continents, in every major gas market in the world. The company participated in LNG joint ventures with a combined gross capacity of 22 million metric tons per year, nearly 20 percent of global industry capacity, making ExxonMobil one of the largest LNG suppliers in the world.

ExxonMobil has access to a broad portfolio of both established gas resources, which are close to existing gas markets, and new gas field developments that will be commercialized to meet growing demand in both mature and emerging markets. The total resource base is 182 trillion cubic feet of net discovered resources (including 55 trillion cubic feet of proved reserves), which provides a solid foundation for profitable growth.

The company has leading-edge LNG, gas-to-liquids, gas pipeline, and power generation technologies. In addition, the company is pursuing industry-first technology aimed at expanding opportunities for commercializing natural gas. Our expertise in integrating these advanced technologies with global market requirements, strong financial position, and our understanding of transportation networks, project economics, and regulatory structures provides a substantial competitive advantage. The ability to participate effectively in nearly all sectors of the gas business around the world is essential to optimizing a substantial base business and commercializing our large remote resources in an ever-changing market.

ExxonMobil has significant holdings in the electric power business, with interests in nearly 13,300 megawatts of generation capacity, including 2,900 megawatts of cogeneration. In addition, more than 800 megawatts of cogeneration are currently under construction. We also have created a power Center of Expertise to efficiently manage our spending on energy, evaluate new opportunities for generation, especially cogeneration, and assist in gas monetization initiatives.

Exxon Mobil Corporation 31 Upstream

NORTH AMERICA

ExxonMobil has the industry’s largest portfolio of proved reserves and production in North America. North American operations contributed about 36 percent of ExxonMobil’s 2003 worldwide production on an oil-equivalent basis and 37 percent of Upstream earnings.

United States

ExxonMobil is one of the largest oil and gas producers and reserve holders in the United States. The company’s well-established portfolio is geographically diverse with significant positions in all major producing regions including Alaska, onshore Gulf Coast, shelf and deepwater areas of the Gulf of Mexico, onshore and offshore California, and the mid-continent region. U.S. properties contributed 23 percent of the company’s net oil and gas production in 2003 and accounted for 23 percent of proved reserves at year end.

The U.S. Upstream continues to provide a significant contribution to ExxonMobil profitability through a sizable but selective drilling program, investments in the existing base, as well as in attractive new projects, and continued operational efficiency improvements. Technology and quality reservoir management enhance the long-term performance of each field. Base production decline is mitigated through active workover and development drilling programs. In 2003, this program included the drilling of nearly 1,300 wells (gross). We continue to focus on divesting mature, higher-cost properties to prioritize our resources on the highest-value opportunities.

In 2003, further operational efficiencies were realized through the consolidation of the company’s United States production activities into one organization.

Development of this deepwater discovery (water depth 6,300 feet) in the central Gulf of Mexico will include a semi-submersible floating production, drilling, and quarters unit with up to 20 direct access subsea wells plus additional subsea wells connected from locations nearby. Oil exports will occur via the joint-venture Proteus and Endymion pipeline systems to southern Louisiana. Drilling and construction activities are underway, with start-up projected for 2005. Thunder Horse High-pressure acid gas injection will replace existing sulfur recovery units at the Shute Creek Treating Facility in La Barge, Wyoming. Currently under construction, the project includes two injection wells and a 110 megawatt power cogeneration unit. The project will increase the existing plant capacity from 650 to 720 million cubic feet per day. Start-up of the first cogeneration turbine is planned for early 2004, with acid gas injection commencing later in the year. Expected Production Rate (gross) Target Acid Gas Injection Rate

Upstream 32 Exxon Mobil Corporation

In the western United States, ExxonMobil operates a multi-well tight gas exploration and production program in the Piceance Basin of northwestern Colorado. Exploration drilling will continue through 2004 to assess the gas resources on the company’s extensive acreage holdings. Ongoing development drilling and production activities are advancing commercialization of these resources through the application of new multi-stage fracturing technology.

In Alaska, ExxonMobil is the largest resource owner in the Prudhoe Bay field (ExxonMobil interest, 36.4 percent). The ExxonMobil-operated Point Thomson gas-injection project (ExxonMobil interest, 36 percent) is designed to produce condensate in advance of major gas sales from the North Slope. Engineering design has progressed and additional efforts are underway to advance commercialization of this resource.

Deepwater Gulf of Mexico

ExxonMobil has one of the leading deepwater acreage positions with interests in 593 deepwater blocks (about 3.4 million gross acres). With producing fields contributing 361 thousand oil-equivalent barrels per day of gross production, development projects underway, participation in high-potential discoveries, and a strong inventory of prospects, ExxonMobil is well positioned for future growth.

Exploration drilling on the St. Malo prospect (ExxonMobil interest, 3.8 percent) in Walker Ridge resulted in a significant discovery. Additional drilling is planned on several prospects that have been delineated within the 86 nearby ExxonMobil interest blocks. ExxonMobil acquired interest in 30 deepwater and 12 shallow-water leases in 2003, further strengthening our position in high-potential areas of the Gulf of Mexico.

In 2003, initial production began from the first phase of the Princess subsea development (ExxonMobil interest, 16 percent) located in 3,800 feet of water. This initial development is tied back to the Ursa tension leg platform and consists of three subsea wells that will develop over 100 million oil-equivalent barrels (gross) and is targeted to produce at a peak rate of 55 thousand barrels of oil and 110 million cubic feet of gas per day. Further development is planned that is expected to raise the total gross ultimate recovery to over 175 million oil-equivalent barrels.

Construction of the world’s largest semi-submersible production and drilling vessel continues for the Thunder Horse development (ExxonMobil interest, 25 percent).

Canada

ExxonMobil is the largest crude oil producer in Canada, a leading natural gas producer, and holds the largest resource position through its wholly-owned affiliate ExxonMobil Canada and its majority-owned affiliate Imperial Oil (ExxonMobil interest, 69.6 percent). The company has a significant presence in major development projects offshore eastern Canada and a well-established production base with expansion opportunities in western Canada.

Exxon Mobil Corporation 33 Upstream

North America (continued)

Conventional Oil and Gas

The ExxonMobil-operated Sable Offshore Energy Project (SOEP) (ExxonMobil interest, 51 percent; Imperial Oil interest, 9 percent) consists of six fields that are estimated to contain recoverable hydrocarbons of approximately 2.1 trillion cubic feet of natural gas and over 90 million barrels of natural gas liquids (gross). Production in 2003 was over 430 million cubic feet per day of natural gas (gross) and 16 thousand barrels per day of liquids (gross) from the initial three-field development.

Natural gas from SOEP is transported to markets in the Canadian Maritime Provinces and the northeastern United States via the Maritimes and Northeast Pipeline (ExxonMobil interest, 12.5 percent).

Sable Offshore Energy Project Tier 2

Expected Production Rate (gross) Liquids	15 kBD
Natural Gas	365 MCFD
Total Project Investment	$2.4 billion
ExxonMobil Working Interest	60%
Scheduled Start-Up	2003-2006

Located 125 miles off Nova Scotia in 70-250 feet of water, the Sable Tier 2 project will add satellite platforms, interconnecting pipelines, compression facilities and satellite processing upgrades to the existing Tier 1 development. Alma, the first of the Tier 2 developments, is connected to the host platform, Thebaud, via a 32 mile flowline and is designed to produce 120 million cubic feet of gas per day and 3 thousand barrels of associated liquids per day. First production from Alma occurred in November 2003.

The Alma design is being utilized in the second Tier 2 development, South Venture, which is expected to add 140 million cubic feet of gas production per day. Start-up of South Venture is expected in 2005.

The Terra Nova development (ExxonMobil interest, 22 percent) located 200 miles southeast of St. John’s, Newfoundland, is producing 134 thousand barrels of oil per day (gross). Located in 300 feet of water, Terra Nova consists of a unique, harsh-environment-equipped Floating Production, Storage, and Offloading (FPSO) vessel and 24 subsea wells that are expected to recover 380 million oil-equivalent barrels (gross).

The company also operates and holds a 33.1 percent interest in the Hibernia oil field. Hibernia, located 195 miles southeast of St. John’s, Newfoundland, holds an estimated 670 million barrels (gross) of remaining recoverable oil. Optimization and debottlenecking efforts increased production capacity from 180 thousand barrels per day to 215 thousand barrels per day (gross). Also offshore Newfoundland, commercialization studies continue on the Hebron oil discovery (ExxonMobil interest, 38 percent).

ExxonMobil Canada and Imperial Oil successfully participated in a tender for eight high-potential frontier deepwater exploration blocks in the Orphan Basin located offshore Newfoundland (ExxonMobil interest, 25 percent; Imperial Oil interest, 25 percent). Blocks were awarded in January 2004.

Heavy Oil and Tar Sands Development

The Cold Lake field (Imperial Oil interest, 100 percent) and the Syncrude tar sands operation (Imperial Oil interest, 25 percent) in Alberta account for the majority of Imperial’s oil production in western Canada.

At Cold Lake, steam is injected into the formation, which increases the mobility of the heavy oil in the reservoir, permitting it to be produced to the surface. The injection-production cycle is repeated many times to maximize economic recovery. The application of leading-edge technologies providing enhanced resource description, identification of reservoir segments not yet contacted by steam, and improved recovery prediction have increased reserves recovery potential and improved economics at Cold Lake.

Upstream 34 Exxon Mobil Corporation

The Syncrude operation involves three main processes: open pit mining, extraction of crude bitumen, and upgrading to produce high-quality crude oil. Syncrude Sweet Blend, the final product of the operation, is a 32 degree API gravity crude that has a market value approximately equal to West Texas Intermediate crude. Since its start-up more than 20 years ago, the Syncrude tar sand facility has become the largest in the world, producing more than 210 thousand barrels of crude oil per day (gross) in 2003. Net interest proved reserves total about 780 million barrels, providing a reserve life of about 40 years at current production rates. Staged expansion is underway to further develop reserves in the area and expand the upgrading facilities. This expansion is planned to increase production to over 350 thousand barrels of upgraded crude oil per day (gross). The next expansion phase is scheduled to start up in 2006.

ExxonMobil holds interests in three large Kearl Lake oil sands mining leases through its interest in Imperial Oil as well as through its wholly-owned affiliate. A 200 well delineation program is underway on the Imperial Oil leases to further define the resource and support the conceptual design for the project. In 2003, activity was initiated on environmental, public consultation and regulatory work to support a development plan application.

North American Gas Market

In North America, ExxonMobil is a leading producer and marketer of equity gas with production volumes totaling 3.2 billion cubic feet per day. ExxonMobil sells gas to a broad range of customers, including local distribution companies, public utilities, major industrial consumers, and power producers.

ExxonMobil is well positioned to meet gas demand growth with supplies in major producing basins, and exploration and development activities near key markets. This includes a leading position in the gas resources in the Mackenzie Delta region of northern Canada and on the North Slope of Alaska. Led by Imperial Oil, the Mackenzie Delta Producers Group and the Aboriginal Pipeline Group are working together to pursue economic and timely development of a Mackenzie Valley pipeline, with start-up planned before the end of the decade. Progress was made in 2003 on key regulatory milestones and funding elements. Efforts also continue towards commercialization of gas from the Alaskan North Slope.

LNG is forecast to play an increasingly important role in future North American gas supply. A Heads of Agreement was signed with Qatar to supply approximately 15.6 million tons per year, or 2 billion cubic feet per day of gas (ExxonMobil interest, 30 percent) to the U.S. beginning in 2009. In 2003, ExxonMobil acquired options to purchase land for LNG offloading and regasification terminals at three locations on the U.S. Gulf Coast (Sabine and Corpus Christi, Texas, and Mobile, Alabama). The process to obtain regulatory approvals has already been initiated for the Sabine and Corpus Christi sites.

ExxonMobil has a significant presence in the North American natural gas liquids business, managing over 600 thousand barrels per day. The company is active in all aspects of the business from gas production through processing, transportation, storage, fractionation, refining and chemical feedstocks, and propane marketing. ExxonMobil holds interests in 85 gas plants with net processing capability of 4.2 billion cubic feet of gas per day.

Additionally, ExxonMobil is the largest wholesale marketer of helium in the world. The company’s U.S. operations produce nearly 4 million cubic feet per day of helium.

The Mackenzie Gas Project targets development of approximately 6 trillion cubic feet of gas from three onshore arctic fields including the Imperial Oil-operated Taglu field (Imperial Oil interest, 100 percent) and Parsons field (ExxonMobil interest, 25 percent). In addition to drilling and facility installations, the project plans call for construction of a 100 mile gathering system, two 300 mile transmission lines (gas and gas liquids) to Norman Wells, and a 500 mile gas pipeline to link with the existing gas transmission network in Alberta, Canada. Currently in the design stage, project start-up is anticipated in 2009.

Exxon Mobil Corporation 35 Upstream

EUROPE

ExxonMobil is the largest net producer of hydrocarbons in Europe with daily net production of about 580 thousand barrels of liquids and 4.5 billion cubic feet of gas. The company has exploration and/or production operations in France, Germany, Italy, the Netherlands, Norway, and the United Kingdom. Extensive North Sea oil and natural gas production operations and significant onshore natural gas production are among the company’s key assets. ExxonMobil’s operations in Europe accounted for almost one-third of the company’s 2003 net oil and gas production and 36 percent of Upstream earnings.

United Kingdom and Norway Developments

ExxonMobil has an interest in more than 100 producing fields in the U.K. and Norwegian sectors of the North Sea.

In the Norwegian sector of the North Sea, the ExxonMobil-operated Ringhorne platform (ExxonMobil interest, 100 percent) started production in February 2003. The 24-slot production, drilling, and quarters platform is tied back to the Balder Floating Production Unit for final processing and export. The Balder/Ringhorne area oil production will be accelerated through installation of two 15 mile pipelines to transfer Ringhorne Jurassic production to the existing Jotun A FPSO where processing, storage, and export will occur. Peak production from the platform is expected to be 90 thousand barrels per day of oil and 35 million cubic feet per day of natural gas.

The Grane project (ExxonMobil interest, 25.6 percent) is expected to develop 780 million barrels of oil (gross) utilizing an integrated production, drilling, and quarters platform. The first of 12 pre-drilled Grane wells was tied back to the platform in September 2003, resulting in first production of 30 thousand barrels of oil per day (gross). Production from the field is expected to peak at over 220 thousand barrels of oil per day (gross).

The Fram West project (ExxonMobil interest, 25 percent) is expected to develop 120 million oil-equivalent barrels (gross) using subsea wells tied back to an existing platform. First production from Fram West occurred in October 2003 with anticipated peak volumes of 60 thousand barrels of oil per day and 70 million cubic feet of gas per day (gross).

Two Norwegian deepwater new field development projects are underway at Kristin (ExxonMobil interest, 10.5 percent) and Ormen Lange (ExxonMobil interest, 7 percent). These new developments are projected to start up in 2006 and 2007, respectively.

The Statfjord Late Life project (ExxonMobil interest, 21 percent) is a capacity enhancement project to transition Statfjord operations from reservoir pressure maintenance to reservoir depressurization for enhanced oil and gas recovery. Incremental recovery is expected to be over 400 million oil-equivalent barrels (gross). Start-up is targeted for late 2006.

In the U.K. North Sea, the Penguins project (ExxonMobil interest, 50 percent) started production in January 2003. The project is expected to recover 79 million oil-equivalent barrels (gross).

The Goleneye project, located in the central North Sea, is one of nine major ExxonMobil-interest European developments to start up over the next several years.

Upstream 36 Exxon Mobil Corporation

ExxonMobil Interest Acreage
Gas Field
Gas Pipeline
Oil Field
Oil Pipeline
Natural Gas Liquids
Proposed LNG Regasification Terminal
Offshore
Onshore
ExxonMobil Interest Discoveries
Area of Detail
Aasgard
Tyrihans
Kristin
Mikkel
Njord
Ormen Lange
Trondheim
North Sea
Faeroe Islands
Penguins
Snorre B
Osprey
Dunlin
Vigdis/Tordis
Otter
Eider
Statfjord
Tern
Cormorant
Brent
Fram West
Mongstad
Kollsnes
Shetland Islands
Sullom Voe
Pelican
Oseberg
Brage
Bergen
NORWAY
Beryl
Jotun
Ringhorne
Skene
Grane
Kårstø
Stavanger
Orkney Islands
Flotta
Kingfisher
Balder
Scott/Telford
Goldeneye
Sleipner
Sigyn
Nigg
St. Fergus
Nelson
Scoter
SCOTLAND
Cruden Bay
Gannet
Shearwater
Aberdeen
Elgin
Guillemot/Teal
Franklin
Median Lines
Curlew
Fulmar
Auk
Mossmorran
Edinburgh
A6/B4
Europipe I
Europipe II
DENMARK
NORTHERN IRELAND
Teesside
Schooner
Ketch
Indefatigable
Galleon
Carrack
Easington
Emden
Uithuizen
IRELAND
Theddlethorpe
K15 Block
Den Helder
Bacton
Leman
Corvette
Sean
Camelot East
ENGLAND
NETHERLANDS
Milford Haven
WALES
Fragpipe
Interconnector
GERMANY
N
(Not to Scale)
London
Zeebrugge
Dunkirk
BELGIUM
Acreage and field boundaries are approximate

Exxon Mobil Corporation 37 Upstream

Europe (continued)

In November 2003, production began from the Carrack project (ExxonMobil interest, 49 percent). This phased, six well development in the southern North Sea area is anticipated to produce about 50 million oil-equivalent barrels (gross). The project optimized the use of existing infrastructure by utilizing a normally unmanned 10-slot wellhead platform that is tied back via an 82 kilometer pipeline to the Clipper platform.

Three projects in the U.K. North Sea are scheduled to commence production in 2004 and 2005. The Goldeneye project (ExxonMobil interest, 39 percent), is located in the central North Sea. In December 2003, two wells from the Scoter project (ExxonMobil interest, 44 percent) produced at a gross combined rate exceeding 200 million cubic feet of gas per day. These wells utilize existing infrastructure in the Shearwater platform area. The Arthur project (ExxonMobil interest, 70 percent), is progressing through the front-end engineering and design phase, following the successful outcome of the Camelot East near-field wildcat discovery in 2003. The field is located in the southern North Sea and operated by ExxonMobil. The project is intended to recover over 130 billion cubic feet (gross) of gas reserves with up to three wells. Project funding is planned for early 2004, with start of production targeted for early 2005.

The Kristin project is designed to develop high-pressure, high-temperature hydrocarbon resources estimated at over 450 million oil-equivalent barrels (gross). The project includes multiple subsea templates tied back to a semi-submersible production vessel in approximately 1,200 feet of water. Plans call for produced gas to flow to the Aasgard 42 inch gas export line and for condensate to be exported via a 150 mile pipeline to Aasgard C. Start-up is scheduled for early 2006. Located 120 miles offshore Norway in 2,300-3,600 feet of water, the Ormen Lange project is designed to develop over 13 trillion cubic feet of gas (gross) from the Ormen Lange field. Technically challenging due to uneven seabed terrain and cold water flow concerns, the project scope includes subsea wells flowing to a new onshore gas processing plant at Nyhamna, Norway. Plans call for a 390 mile, 42 inch trunkline to connect the plant to the offshore Sleipner Norwegian Continental Shelf hub and a new 340 mile, 44 inch trunkline to connect Sleipner to the U.K. at Easington. Start-up is targeted for late 2007. The Goldeneye project is expected to develop 135 million oil-equivalent barrels (gross) using an unmanned wellhead platform with the full wellstream moved to shore via a 20 inch flowline. The project consists of five wells in 400 feet of water and production will be sent to the existing St. Fergus gas plant for separation.

Upstream 38 Exxon Mobil Corporation

Other European Activities

ExxonMobil has significant gas holdings onshore in the Netherlands and Germany, and is the largest gas producer in both countries. Capacity is being optimized to meet market demand and peak-day needs. A multi-year upgrade of the Groningen facilities, along with additional compression for future deliverability, is progressing in the Netherlands. In Germany, ExxonMobil is enhancing capacity by progressing plans for a 205 square kilometer 3D seismic survey, as well as near-field wildcat and appraisal well drilling.

Offshore the Netherlands, the K/15-FK project (ExxonMobil interest, 23 percent) began production in August 2003. The project is anticipated to recover 22 million oil-equivalent barrels (gross). K/15-FG-North also began production in December 2003, and is expected to recover 5 million oil-equivalent barrels (gross).

The Tempa Rossa field (ExxonMobil interest, 25 percent) in the Italian Southern Apennines contains an estimated ultimate recovery of 200 million barrels of heavy oil (gross). Front-end engineering and design are progressing for a centralized oil and gas processing facility. Plans are to expand production via an existing pipeline to storage and loading facilities at Taranto, Italy. Start-up is anticipated in 2007.

European Gas Market

ExxonMobil is the largest nongovernment marketer of equity gas in Europe and holds a substantial asset base. ExxonMobil’s gas sales position in Europe is supported by an experienced marketing organization, extensive marketing infrastructure, and ownership interests in 27 thousand miles of onshore gas pipelines, 300 billion cubic feet of gas storage capacity, 650 megawatts of cogeneration power facilities and 12 gas processing plants. In addition, ExxonMobil manages natural gas liquids volumes of over 320 thousand barrels per day.

ExxonMobil’s broad portfolio of gas production, treating, transmission, storage, and marketing assets, as well as our commercial experience in the region, position us well in the changing European market.

Several significant commercial restructuring activities are progressing to further position ExxonMobil to compete effectively in the future European gas market. These changes anticipate the impact of the European Gas Directives and enable ExxonMobil to directly market significantly more of its equity gas production.

Effective January 2003, unitization of the offshore and onshore Norwegian gas pipelines was implemented. ExxonMobil’s ownership share in the unitized grid is 9.8 percent and our ownership rights were extended to 2028. ExxonMobil now independently markets all of its Norwegian equity gas production following the dissolution of the Norwegian government-mandated Gas Sales Committee.

ExxonMobil and Shell have agreed to transfer the gas marketing activities from their 50/50 German joint venture, BEB Erdgas und Erdsl GmbH (BEB) into separate ExxonMobil and Shell companies, which will independently market gas to customers. BEB is presently active in sales and purchases as well as transportation and storage of natural gas in Germany. ExxonMobil is the operator of BEB’s production assets. The split of BEB’s gas marketing business is expected to be effective in 2004.

ExxonMobil continues to optimize its holdings in Europe. The company’s shareholding in Ruhrgas AG was transferred to E.ON AG, which resulted in a $1.7 billion net earnings benefit to ExxonMobil. During the first half of 2003, ExxonMobil sold its U.K. industrial and commercial gas marketing business.

With the second European Gas Directive, discussions were held throughout 2003 with the Dutch government to determine the appropriate restructuring of Gasunie, the large Dutch gas transmission and marketing company (ExxonMobil interest, 25 percent). The restructuring discussions are now focused on the legal separation of Gasunie’s transmission system from its marketing activities by mid-2004.

LNG is forecast to play an increasingly important role in European gas supply and ExxonMobil is active in developing terminals to facilitate the rapid growth of LNG demand. In the U.K., ExxonMobil and Qatar Petroleum are developing the South Hook LNG receiving terminal at ExxonMobil’s former refinery site in Milford Haven, Wales. This terminal is the likely access point for the 15.6 million tons per year Qatargas II LNG project (ExxonMobil share, up to 30 percent). Key permits were received during 2003 for this development. In Italy, Qatar Petroleum and ExxonMobil acquired a 90 percent interest in the offshore Adriatic Liquefied Natural Gas Terminal (ExxonMobil interest, 45 percent) to regassify 6.0 million tons per year of LNG. Also in southern Europe, ExxonMobil is assessing potential terminal development opportunities at its refinery sites in Fos (France) and Augusta (Italy).

Exxon Mobil Corporation 39 Upstream

AFRICA

ExxonMobil has a substantial and profitable production base, as well as significant growth potential in west Africa with Upstream activities in Angola, Cameroon, Chad, Equatorial Guinea, Niger, Nigeria, and the Republic of Congo. Active areas include production in Nigeria, Equatorial Guinea, Chad, Angola, and Cameroon; major new developments underway in Angola, Chad, and Nigeria; and a world-class acreage position in the high-potential deepwater provinces of west Africa.

In deepwater areas offshore west Africa, ExxonMobil holds interests in 16 blocks totaling nearly 11 million gross acres. Seventeen deepwater exploration wells were completed off west Africa during 2003, adding 480 million barrels (net) to ExxonMobil’s resource base.

Angola

ExxonMobil has interests in five deepwater blocks that cover 4.5 million gross acres. The company and its co-venturers have announced 36 discoveries in Angola, which represent world-class development opportunities with recoverable resource potential of 11.5 billion oil-equivalent barrels (gross).

On ExxonMobil-operated Block 15 (ExxonMobil interest, 40 percent), first production was achieved in November 2003 at the Xikomba development. Xikomba production is through an Early Production System (EPS) designed to produce 90 thousand barrels of oil per day (gross) that will ultimately develop approximately 100 million barrels of oil (gross). Three additional major development projects are being progressed on Block 15, Kizomba A, B, and C. These developments are intended collectively to develop over 2.5 billion barrels of oil at a total investment of around 10 billion dollars (gross).

On Block 17 (ExxonMobil interest, 20 percent), production from the Girassol field continued at over 200 thousand barrels of oil per day (gross). Girassol produces to an FPSO in 4,500 feet of water. Jasmim, a subsea tieback to the Girassol FPSO, began production in November 2003. Expected peak production is up to 50 thousand barrels per day (gross). Design work on the Rosa development, which will also produce to the Girassol FPSO, continued in 2003. Engineering and design for the Dalia project, which will be the next development on Block 17, is nearing completion.

■ ExxonMobil Interests

Δ Announced Deepwater Discovery Wells

● Development Projects
    (Not to Scale)

The Tension Leg Platform installed in Angola Block 15 is part of the worldclass Kizomba A project.

Upstream 40 Exxon Mobil Corporation

ExxonMobil is working with our joint-venture partners to develop Angola’s first LNG project with a planned capacity of 5 million tons per year (ExxonMobil interest, 13.6 percent), which includes use of associated gas from Angola’s deepwater oil operations.

In 2003, ExxonMobil maintained an aggressive deepwater exploration program in Angola with discoveries at Bavuca, Clochas, Kakocha, and Tchihumba in Block 15; Acacia and Hortensia in Block 17; Marte and Saturno in Block 31 (ExxonMobil interest, 25 percent); and Gindungo in Block 32 (ExxonMobil interest, 15 percent). These nine discoveries represent a success rate of about 80 percent and resource additions of nearly 390 million net oil-equivalent barrels.

Kizomba A

Expected Production Rate (gross)
Liquids .... **250 kBD**

Total Project Investment .... **$3.4 billion**
ExxonMobil Working Interest **40%**
Scheduled Start-Up **2004**

Offloading Buoy
TLP
FPSO
Northeast Drill Center
West Drill Center
Water Injection
Water Injection
Gas Injection
Kizomba A
South Drill Center
Water Injection
Southeast Drill Center

Kizomba B

Expected Production Rate (gross)
Liquids .... **250 kBD**

Total Project Investment .... **$3.4 billion**
ExxonMobil Working Interest **40%**
Scheduled Start-Up **2006**

Dikanza Drill Center
Offloading Buoy
FPSO
TLP
Kissanje Drill Center
Water Injection

Kizomba C

Expected Production Rate (gross)
Liquids .... **250 kBD**

Total Project Investment .... **$3.0 billion**
ExxonMobil Working Interest **40%**
Scheduled Start-Up **2007**

Dalia

Expected Production Rate (gross)
Liquids .... **225 kBD**

Total Project Investment .... **$3.9 billion**
ExxonMobil Working Interest **20%**
Scheduled Start-Up **2006**

The offshore Angola Block 15 Kizomba A project will develop the Hungo and Chocalho fields in water depths of 3,300-4,200 feet. The development includes a new 2.2 million barrel Floating Production, Storage, and Offloading (FPSO) vessel that receives production from a 36-slot Tension Leg Platform (TLP). The TLP was successfully installed in November 2003, and fabrication of the FPSO is complete. Estimated recovery from the project is 1 billion barrels of oil (gross), with first oil projected in late 2004 following installation of the FPSO.

Utilizing a design similar to Kizomba A in order to achieve reduced costs and cycle time, the Kizomba B project is designed to develop 1 billion barrels of oil (gross) from two additional offshore Angola Block 15 fields (Kissanje and Dikanza). Start-up of Kizomba B is expected in 2006.

Kizomba C project will be the third offshore production hub in Angola Block 15. This project is planned to develop about 600 million barrels of oil (gross) from the Mondo, Saxi, and Batuque discoveries. Development planning is underway and first oil is expected in 2007.

The Dalia project will utilize a FPSO to recover 940 million barrels of oil (gross) from the offshore Angola Block 17 structure. Subsea templates at a water depth of 4,400 feet will handle production and injection for 37 oil producers, 33 water injectors, and three gas injectors. Detailed engineering is ongoing with FPSO construction commencing in early 2004. Start-up is anticipated in 2006.

Exxon Mobil Corporation 41 Upstream

Africa (continued)

Equatorial Guinea

ExxonMobil is the largest producer in Equatorial Guinea, and operates two blocks (ExxonMobil interest, 71 percent), which cover about 1 million gross acres. In 2003, total field production increased to over 200 thousand barrels per day (gross).

Construction activities were completed and first oil was achieved in July 2003, ahead of schedule, from the ExxonMobil-operated Southern Expansion Area of the Zafiro field. The Zafiro field is located on Block B, approximately 40 miles northwest of Malabo in water depths of 1,400-2,800 feet. Eleven of the 14 planned subsea wells are currently producing over 100 thousand barrels of oil per day (gross) to an FPSO that was deployed as an EPS. Estimated ultimate recovery from the project is in excess of 150 million barrels of oil-equivalent (gross).

The Serpentina Floating Production, Storage, and Offloading vessel in the Zafiro Field in Equatorial Guinea is one of the Early Production Systems deployed by ExxonMobil offshore west Africa.

Nigeria

ExxonMobil participates in a joint venture (ExxonMobil interest, 40 percent for crude and condensate; 51 percent for natural gas liquids) with the Nigerian National Petroleum Corporation, for which it operates five leases covering over 800 thousand acres in shallow water offshore southeastern Nigeria.

In 2003, ExxonMobil operations offshore Nigeria produced an average of 570 thousand barrels of oil per day (gross). This is about 10 percent above 2002 volumes, mostly due to the Yoho project. The ExxonMobil-operated Yoho project began producing in late 2002, two years ahead of full field start-up.

Other activities are in progress to increase future production capacity in the joint-venture areas. This production growth will be a result of satellite field developments, enhanced recovery projects, and a series of platform upgrades, which will enhance facility integrity and production capacity, and optimally develop additional resources on the joint-venture acreage. Two major projects, the East Area Additional Oil Recovery project and the East Area Natural Gas Liquids project, are underway.

Upstream 42 Exxon Mobil Corporation

Yoho

Expected Production Rate (gross)	
Liquids	**150 kBD**
Total Project Investment	**$1.2 billion**
ExxonMobil Working Interest	**40%**
Scheduled Start-Up	**2005**

EPS
Full Field FSO
Yoho
Wellhead
Platforms
Crude
Pipeline
Fuel Gas
Pipeline
Flare Boom
Quarters
Platform
Production
Platform
Awawa
Wellhead
Platform
Oil Flowline
Gas Flowline

East Area Additional Oil Recovery

Expected Production Rate (gross)	
Liquids	**145 kBD**
Total Project Investment	**$1.5 billion**
ExxonMobil Working Interest	**40%**
Scheduled Start-Up	**2006**

East Area Natural Gas Liquids

Expected Production Rate (gross)	
Liquids	**40 kBD**
Total Project Investment	**$940 million**
ExxonMobil Working Interest	**51%**
Scheduled Start-Up	**2008**

Bonga

Expected Production Rate (gross)	
Liquids	**200 kBD**
Natural Gas	**150 MCFD**
Total Project Investment	**$2.7 billion**
ExxonMobil Working Interest	**20%**
Scheduled Start-Up	**2004**

FPSO
Offloading
Buoy
Gas Sales
Bonga
Water
Injection

Erha

Expected Production Rate (gross)	
Liquids	**150 kBD**
Total Project Investment	**$2.4 billion**
ExxonMobil Working Interest	**56%**
Scheduled Start-Up	**2006**

ERHA FPSO

Yoho Yoho full field development is underway offshore Nigeria. The $1.2 billion project, with ExxonMobil estimated recoverable reserves of 350 million barrels of oil, will develop discoveries in the Yoho and Awawa fields in water depths of 200-300 feet. With first full field production in early 2005, the development Wellhead will consist of production and quarters platforms, Platform a Floating Storage and Offloading (FSO) vessel, multiple wellhead platforms and an oil export system. The East Area Additional Oil Recovery project is being implemented to increase recovery and to minimize gas flaring from six joint-venture East Area producing fields. Facilities consist of gas gathering and re-injection pipelines and additional gas compression. The project is expected to recover 500 million oil-equivalent barrels (gross). Equipment procurement and detailed engineering are in progress, with start-up anticipated in 2006. The addition of gas processing platforms and an expansion of the Bonny River terminal facilities are planned to extract 300 million oil-equivalent barrels (gross) of natural gas liquids from East Area joint-venture fields. Contracting is underway and project start-up is anticipated in 2008. Bonga holds the distinction of being industry’s first deepwater (3,300 feet) development offshore Nigeria. Starting up in 2004, the project is designed to recover 200 thousand barrels of oil per day (gross) from 21 subsea wells tied back to a newly constructed Floating, Production, Storage, and Offloading (FPSO) vessel. Estimated ultimate recovery from the development is 560 million oil-equivalent barrels (gross). Construction and fabrication of the Erha FPSO is underway in South Korea. The FPSO will be moored in 3,400 feet of water offshore Nigeria to handle production and injection associated with 26 subsea wells. This development is expected to recover 500 million barrels of oil (gross), with first production in 2006.

Exxon Mobil Corporation 43 Upstream

Africa (continued)

The Amenam/Kpono project (ExxonMobil interest, 10 percent) was successfully started during the third quarter of 2003, yielding an additional 2 thousand barrels of oil per day (net).

In the deepwater areas off the Niger Delta, ExxonMobil is participating in two projects that are expected to develop over 1 billion barrels of oil (gross) on a combined basis. Bonga (ExxonMobil interest, 20 percent), the first deepwater development offshore Nigeria is anticipated to commence production in 2004 and the ExxonMobil-operated Erha project (ExxonMobil interest, 56 percent) is projected to start up in 2006.

Deepwater drilling continues with successful exploratory wells at Usan-3 and Usan-4 on Block 222 (ExxonMobil interest, 30 percent). We are working with co-venturers to progress Usan development in the near future.

ExxonMobil continues to progress discussions with the government and the Nigerian National Petroleum Corporation on commercial terms for its share of Nigeria’s extensive gas resources on both shallow and deepwater acreage. Technical studies have confirmed the availability of sufficient gas for LNG development.

Chad

ExxonMobil operates the 1 billion barrel Doba development project (ExxonMobil interest, 40 percent) as well as over 10 million gross acres in the Doba, Doseo, and Lake Chad basins. First oil production was achieved in June 2003 with full field start-up in early 2004. Exploration efforts continued in Chad with the successful completion of the Moundouli-2 wildcat and the Mangara-2 appraisal wells.

Chad-Doba

Expected Production Rate (gross)
Liquids	225 kBD
Total Project Investment	$3.7 billion
ExxonMobil Working Interest	40%
Scheduled Start-Up	2003/2004

This world-class development project encompassed construction and installation of a 650 mile pipeline and a Floating Storage and Offloading vessel located seven miles offshore of Kribi, Cameroon. Early oil production from the Miandoum field was achieved in June 2003 and full field production (including Kome field) is scheduled to occur in 2004. Achievements in the construction and operational phases of the project include completion of pipeline construction and pipeline fill operations one year ahead of schedule and completion of field facilities one year ahead of schedule. Production from the Bolobo and satellite fields (Nya and Moundouli) is planned to extend the pipeline production plateau. First production from the Bolobo field is expected to come on-line in 2005. As much as 1 billion barrels of oil (gross) is expected to be recovered from Miandoum, Kome, and the satellite fields.

Other African Interests

Cameroon — ExxonMobil holds interests in three blocks offshore Cameroon: Moudi, Ebome, and Ebodje. Net production in 2003 was 4 thousand barrels of oil per day.

Niger — ExxonMobil participates in the 7 million acre Agadem permit (ExxonMobil interest, 50 percent) in eastern Niger. Nearly 350 million recoverable oil-equivalent barrels (gross) have been discovered to date on this acreage.

Republic of Congo — ExxonMobil holds an interest in the Mer Tres Profonde Sud deepwater block (ExxonMobil interest, 30 percent), which covers over 1 million gross acres. Commercialization studies are ongoing on a prior year discovery at the Andromede prospect.

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THE MIDDLE EAST

ExxonMobil has a substantial production base and significant growth potential in the resource-rich Middle East region.

Qatar

ExxonMobil is making significant progress working with Qatar Petroleum and other joint-venture partners to further develop the giant North Field, the largest non-associated gas field in the world. Gross resources to be developed through existing and planned LNG trains and pipeline projects exceed 22 billion barrels of oil-equivalent. Gas resources from the North Field are well positioned and competitive for supplying Liquefied Natural Gas (LNG) to all markets in the Asia-Pacific region, Europe, and the United States.

In 2003, three existing LNG trains at the Qatargas joint venture (ExxonMobil interest, 10 percent) produced 8.2 million tons (377 billion cubic feet), sold mainly to customers in Japan and Spain. Further optimization of the three existing LNG trains at Qatargas is underway. Work is progressing on the Qatargas II project (ExxonMobil interest, 15-30 percent) that is currently in the front-end engineering and development phase. The project will be the largest LNG import into the European market and includes two LNG trains each with a capacity of 7.8 million tons per year. Shipping will involve a fleet of LNG carriers that are larger than the largest LNG ships now in service. In addition, land use permits have been received for a 15.6 million ton per year LNG receiving terminal at ExxonMobil’s former refinery site in Milford Haven, Wales.

RasGas LNG facilities (ExxonMobil interest, 25 percent) produced 6.5 million tons (299 billion cubic feet), sold mainly to Korea Gas, with the bulk of the remainder going into markets in the U.S. and Spain. Construction of RasGas Trains 3 and 4 and the associated marketing arrangements are expected to develop 2.9 billion oil-equivalent barrels (gross). The Train 4 LNG project also includes natural gas liquids extraction facilities designed to provide 15 thousand barrels per day of liquids. In addition, plans are underway for a fifth train of 4.7 million tons per year capacity with sales agreements under development.

On October 16, 2003, ExxonMobil signed a Heads of Agreement with Qatar Petroleum to produce and deliver 15.6 million tons per year of LNG to the U.S. This project will be the largest LNG import project for supply of gas to the U.S. and will make a significant contribution to meeting its future gas demand. Two LNG trains of 7.8 million tons per year each and ships are planned to be developed as part of RasGas Trains 6 and 7. Deliveries of LNG are targeted for 2009. The trains and ships for both the Qatargas II project and for the RasGas Trains 6 and 7 project will use the same design.

In November, 2003, Qatar Petroleum and ExxonMobil acquired an interest in the offshore Adriatic Liquefied Natural Gas Terminal project (ExxonMobil interest, 45 percent) in Italy. This state-of-the-art receiving and regasification terminal is anticipated to start up in 2007. Under the amended contracts signed with Edison Gas S.p.A., RasGas will supply up to 4.7 million tons of LNG per year to Edison Gas and other customers in Italy through this terminal.

Qatar Existing and Planned LNG Trains

Joint		Capacity	Working		Scheduled
Venture	Train	MTA	Interest	Market	Completion
Qatargas	1	3.0	10%	Japan/Spain	Complete
Qatargas	2	3.2	10%	Japan/Europe	Complete
Qatargas	3	2.7	10%	Japan/Europe	Complete
Qatargas II	4	7.8	30%	U.K./Europe	2008
Qatargas II	5	7.8	15-30%	U.K./Europe	2010
RasGas	1	3.3	25%	Korea	Complete
RasGas	2	3.3	25%	Korea	Complete
RasGas	3	4.7	29%	India	2004
RasGas	4	4.7	30%	Europe	2005
RasGas	5	4.7	30%	Europe/Asia/U.S.	2007
RasGas	6	7.8	30%	United States	2009
RasGas	7	7.8	30%	United States	2011

Total		60.8

Exxon Mobil Corporation 45 Upstream

The Middle East (continued)

The Al Khaleej Gas (formerly Enhanced Gas Utilization) Development and Production Sharing Agreement (ExxonMobil interest, 100 percent) calls for further development of gas from the Qatar North Field for domestic and regional pipeline sales as well as associated natural gas liquids. Gas sales and purchase agreements for the first phase of production were concluded in early 2003 with the construction contract awarded in March. Startup is targeted for 2005. Discussions are progressing with other domestic and regional customers for additional sales from future phases of Al Khaleej Gas.

Taking advantage of synergies with existing and future LNG expansion projects at Ras Laffan, the Qatar Helium project will extract raw helium from the North Field gas and produce approximately 630 million cubic feet of refined helium per year. The Engineering, Procurement and Construction contract together with the Sale and Purchase Agreements for this project were signed in May 2003 and start-up is targeted for 2005.

Following the completion of a commercial and technical feasibility study, ExxonMobil is also discussing construction of a potential world-scale gas-to-liquids project with Qatar Petroleum.

A joint project between Qatar Petroleum and ExxonMobil, the Qatargas II project is planned to further develop Qatar’s North Field through the addition of the world’s largest LNG liquefaction trains. Each train is targeted to produce 7.8 million tons per year (MTA) of LNG. Each project will encompass production, liquefaction, shipping, and regasifica-tion facilities. The United Kingdom and northern Europe are likely market destinations for project production. Start-up of the first train is expected in 2008. RasGas LNG Trains 3 and 4 will develop 2.9 billion oil-equivalent barrels (gross) through an expansion of North Field production. The projects include installation of two world-class LNG trains with combined capacity of over 9 MTAof LNG. Construction is underway on both trains with first deliveries scheduled for 2004 and 2005. Train 3 will supply LNG to India (Dahej Terminal) via an agreement between RasGas and Petronet, and Train 4 will supply LNG to Italy through the North Adriatic Terminal. A Heads of Agreement (HOA) was signed in October 2003 to supply LNG from Qatar to the U.S. for an expected period of 25 years. The HOAcovers the development of two additional large LNG trains with combined capacity of 15.6 million tons per year. Delivery of LNG to the U.S. is projected to begin in 2009. Several possible receiving terminal locations are under evaluation. The multi-phase Al Khaleej Gas project is intended to develop natural gas from Qatar’s giant North Field for domestic and export customers. Construction is in progress on Phase 1, which is targeted to supply 740 million cubic feet of gas per day to domestic industrial customers. We expect that future phases of the project will fulfill additional long-term domestic or export gas demand.

Upstream 46 Exxon Mobil Corporation

United Arab Emirates

ExxonMobil had net production of 110 thousand barrels of oil per day in Abu Dhabi during 2003, which was associated with the highest annual gross production rate since first oil exports from the onshore concession began 40 years ago. The company has a 9.5 percent interest in the concession operated by the Abu Dhabi Company for Onshore Oil Operations (ADCO). During 2003, ADCO awarded major engineering, procurement, and construction contracts for field development projects to increase sustainable production capacity by more than 15 percent to 1.4 million barrels per day (gross).

ExxonMobil is pursuing other investment opportunities in Abu Dhabi, focusing on areas where ExxonMobil’s industry-leading technology and capabilities can contribute to increased recovery of oil and gas, and enhanced training and development for UAE nationals.

Yemen

ExxonMobil holds interests of 37 and 15 percent, respectively, in Yemen’s Marib and Jannah Production Sharing Agreements. Total net oil production was 22 thousand barrels per day in 2003.

Kuwait

ExxonMobil has formed and leads a consortium (ExxonMobil interest, 37.5 percent) to compete for Kuwait’s tendering of an Operating Services Agreement covering four fields in the northern part of the country. The consortium has submitted development plans for consideration by Kuwait Oil Company.

RUSSIA

Sakhalin Island

ExxonMobil operates and holds a 30 percent interest in the Sakhalin I blocks offshore mainland Russia. Drilling and construction activities are underway with the first extended-reach well completed in 2003. Record extended-reach wells of over 5 miles offshore helped improve profitability by minimizing the need for offshore installations. Gas marketing activities included discussions with potential purchasers in the region including Japan, China, and Russia.

Exploration activities on the Sakhalin III blocks are pending award of Exploration and Production Licenses by the Russian government.

Sakhalin I

Expected Production Rate (gross)
Liquids	250 kBD
Natural Gas	1,000 MCFD
Total Project Investment	$12+ billion
ExxonMobil Working Interest	30%
Scheduled Start-Up	2005

More than 5 billion oil-equivalent barrels (gross) are expected to be produced from the multi-phase Sakhalin I development in the arctic region offshore eastern Russia. The initial phase of the project is designed to produce 250 thousand barrels of oil per day from the Chayvo field utilizing onshore and offshore extended-reach drilling technologies. Oil production will be processed in an onshore facility and exported via pipeline to a new terminal facility on the Russian mainland. Phase 1 construction and drilling activities are underway with first oil expected in 2005. Future phases are planned to develop remaining Chayvo oil and gas reserves, as well as Odoptu and Arkutun-Dagi reserves.

Exxon Mobil Corporation 47 Upstream

CASPIAN REGION

In the Caspian region, ExxonMobil holds the unique position of participating in the development of three of the largest fields in the world: Kashagan and Tengiz in Kazakhstan, and Azeri-Chirag-Gunashli in Azerbaijan.

Kazakhstan

Development planning activities are underway to initiate production from the giant Kashagan field, located in the offshore Caspian Sea and part of the North Caspian Production Sharing Agreement (NCPSA). In addition to the Kashagan field, the NCPSA includes additional exploration acreage where ExxonMobil participated in the successful drilling and discovery of hydrocarbons at the Aktote and Kashagan Southwest prospects in 2003. Work is underway to determine commerciality. ExxonMobil also participated in the drilling of a third wildcat prospect that was suspended for the winter season with plans to resume drilling operations in 2004.

During 2003, ExxonMobil exercised its preferential right to purchase its share of BG equity in the NCPSA. Upon close of the equity purchase, anticipated in 2004, ExxonMobil will increase its interest in the NCPSA from 16.7 percent to 20.4 percent.

ExxonMobil participates in the Tengizchevroil (TCO) joint venture (ExxonMobil interest, 25 percent), which includes a production license area of 380 thousand gross acres encompassing the Tengiz field, an associated processing plant complex, and the adjacent Korolev field. TCO also holds a prospective exploration license that covers over 600 thousand gross acres surrounding the production license.

Tengiz Expansions

Expected Production Rate (gross)
Liquids	440 kBD
Natural Gas	100 MCFD
Total Project Investment	$15 billion
ExxonMobil Working Interest	25%
Scheduled Start-Up	2006

Recently completed projects have increased Tengiz production capacity to nearly 300 thousand barrels per day (gross) and increased oil resources to over 3 billion barrels (gross). Two more major expansions are planned to add oil capacity of 440 thousand barrels per day (gross) and incremental resources of 3.3 billion barrels. The first expansion project is designed to integrate a 7 million metric ton per year (MTA) treating facility with a 3 MTA sour gas injection project for incremental production of 220 thousand barrels of oil per day (gross). Construction is underway with initial oil production targeted for 2006.

Kashagan

Expected Production Rate (gross)
Liquids	1,200 kBD
Total Project Investment	$40+ billion
ExxonMobil Working Interest	17%
Scheduled Start-Up	2008+

Development planning activities are underway to initiate production from the Kashagan field located in the northern Caspian Sea offshore Kazakhstan. The first phase of development is expected to recover 5.2 billion barrels of oil (gross) at a rate of 450 thousand barrels of oil per day. Phase 1 will include offshore facilities for processing, drilling, and sour gas injection, and onshore treating facilities. Future development of this world-class resource is anticipated to increase recovery to 13 billion barrels of oil (gross) at a producing rate of 1.2 million barrels of oil per day.

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Tengiz, located on the eastern shore of the Caspian Sea, is one of the world’s largest oil fields, with recoverable resources estimated to be in excess of 7 billion barrels of oil. Gross production at Tengiz increased to about 300 thousand barrels per day in 2003.

ExxonMobil is an equity owner of the Caspian Pipeline Consortium (CPC) pipeline (ExxonMobil interest, 7.5 percent). The pipeline transports Tengiz oil to the Russian port of Novorossiysk on the Black Sea. The CPC pipeline reduces crude oil transportation costs and will facilitate future expansions of Tengiz production.

Azerbaijan

Production from the Azeri-Chirag-Gunashli (ACG) development (ExxonMobil interest, 8 percent) in the south Caspian Sea totaled 130 thousand barrels of oil per day (gross) in 2003. With estimated recoverable resources of over 6 billion barrels of oil and 6 trillion cubic feet of natural gas (gross), multiple phases of expansion are planned.

ExxonMobil participates in three other Production Sharing Agreements that cover 570 thousand gross acres in the Azeri sector of the Caspian Sea: Nakhchivan (ExxonMobil-operated, 50 percent interest); Zafar Mashal (ExxonMobil-operated, 30 percent interest); and Araz-Alov-Sharg (ExxonMobil interest, 15 percent). The first exploration well on the Zafar Mashal prospect commenced drilling in the fourth quarter of 2003; drilling operations will continue in 2004.

The three-phase ACG expansion project is underway in the south Caspian Sea offshore Azerbaijan. Phase 1 of the project is designed to develop the Central Azeri field, installing capacity for 400 thousand barrels of oil per day (gross) along with supporting gas compression and water injection. The project scope for Phase 1 includes construction and installation of a 48-slot drilling, living quarters, and production platform in 420 feet of water; a platform for gas compression and water injection facilities; and 110 miles of subsea oil and gas pipelines. In addition, an onshore oil terminal will be expanded. Estimated ultimate recovery from Phase 1 is over 1 billion barrels of oil (gross) and first oil is anticipated in 2005. Phase 2 of the ACG project is intended to develop the east and west portions of the Azeri field using an integrated Phase 1 and 2 depletion plan. Plans call for the addition of two platforms to accommodate drilling and living quarters, expansion of the Phase 1 injection platform, and an additional expansion of the onshore oil terminal. Phase 2 is expected to develop 1.7 billion barrels of oil (gross) with start-up in 2006. The final phase of the project will target development of the deepwater Gunashli field with estimated ultimate recovery of 1 billion barrels of oil. Start-up is expected in 2008.

Exxon Mobil Corporation 49 Upstream

ASIA-PACIFIC

ExxonMobil has an established large-scale and profitable production base throughout the Asia-Pacific region. Net daily production of 237 thousand barrels of liquids and 1.8 billion cubic feet of gas represented 13 percent of ExxonMobil’s worldwide production in 2003.

Malaysia

ExxonMobil is the largest oil producer in Malaysia and the largest supplier of natural gas to Peninsular Malaysia. Net production in 2003 was 105 thousand barrels of liquids per day and 563 million cubic feet of gas per day. The company participates in six Production Sharing Contracts offshore Peninsular Malaysia, operates 39 platforms in 17 fields, and has plans to install three new platforms over the next few years. In total, ExxonMobil holds an interest in 500 thousand net acres offshore.

First gas was produced from the Bintang field (ExxonMobil interest, 50 percent) in February 2003, with estimated peak production of 305 million cubic feet of gas per day (gross). Two new platforms at the Angsi field, Angsi C and E (ExxonMobil interest, 50 percent), started up late in 2003.

Additional capacity will be provided by the Guntong Hub development (ExxonMobil interest, 50 percent) consisting of compression and other infrastructure with estimated peak production of 55 thousand barrels of oil and 716 million cubic feet of gas per day (gross). The Guntong E compression project, the first development of the Guntong Hub, is scheduled to start up in 2006.

Indonesia

ExxonMobil operates Indonesia’s Arun natural gas field (ExxonMobil interest, 100 percent), which supplies gas to the P.T. Arun LNG plant. In 2003, production from the Arun and satellite fields in Pase/South Lhok Sukon and the North Sumatra Offshore field totaled 745 million cubic feet of gas per day (net).

ExxonMobil is continuing negotiations with Pertamina on behalf of the government of Indonesia to extend the term of the Cepu Contract. Once agreement is reached, plans are to begin development of the Banyu Urip oil field. In addition, analysis of the large 3D survey over the block will guide future exploratory and development programs.

Engineering and design are underway in the Banyu Urip field located onshore in east Java. The development plans include construction of an initial oil production facility followed by a central processing facility. A62 mile pipeline will transport the processed oil to a Floating Storage and Offloading vessel moored off the nearby Tuban coast. Estimated ultimate recovery from the field is over 250 million barrels of oil (gross).

Upstream 50 Exxon Mobil Corporation

Discussion with prospective buyers on potential gas supply from the Natuna gas field (ExxonMobil interest, 76 percent) to neighboring countries is continuing in cooperation with Pertamina as a partner. ExxonMobil also continues to actively develop potential domestic markets for discovered resources at the Madura BD gas field (ExxonMobil interest, 69 percent).

Australia

Daily net production in Australia was 111 thousand barrels of liquids and 450 million cubic feet of natural gas. The company operates 23 offshore producing facilities in the Bass Strait and the Northwest Shelf along with one crude stabilization plant, three gas processing plants, and one fractionation plant. The Bass Strait contains significant gas resources and supplies most of Victoria’s natural gas requirements. Gas sales from the ExxonMobil-operated Gippsland Basin fields to Tasmania commenced in 2002 and grew in 2003.

In the Gippsland Basin, the initial processing of the 3,900 square kilometer Northern Fields 3D seismic survey was completed. Interpretation of the seismic data has identified new exploration opportunities, as well as potential for infill development wells in currently producing fields. In addition, the 1,100 square kilometer Tuskfish 3D seismic survey was completed in the Blackback area of the Gippsland Basin.

Efforts to delineate and commercialize large gas resources on Australia’s Northwest Shelf continued in 2003. The Western Australian government gave conditional approval to the Gorgon project (ExxonMobil interest, 14 percent) for the development of an LNG plant. An HOA was signed with the China National Offshore Oil Company for a 25 year supply of LNG from the plant. In addition, ExxonMobil drilled the Jansz-3 appraisal well on Australia’s Northwest Shelf to further delineate the large Jansz-Io gas discovery (ExxonMobil interest, 25 and 50 percent). The well confirmed the significant gas resources in place and the presence of a high-quality reservoir, demonstrated by a production test that flowed at a rate of 72 million cubic feet of gas per day. LNG development options are currently being evaluated.

Papua New Guinea

Daily net production in Papua New Guinea was 9 thousand barrels of oil per day during 2003.

In total, ExxonMobil holds interests in approximately 2.1 million gross acres in Papua New Guinea containing several oil and gas discoveries. ExxonMobil became operator of the new Highlands Gas project (ExxonMobil interest, 26 percent) which provides for the commercial development of the Kutubu, Gobe, Moran, and Hides fields. Marketing efforts continued to obtain additional gas sales agreements with potential customers. In 2003, ExxonMobil participated in the NW Moran-1 wildcat (ExxonMobil interest, 18.7 percent), which encountered oil in the Moran field reservoirs and extended the field limit two kilometers to the northwest.

Exxon Mobil Corporation 51 Upstream

SOUTH AMERICA

ExxonMobil has producing interests in Venezuela and Argentina. In addition, the company holds exploration rights onshore in Bolivia and Venezuela, and has an exploration portfolio along the deepwater margins of South America in Brazil, Guyana, and Trinidad and Tobago.

Venezuela

ExxonMobil operates the Cerro Negro field (ExxonMobil interest, 41.7 percent) in Venezuela. The 120 thousand barrels of extra-heavy crude produced daily (gross) is refined through an upgrader into a higher quality product.

ExxonMobil also has a 25 percent interest in the Quiamare La Ceiba block in eastern Venezuela and a 50 percent interest in the 122 thousand acre La Ceiba block on the southeastern shore of Lake Maracaibo. Work began on the La Ceiba commercialization evaluation plan that includes extended production testing expected to begin in late 2004.

Argentina

ExxonMobil holds a 51 percent interest in the Chihuidos block, which contains the Sierra Chata gas field, located in the Neuquen Basin in central Argentina. The company also holds a 23 percent interest in the Aguarague concession in northwest Argentina. Net daily gas production of 96 million cubic feet is sold into markets in Argentina and central and northern Chile.

Brazil

ExxonMobil holds interests in two blocks offshore Brazil located in the prolific Campos Basin deepwater play. In Campos Basin Block BC-10 (ExxonMobil interest, 30 percent), two appraisal wells confirmed 2002 discoveries, and provided the confidence to progress to the initial stages of development planning. Additional potential on Block BC-10 will be tested in 2004.

Trinidad and Tobago

ExxonMobil signed an agreement with the Republic of Trinidad and Tobago on the funding of a three year work program in the Soldado area, offshore western Trinidad. ExxonMobil will fund geotechnical studies, seismic, wells, and training for employees of PetroTrin, the Trinidad and Tobago national oil company. The agreement includes a working interest option for resultant discoveries on the acreage.

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POWER OVERVIEW

•	28 percent increase in cogeneration capacity currently under construction (over 800 megawatts)

•	Refurbishment of the Castle Peak coal-fired plant ongoing and construction of Black Point units 7 and 8 underway

•	Continued improvement in operating performance

Hong Kong

ExxonMobil has a 60 percent interest in three power stations in Hong Kong totaling almost 6,300 megawatts of electricity generation capacity and a 51 percent interest in an additional 600 megawatts of capacity in southern China. Completion of units 7 and 8 at Black Point Power Station will add 625 megawatts of gas-fired generation capacity in 2005-2006. These stations supply electricity to China Light & Power, which serves Hong Kong. Surplus power is sold to neighboring Guangdong. While power demand in Hong Kong has been growing slowly, demand in Guangdong is growing rapidly, which accounts for most of the increase in 2003 sales.

The Black Point gas-fired power station. Construction of two additional gas-fired turbines (units 7 and 8) is currently underway.

Black Point Power Station

Expected Production Rate (gross)
Current Capacity	1,875 MW
Units 7 & 8	625 MW
Total Capacity	2,500 MW
Total Project Investment	$688 million
ExxonMobil Working Interest	60%
Scheduled Start-Up	2005-2006

Delivery of equipment has begun for the addition of units 7 and 8 at the Black Point Power Station in Hong Kong’s New Territories. The combined cycle gas turbine units have more than 300 megawatts capacity each and include gas and steam turbines, electrical generators, and heat recovery/steam generators. Completion of the units is scheduled for 2005-2006.

Power — Statistical Recap(1)	2003	2002	2001	2000	1999
Earnings (millions of dollars)	311	299	306	319	327
Electricity sales(2) (gigawatt hours)	31,043	29,888	28,529	27,485	25,778
Average capital employed (millions of dollars)	1,956	1,978	2,040	2,119	2,180
Capital expenditures (millions of dollars)	165	73	48	28	26

(1)	ExxonMobil share of power affiliate results, except electricity sales, which are stated at 100 percent.

(2)	China Light & Power sales to consumers in China.

COAL

ExxonMobil continues to operate the Monterey coal mine in the U.S. (Illinois) with production of 2.7 million metric tons in 2003. The coal is supplied to local power generation and cement processing industries.

Exxon Mobil Corporation 53 Upstream

NET LIQUIDS PRODUCTION(1)
Including Tar Sands and Non-Consolidated Operations

(thousands of barrels per day)	2003	2002	2001	2000	1999
United States
Alaska	188	197	210	232	215
Lower 48	422	484	502	501	514

Total United States	610	681	712	733	729

Canada	363	349	331	304	315

Total North America	973	1,030	1,043	1,037	1,044

Europe
United Kingdom	278	305	320	355	392
Norway	280	263	307	320	227
Other	21	24	26	29	31

Total Europe	579	592	653	704	650

Asia-Pacific
Australia	111	122	131	140	162
Malaysia	105	115	98	90	109
Other	21	23	18	23	36

Total Asia-Pacific	237	260	247	253	307

Africa
Nigeria	260	213	249	253	265
Equatorial Guinea	124	98	89	67	58
Other	58	38	4	3	3

Total Africa	442	349	342	323	326

Middle East	149	127	135	137	114

Other Areas	136	138	122	99	76

Total worldwide	2,516	2,496	2,542	2,553	2,517

Gas Plant Liquids Included Above
United States	90	111	120	120	127
Non-U.S.	166	178	185	180	183

Total worldwide	256	289	305	300	310

Tar Sands and Non-Consolidated Volumes Included Above
United States	106	106	109	115	120
Canada	52	57	52	42	55
Europe	9	9	10	13	13
Middle East	127	102	108	107	88
Other	71	74	70	57	53

Total worldwide	365	348	349	334	329

(1)	Net liquids production quantities are the volumes of crude oil and natural gas liquids withdrawn from ExxonMobil’s oil and gas reserves, excluding royalties and quantities due to others when produced, and are based on the volumes delivered from the lease or at the point measured for royalty and/or severance tax purposes. Volumes include 100 percent of the production of majority-owned affiliates, including liquids production from tar sands operations in Canada, and ExxonMobil’s ownership of the production by companies owned 50 percent or less.

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NET NATURAL GAS PRODUCTION AVAILABLE FOR SALE(1)
Including Non-Consolidated Operations

(millions of cubic feet per day)	2003	2002	2001	2000	1999
United States	2,246	2,375	2,598	2,856	2,871

Canada	943	1,024	1,006	844	683

Total North America	3,189	3,399	3,604	3,700	3,554

Europe
Netherlands	1,591	1,601	1,637	1,519	1,591
United Kingdom	1,234	1,417	1,547	1,506	1,386
Norway	667	503	445	451	420
Germany	1,006	942	966	987	1,041
Other	—	—	—	—	—

Total Europe	4,498	4,463	4,595	4,463	4,438

Asia-Pacific
Australia	450	453	449	346	325
Malaysia	563	690	645	649	609
Indonesia	745	825	401	701	1,020
Other	45	51	52	59	73

Total Asia-Pacific	1,803	2,019	1,547	1,755	2,027

Middle East	455	408	354	278	138

Other Areas	174	163	179	147	151

Total worldwide	10,119	10,452	10,279	10,343	10,308

Non-Consolidated Natural Gas Volumes Included Above
United States	2	2	13	15	12
Europe	1,531	1,539	1,556	1,433	1,496
Middle East	455	408	354	278	138
Other	73	77	65	38	31

Total worldwide	2,061	2,026	1,988	1,764	1,677

(1)	Net natural gas available for sale quantities are the volumes withdrawn from ExxonMobil’s natural gas reserves, excluding royalties and volumes due to others when produced, and excluding gas purchased from others, gas consumed in producing operations, field processing plant losses, volumes used for gas lift, gas injection and cycling operations, quantities flared, and volume shrinkage due to the removal of condensate or natural gas liquids fractions.

NATURAL GAS SALES(1)

(millions of cubic feet per day)	2003	2002	2001	2000	1999
United States	4,793	6,939	5,925	5,829	5,533
Canada	1,919	2,051	2,305	2,324	1,942
Europe	6,610	7,544	7,570	7,213	7,430
Asia-Pacific	1,708	1,907	1,472	1,683	1,903
Middle East	384	334	308	235	103
Other	181	188	205	160	152

Total worldwide	15,595	18,963	17,785	17,444	17,063

(1)	Natural gas sales include 100 percent of the sales of ExxonMobil and majority-owned affiliates and ExxonMobil’s ownership of sales by companies owned 50 percent or less. Numbers include sales of gas purchased from third parties.

Exxon Mobil Corporation 55 Upstream

NUMBER OF NET WELLS DRILLED ANNUALLY(1)

	Productive					Dry					Total
(net wells drilled)	2003	2002	2001	2000	1999	2003	2002	2001	2000	1999	2003	2002	2001	2000	1999
Exploratory(2)	38	46	51	62	40	28	23	41	26	31	66	69	92	88	71
Development	1,060	1,287	1,313	934	867	34	29	24	13	31	1,094	1,316	1,337	947	898

Total	1,098	1,333	1,364	996	907	62	52	65	39	62	1,160	1,385	1,429	1,035	969

NET ACREAGE AT YEAR END(3)

	Undeveloped					Developed
(thousands of net acres)	2003	2002	2001	2000	1999	2003	2002	2001	2000	1999
United States	7,353	7,309	7,669	7,399	7,780	5,655	5,695	5,714	5,993	5,894
Canada(4)	5,204	8,851	9,708	9,775	11,488	2,457	2,382	2,426	2,402	2,470
Europe	2,611	2,687	4,624	6,244	8,268	4,746	4,874	4,819	4,816	5,190
Asia-Pacific	8,769	12,163	14,161	19,641	33,955	1,723	1,692	1,640	1,528	1,487
Africa	11,447	12,205	15,736	20,111	29,089	462	685	630	387	354
Latin America	15,141	17,459	19,205	25,122	30,761	388	387	388	363	356
Other	526	553	1,251	1,241	1,297	1,459	1,458	1,458	1,458	1,488

Total worldwide	51,051	61,227	72,354	89,533	122,638	16,890	17,173	17,075	16,947	17,239

NET CAPITALIZED COSTS AT YEAR END(3)

(millions of dollars)	2003	2002	2001	2000	1999
United States	16,711	15,739	15,408	14,887	14,767
Canada(4)	8,114	6,114	5,772	5,827	6,266
Europe	15,830	12,872	10,704	11,361	13,271
Asia-Pacific	6,888	5,702	5,207	5,274	5,793
Africa	8,606	5,755	4,355	3,711	3,701
Other	5,397	4,577	4,016	3,862	3,649

Total worldwide	61,546	50,759	45,462	44,922	47,447

COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION, AND DEVELOPMENT ACTIVITIES(3)

(millions of dollars)	United States	Canada(4)	Europe	Asia-Pacific	Africa	Other	Worldwide
During 2003(5)
Property acquisition costs	17	7	4	—	17	—	45
Exploration costs	253	102	171	138	264	253	1,181
Development costs	1,780	1,079	1,968	929	3,117	983	9,856

Total	2,050	1,188	2,143	1,067	3,398	1,236	11,082

During 2002
Property acquisition costs	32	20	—	—	10	125	187
Exploration costs	281	109	160	95	301	217	1,163
Development costs	1,843	949	1,975	936	1,708	690	8,101

Total	2,156	1,078	2,135	1,031	2,019	1,032	9,451

During 2001
Property acquisition costs	95	17	1	(1)	2	10	124
Exploration costs	356	141	165	148	281	469	1,560
Development costs	1,816	798	1,619	666	995	359	6,253

Total	2,267	956	1,785	813	1,278	838	7,937

During 2000
Property acquisition costs	73	16	4	97	2	49	241
Exploration costs	219	145	203	145	272	304	1,288
Development costs	1,390	610	1,343	502	402	372	4,619

Total	1,682	771	1,550	744	676	725	6,148

(1)	A regional breakout of this data is included on page 10 of ExxonMobil’s 2003 Form 10-K.

(2)	These include near-field and appraisal wells classified as exploratory for SEC reporting.

(3)	Includes non-consolidated interests and Syncrude tar sands operations and is not directly comparable to data on page A49 of ExxonMobil’s 2004 Proxy Statement, and page 4 of ExxonMobil’s 2003 Form 10-K, which due to financial reporting requirements, treat Syncrude as a mining operation.

(4)	Syncrude data included above: net acreage of 26 thousand developed acres and 149 thousand undeveloped acres at year-end 2003, net capitalized cost of about $1.7 billion at year-end 2003, and development costs of $296 million incurred during 2003.

(5)	Per FAS 143, development costs beginning in 2003 also include new asset retirement obligations established in the current year, as well as increases or decreases to the asset retirement obligation resulting from changes in cost estimates or abandonment date.

Upstream 56 Exxon Mobil Corporation

PROVED OIL AND GAS RESERVES

	2003	2002	2001	2000	1999
Liquids, Including Tar Sands and Non-Consolidated Reserves (millions of barrels at year end)
Net proved developed and undeveloped reserves
United States	3,218	3,352	3,494	3,480	3,285
Canada(1)	1,975	2,085	2,098	1,940	1,932
Europe	1,204	1,359	1,503	1,591	1,797
Asia-Pacific	684	691	622	690	715
Africa	2,742	2,626	2,461	2,384	2,024
Other	3,033	2,510	2,134	2,086	2,084

Total worldwide	12,856	12,623	12,312	12,171	11,837

Proportional interest in tar sands and non-consolidated reserves included above
United States	426	444	466	494	536
Canada (tar sands)(1)	781	800	821	610	577
Europe	20	26	27	33	36
Other	1,789	1,728	1,446	1,384	1,384
Net proved developed reserves included above
United States	2,711	2,835	2,957	3,042	2,745
Canada(1)	1,301	1,255	1,184	1,240	995
Europe	821	817	900	999	1,110
Asia-Pacific	473	487	477	504	615
Africa	1,107	1,057	1,022	989	1,048
Other	1,310	1,320	1,263	1,174	1,133

Total worldwide	7,723	7,771	7,803	7,948	7,646

Natural Gas, Including Non-Consolidated Reserves (billions of cubic feet at year end)
Net proved developed and undeveloped reserves
United States	11,424	12,239	12,924	13,296	13,227
Canada	2,341	2,882	3,183	3,516	3,387
Europe	23,849	24,336	25,252	26,017	26,454
Asia-Pacific	7,285	7,958	8,301	8,546	9,358
Africa	583	436	379	375	171
Other	9,287	7,867	5,907	4,116	4,199

Total worldwide	54,769	55,718	55,946	55,866	56,796

Proportional interest in non-consolidated reserves included above
United States	152	177	192	251	226
Europe	13,703	13,828	14,321	14,847	15,226
Other	8,364	7,132	5,179	3,449	3,591
Net proved developed reserves included above
United States	9,637	10,128	10,511	11,118	10,926
Canada	1,962	2,294	2,517	2,850	2,475
Europe	14,966	12,928	13,641	14,325	14,221
Asia-Pacific	5,764	5,887	6,005	6,300	6,471
Africa	155	112	122	125	2
Other	3,750	3,394	3,226	3,299	2,506

Total worldwide	36,234	34,743	36,022	38,017	36,601

(1)	Includes proven reserves from Syncrude tar sands operations in Canada and, therefore, is not directly comparable to data shown on pages A50 and A51 of ExxonMobil’s 2004 Proxy Statement, which due to financial reporting requirements, treat Syncrude as a mining operation. A description of the Syncrude operation is provided on page 34 of this report.

Exxon Mobil Corporation 57 Upstream

PROVED OIL AND GAS RESERVES REPLACEMENT

The data shown below and on the facing page include reserves, production, and costs from Syncrude tar sands operations in Canada. This is a more complete summary of ExxonMobil’s exploration and production operations than the data on pages A50 and A51 of ExxonMobil’s 2004 Proxy Statement, which due to financial reporting requirements, treat Syncrude as a mining operation.

						5-Year
						Average
	2003	2002	2001	2000	1999	1999-2003
Liquids (millions of barrels)
Revisions	375	355	264	628	393	403
Improved recovery	111	94	121	123	98	109
Extensions/discoveries	674	777	683	517	720	675
Purchases	1	—	—	—	—	—
Sales	(16)	(13)	(9)	(6)	(12)	(11)
Total additions	1,145	1,213	1,059	1,262	1,199	1,176
Production	912	902	918	928	912	914
Replacement ratio (percent)	126	134	115	136	131	129
Replacement ratio, excluding sales (percent)	127	136	116	137	133	130
Natural Gas (billions of cubic feet)
Revisions	1,462	1,447	836	2,207	1,807	1,552
Improved recovery	25	4	39	166	282	103
Extensions/discoveries	1,719	2,597	3,431	873	873	1,898
Purchases	10	2	1	10	—	5
Sales	(120)	(43)	(69)	(8)	(19)	(52)
Total additions	3,096	4,007	4,238	3,248	2,943	3,506
Production	4,045	4,235	4,158	4,178	4,153	4,154
Replacement ratio (percent)	77	95	102	78	71	84
Replacement ratio, excluding sales (percent)	80	96	104	78	71	86
Oil-Equivalent (millions of barrels)
Revisions	619	597	403	996	694	662
Improved recovery	116	95	127	151	145	127
Extensions/discoveries	961	1,210	1,255	662	866	990
Purchases	2	—	—	2	—	1
Sales	(36)	(21)	(20)	(8)	(15)	(20)
Total additions	1,662	1,881	1,765	1,803	1,690	1,760
Production	1,587	1,608	1,611	1,624	1,604	1,607
Replacement ratio (percent)	105	117	110	111	105	110
Replacement ratio, excluding sales (percent)	107	118	111	112	106	111

2003 Reserves Changes by Region

	Crude Oil and Natural Gas Liquids (millions of barrels)							Natural Gas (billions of cubic feet)
	United			Asia-				United			Asia-
	States	Canada	Europe	Pacific	Africa	Other	Total	States	Canada	Europe	Pacific	Africa	Other	Total
Revisions	27	14	47	67	176	44	375	95	(199)	861	23	157	525	1,462
Improved recovery	41	3	1	—	66	—	111	24	1	—	—	—	—	25
Extensions/discoveries	27	6	10	12	36	583	674	157	45	346	22	1	1,148	1,719
Purchases	1	—	—	—	—	—	1	10	—	—	—	—	—	10
Sales	(14)	—	(2)	—	—	—	(16)	(90)	—	(30)	—	—	—	(120)

Total additions	82	23	56	79	278	627	1,145	196	(153)	1,177	45	158	1,673	3,096
Production	217	133	211	86	162	103	912	1,011	388	1,665	718	11	252	4,045

Net change	(135)	(110)	(155)	(7)	116	524	233	(815)	(541)	(488)	(673)	147	1,421	(949)
Replacement ratio (percent)	38	17	27	92	172	609	126	19	—	71	6	1,436	664	77
Replacement ratio, excluding sales (percent)	44	17	27	92	172	609	127	28	—	72	6	1,436	664	80

Upstream 58 Exxon Mobil Corporation

PROVED OIL AND GAS RESERVES REPLACEMENT
Units are million barrels of oil or billion cubic feet of gas unless specified otherwise

						5-Year
						Average
	2003	2002	2001	2000	1999	1999-2003
Non-U.S.
E&P costs (millions of dollars)	9,032	7,295	5,670	4,466	6,274	6,547
Oil reserves additions	1,063	1,116	795	805	1,036	963
Oil production	695	663	668	666	653	669
Gas reserves additions	2,900	3,635	3,477	2,004	1,797	2,762
Gas production	3,034	3,177	3,026	3,003	3,011	3,050
Oil-equivalent reserves additions	1,547	1,722	1,374	1,139	1,336	1,423
Oil-equivalent reserves additions, excluding sales	1,554	1,722	1,375	1,145	1,336	1,426
Oil-equivalent production	1,201	1,193	1,172	1,166	1,155	1,178
Reserves replacement ratio (percent)	129	144	117	98	116	121
Reserves replacement ratio, excluding sales (percent)	129	144	117	98	116	121
Reserves replacement costs(1) (dollars per barrel)	5.81	4.24	4.12	3.90	4.70	4.59

United States
E&P costs (millions of dollars)	2,050	2,156	2,267	1,682	1,609	1,953
Oil reserves additions	82	97	264	457	163	213
Oil production	217	239	250	262	259	245
Gas reserves additions	196	372	761	1,244	1,146	744
Gas production	1,011	1,058	1,132	1,175	1,142	1,104
Oil-equivalent reserves additions	115	159	391	664	354	337
Oil-equivalent reserves additions, excluding sales	144	180	410	666	369	354
Oil-equivalent production	386	415	439	458	449	429
Reserves replacement ratio (percent)	30	38	89	145	79	78
Reserves replacement ratio, excluding sales (percent)	37	43	93	145	82	82
Reserves replacement costs(1) (dollars per barrel)	14.24	11.98	5.53	2.53	4.36	5.52

Worldwide
E&P costs (millions of dollars)	11,082	9,451	7,937	6,148	7,883	8,500
Oil reserves additions	1,145	1,213	1,059	1,262	1,199	1,176
Oil production	912	902	918	928	912	914
Gas reserves additions	3,096	4,007	4,238	3,248	2,943	3,506
Gas production	4,045	4,235	4,158	4,178	4,153	4,154
Oil-equivalent reserves additions	1,662	1,881	1,765	1,803	1,690	1,760
Oil-equivalent reserves additions, excluding sales	1,698	1,902	1,785	1,811	1,705	1,780
Oil-equivalent production	1,587	1,608	1,611	1,624	1,604	1,607
Reserves replacement ratio (percent)	105	117	110	111	105	110
Reserves replacement ratio, excluding sales (percent)	107	118	111	112	106	111
Reserves replacement costs(1) (dollars per barrel)	6.53	4.97	4.45	3.39	4.62	4.77

(1)	Calculation based on exploration and production costs divided by oil-equivalent reserves additions. All values exclude the impact of asset sales; i.e., reserves sold and proceeds received.

Exxon Mobil Corporation 59 Upstream

OIL AND GAS EXPLORATION AND PRODUCTION EARNINGS

The revenue, cost, and earnings data are shown both on a total dollar and unit basis, and are inclusive of non-consolidated and Syncrude tar sands operations. They are not directly comparable to the data on page A48 of ExxonMobil’s 2004 Proxy Statement, which due to financial reporting requirements, treat Syncrude as a mining operation. The data displayed here provide a more complete summary of ExxonMobil’s exploration and production operations.

	Total Revenues and Costs, Including Non-Consolidated Interests and Tar Sands							Revenues and Costs per Unit of Sales or Production(1)
	United			Asia-				United		Outside North
	States	Canada	Europe	Pacific	Africa	Other	Total	States	Canada	America	Worldwide
2003	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	5,785	3,307	5,683	2,484	4,499	2,611	24,369	26.00	24.80	27.47	26.72
Natural gas	4,152	1,587	6,720	1,869	—	527	14,855	5.07	4.61	3.60	4.02

(dollars per barrel of net oil-equivalent production)
Total revenue	9,937	4,894	12,403	4,353	4,499	3,138	39,224	27.67	25.75	24.77	25.57
Less costs:
Production costs excluding taxes	1,780	1,372	1,951	558	564	311	6,536	4.96	7.22	3.44	4.26
Depreciation and depletion	1,574	821	1,997	727	459	224	5,802	4.37	4.32	3.46	3.78
Exploration expenses	257	92	166	146	217	155	1,033	0.72	0.48	0.69	0.67
Taxes other than income	554	42	1,594	447	528	751	3,916	1.54	0.22	3.37	2.55
Related income tax	2,017	808	3,420	1,046	1,496	795	9,582	5.62	4.25	6.86	6.25

Results of producing activities	3,755	1,759	3,275	1,429	1,235	902	12,355	10.46	9.26	6.95	8.06
Other earnings(2)	149	(246)	1,977	2	14	(61)	1,835	0.41	(1.30)	1.96	1.19

Total earnings, excluding power and coal	3,904	1,513	5,252	1,431	1,249	841	14,190	10.87	7.96	8.91	9.25
Power and coal	1	—	—	311	—	—	312

Total earnings	3,905	1,513	5,252	1,742	1,249	841	14,502

2002	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	5,203	2,715	4,979	2,352	3,064	2,012	20,325	20.95	21.56	23.15	22.33
Natural gas	2,320	876	5,304	1,664	—	385	10,549	2.68	2.34	2.86	2.77

(dollars per barrel of net oil-equivalent production)
Total revenue	7,523	3,591	10,283	4,016	3,064	2,397	30,874	19.14	18.94	20.49	19.96
Less costs:
Production costs excluding taxes	1,675	1,010	1,674	592	455	302	5,708	4.26	5.33	3.13	3.69
Depreciation and depletion	1,644	716	1,869	651	354	235	5,469	4.19	3.77	3.22	3.54
Exploration expenses	222	66	133	101	177	258	957	0.56	0.35	0.69	0.62
Taxes other than income	477	33	1,007	403	345	518	2,783	1.21	0.17	2.36	1.80
Related income tax	1,153	566	2,828	939	972	367	6,825	2.93	2.99	5.30	4.41

Results of producing activities	2,352	1,200	2,772	1,330	761	717	9,132	5.99	6.33	5.79	5.90
Other earnings(2)	165	(202)	228	(32)	76	(75)	160	0.41	(1.07)	0.20	0.10

Total earnings, excluding power and coal	2,517	998	3,000	1,298	837	642	9,292	6.40	5.26	5.99	6.00
Power and coal	7	—	—	307	—	(8)	306

Total earnings	2,524	998	3,000	1,605	837	634	9,598

(1)	The per unit data is divided into two separate sections: (a) revenue per unit of sales from ExxonMobil’s own production; and (b) operating costs and earnings per unit of net oil-equivalent production. Units for crude oil and natural gas liquids (NGL) are barrels, while units for natural gas are thousands of cubic feet. The volumes of crude oil and natural gas liquids production and net natural gas production available for sale used in this calculation are shown on pages 54 and 55 of this document. The volumes of natural gas were converted to oil-equivalent barrels based on a conversion factor of 6 thousand cubic feet per barrel.

(2)	Includes earnings related to transportation operations, LNG operations, sale of third-party purchases, technical services agreements, other non-operating activities, and adjustments for minority interests.

(3)	Other revenue includes carbon dioxide, helium, and sulfur. Revenue from these products has been included in “other earnings” beginning 2002.

Upstream 60 Exxon Mobil Corporation

Oil and Gas Exploration and Production Earnings (continued)

	Total Revenues and Costs, Including Non-Consolidated Interests and Tar Sands							Revenues and Costs per Unit of Sales or Production(1)
	United			Asia-				United		Outside North
	States	Canada	Europe	Pacific	Africa	Other	Total	States	Canada	America	Worldwide
2001	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	5,124	2,095	5,372	2,167	2,911	1,812	19,481	19.70	17.43	22.74	21.19
Natural gas	4,126	1,364	5,790	1,019	—	421	12,720	4.35	3.71	2.97	3.39
Other(3)	90	7	23	—	—	2	122

(dollars per barrel of net oil-equivalent production)
Total revenue	9,340	3,466	11,185	3,186	2,911	2,235	32,323	22.35	19.05	20.47	20.81
Less costs:
Production costs excluding taxes	1,650	884	1,613	549	414	341	5,451	3.95	4.86	3.06	3.51
Depreciation and depletion	1,522	602	1,781	557	318	235	5,015	3.64	3.31	3.03	3.22
Exploration expenses	216	109	128	103	217	418	1,191	0.52	0.60	0.91	0.77
Taxes other than income	567	56	1,178	410	375	449	3,035	1.36	0.31	2.53	1.96
Related income tax	1,957	603	3,079	622	1,023	427	7,711	4.68	3.31	5.40	4.96

Results of producing activities	3,428	1,212	3,406	945	564	365	9,920	8.20	6.66	5.54	6.39
Other earnings(2)	504	(151)	224	(27)	32	(73)	509	1.21	(0.83)	0.16	0.32

Total earnings, excluding power and coal	3,932	1,061	3,630	918	596	292	10,429	9.41	5.83	5.70	6.71
Power and coal	1	—	—	314	—	(8)	307

Total earnings	3,933	1,061	3,630	1,232	596	284	10,736

2000	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	6,438	2,542	6,985	2,636	3,232	2,074	23,907	23.99	22.75	27.06	25.66
Natural gas	4,026	1,105	4,687	1,661	—	336	11,815	3.85	3.58	2.75	3.12
Other(3)	59	8	30	—	—	—	97

(dollars per barrel of net oil-equivalent production)
Total revenue	10,523	3,655	11,702	4,297	3,232	2,410	35,819	23.78	22.46	22.54	22.88
Less costs:
Production costs excluding taxes	1,526	818	1,829	543	400	305	5,421	3.45	5.03	3.20	3.46
Depreciation and depletion	1,545	616	2,060	556	340	214	5,331	3.49	3.78	3.30	3.41
Exploration expenses	145	81	156	164	196	212	954	0.33	0.50	0.76	0.61
Taxes other than income	655	35	841	506	446	500	2,983	1.48	0.21	2.39	1.90
Related income tax	2,419	820	3,662	1,005	1,093	684	9,683	5.47	5.04	6.71	6.19

Results of producing activities	4,233	1,285	3,154	1,523	757	495	11,447	9.56	7.90	6.18	7.31
Other earnings(2)	312	(155)	630	148	30	(43)	922	0.71	(0.96)	0.79	0.59

Total earnings, excluding power and coal	4,545	1,130	3,784	1,671	787	452	12,369	10.27	6.94	6.97	7.90
Power and coal	(3)	—	—	323	—	(4)	316

Total earnings	4,542	1,130	3,784	1,994	787	448	12,685

1999	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	3,932	1,745	3,881	2,020	1,999	1,089	14,666	14.76	15.22	16.84	16.03
Natural gas	2,345	401	3,820	1,390	—	116	8,072	2.24	1.61	2.16	2.15
Other(3)	64	2	33	—	—	—	99

(dollars per barrel of net oil-equivalent production)
Total revenue	6,341	2,148	7,734	3,410	1,999	1,205	22,837	14.38	13.73	15.13	14.77
Less costs:
Production costs excluding taxes	1,660	676	1,710	566	394	250	5,256	3.77	4.32	3.08	3.40
Depreciation and depletion	1,451	520	2,107	678	318	250	5,324	3.28	3.33	3.53	3.45
Exploration expenses	232	93	307	144	236	263	1,275	0.53	0.59	1.00	0.82
Taxes other than income	445	35	576	288	309	243	1,896	1.00	0.22	1.50	1.22
Related income tax	893	311	1,206	521	534	264	3,729	2.03	1.99	2.66	2.41

Results of producing activities	1,660	513	1,828	1,213	208	(65)	5,357	3.77	3.28	3.36	3.47
Other earnings(2)	182	(64)	473	6	14	(82)	529	0.41	(0.41)	0.43	0.34

Total earnings, excluding power and coal	1,842	449	2,301	1,219	222	(147)	5,886	4.18	2.87	3.79	3.81
Power and coal	31	—	—	330	—	(3)	358

Total earnings	1,873	449	2,301	1,549	222	(150)	6,244

Exxon Mobil Corporation 61 Upstream

Downstream

Official Motor Oil of NASCAR
Mobil

Netherlands (1)
Germany (2)
United States (7)
Belgium (1)
Norway (1)
Canada (4)
United Kingdom (1)
France (3)
Japan (5)
Italy (2)
Martinique (1)
El Salvador (1)
Senegal (1)
Thailand (1)
Nicaragua (1)
Malaysia (1)
Cote d'Ivoire (1)
Saudi Arabia (3)
Peru (1)
Singapore (1)
New Zealand (1)
Cameroon (1)
Argentina (1)
Gabon (1)
Australia (2)
Refining and Marketing Presence
Marketing Presence
( ) Number of Manufacturing Sites

ExxonMobil

      ExxonMobil has refining operations in 25 countries, nearly 40 thousand retail sites in more than 100 countries, and lubricants marketing in almost 200 countries and territories. The rollout of Mobil 1 motor oil with SuperSyn additive in more than 30 markets outside the United States contributed to another year of strong growth. ExxonMobil’s Baytown, Texas, refinery processes 557 thousand barrels per day of crude oil into products including low-sulfur motor gasoline, lubes, and chemical feedstocks.

Refining and Supply, Fuels Marketing, and Lubricants and Specialties

Downstream Strategies

ExxonMobil’s Downstream strategies position the company to be the industry leader, capable of outperforming the competition under a variety of market conditions. These key strategies are:

•	Maintain best-in-class operations, in all respects

•	Provide quality, valued products and services to our customers

•	Lead industry in efficiency and effectiveness

•	Capitalize on integration with other ExxonMobil businesses

•	Selectively invest for resilient, advantaged returns

•	Maximize value from leading-edge technology

Industry Conditions

•	Across the Downstream business, the industry continues to experience significant volatility in margins. While margins recovered in 2003 versus 2002, we continue to see a downward long-term trend. Productivity gains derived from advancements in technology and operational efficiencies continue to take costs out of running the business, maintaining the downward pressure on industry margins.

•	2003 industry refining margins throughout the world improved versus 2002 and were particularly strong during the first half of 2003. The stronger margins reflected many crude oil and finished product market factors, including stronger product demand in the United States and elsewhere.

•	Fuels Marketing margins were stronger in all regions, primarily due to the lag effect related to lower crude prices early in the year.

•	Worldwide lube basestock margins were higher in 2003, reflecting tighter supply and demand fundamentals.

2003 HIGHLIGHTS

Leadership in safety continues, with further improvement in employee and contractor safety performance.

Earnings nearly tripled versus 2002 to $3.5 billion.

More than $1.5 billion of pre-tax operating cost efficiencies and revenue enhancements were achieved. Further initiatives continue to be aggressively executed, leveraging proprietary technology, global scale, and the benefits of our global functional organization.

Downstream capital expenditures were $2.8 billion in 2003, up 14 percent versus 2002, reflecting increased investment required to meet low-sulfur fuel requirements. With these investments, more than 90 percent of our motor gasoline production capacity in the U.S. and Canada is low sulfur.

Return on capital employed was 13 percent, up from 5 percent in 2002.

Refinery throughput, at 5.5 million barrels a day, was up slightly versus 2002, with increased runs in Europe and Asia-Pacific reflecting improved industry economics.

Petroleum product sales were up 3 percent in 2003, largely due to stronger industry demand.

Statistical Recap	2003	2002	2001	2000	1999
Earnings (millions of dollars)	3,516	1,300	4,227	3,418	1,227
Refinery throughput (thousands of barrels per day)	5,510	5,443	5,542	5,642	5,977
Petroleum product sales (thousands of barrels per day)	7,957	7,757	7,971	7,993	8,887
Average capital employed (millions of dollars)	26,965	26,045	26,321	27,732	28,033
Return on average capital employed (percent)	13.0	5.0	16.1	12.3	4.4
Capital expenditures (millions of dollars)	2,781	2,450	2,322	2,618	2,401

Exxon Mobil Corporation 63 Downstream

DOWNSTREAM COMPETITIVE ADVANTAGES

ExxonMobil’s Downstream business is a large, diversified and profitable portfolio, with marketing presence and refining complexes the world over. In pursuing the Downstream strategies, the businesses have achieved competitive advantage in a number of areas:

•	The Exxon, Mobil, and Esso brands are well recognized and respected throughout the world and are valued by customers for superior quality, performance, and reliability.

•	Our global functional organization enables better prioritization and more rapid deployment of new technologies, while fully leveraging best practices and cost efficiencies across the Downstream businesses.

•	The development and application of proprietary technology are key to ExxonMobil’s sustained competitive advantage. The competitive strength resulting from our in-house technical capability is enhanced through close cooperation between the technology and business organizations. This alignment of research priorities results in timely and cost-effective solutions to the highest-value business opportunities.

•	The ability to fully leverage the world-class scale and integration of our global operations represents a key advantage for ExxonMobil. The rapid dissemination and application of knowledge gained in an individual operation to the rest of the global portfolio is one example of this advantage.

These areas of competitive advantage provide a solid base for further sustained improvements across all of our businesses — and a clear advantage over competition. Advances in technology and the outstanding ability of our people to find new and innovative ways to conduct business continue to deliver results.

REFINING AND SUPPLY

ExxonMobil’s Refining and Supply business focuses on providing quality products and feedstocks to our customers. We efficiently manufacture clean fuels, lubes, and other high-valued products utilizing a highly integrated asset base that includes an ownership interest in 45 refineries, located in 25 countries, with distillation capacity of 6.3 million barrels per day and lubricant basestock manufacturing capacity of 145 thousand barrels per day. Aglobal supply organization coordinates and optimizes the supply of crude and feedstock to the refineries, the mix of products produced, and working inventory. The supply organization also manages an efficient and flexible global logistics system that includes ownership interest in 32 crude oil and petroleum product tankers, more than 25 thousand miles of pipelines, and over 300 major petroleum products terminals.

World-Class Scale and Integration

The superior scale of ExxonMobil refineries provides us with a competitive advantage. Overall, our refineries are 80 percent larger than the industry average. Refining and Supply successfully leverages this scale to continuously improve the efficiency and effectiveness of ExxonMobil’s global operations.

ExxonMobil manufacturing facilities are also highly integrated, with over 80 percent of refining capacity integrated with either chemical and/or lubes and specialties operations. Integration enables the disposition of molecules to the highest-value outlet and provides

Downstream 64 Exxon Mobil Corporation

advantages through improved feedstock flexibility and lower site-operating costs.

A number of ExxonMobil refineries are concentrated in clusters within regions, which enables further operational and supply optimization. Major refining centers are located on the U.S. Gulf Coast, northwest Europe, Japan, and southeast Asia. Collectively these represent over 60 percent of our total refining capacity.

Investing to Meet Customer Needs for Improved Products

Refining and Supply capital expenditures are focused on selective and resilient investments to meet future product quality requirements, reduce environmental impact, further upgrade safety systems, lower operating costs, and produce higher-value products with lower-cost raw materials.

In 2003, we completed construction and successfully started up several facilities to meet customer needs for lower sulfur gasoline and diesel.

ExxonMobil’s proprietary SCANfining technology provides a competitive advantage in producing low-sulfur gasoline. Through application in our own refineries and licensing to third parties, this technology will be used in producing about 25 percent of the low-sulfur gasoline required by U.S. and Canadian consumers.

Work continues on the $200 million enhanced-conversion project at the Port Jerome-Gravenchon, France, refinery. The project is designed to increase yields of motor fuels and high-value chemical feed-stock and also will provide the capability to meet lower sulfur motor fuel specifications in the future.

Overall, ExxonMobil’s Capital Project Management System continues to provide top-tier performance in project execution. Through a rigorous post-project completion reappraisal process and confirmed by external benchmarking, our project execution performance in refining is at the leading edge of industry. Leveraging our global scale, we continue to increase our capital execution efficiency.

Lower Sulfur Diesel & Gasoline Facility Start-Ups

Location
United States
SCANfining Unit & Related Facilities	Baton Rouge, Louisiana
SCANfining Unit & Related Facilities	Baytown, Texas
Naphtha Desulfurization and Related Facilities	Beaumont, Texas
Selective Hydrogenation Unit and Related Facilities	Joliet, Illinois
Selective Hydrogenation Unit and Related Facilities	Billings, Montana
Canada
SCANfining Unit	Dartmouth, Nova Scotia
SCANfining Unit	Strathcona, Alberta
Naphtha Desulfurization and Related Facilities	Nanticoke, Ontario
Germany
Hydrogen Unit and Related Facilities	Ingolstadt
Japan
GO-fining Unit Upgrade & Related Facilities	Chiba
Diesel Hydrofining Unit Upgrades	Kawasaki, Okinawa,
Sakai, Wakayama
2004 Scheduled Completions
SCANfining Unit	Chalmette, Louisiana
SCANfining Unit	Fos, France
GO-fining Unit Upgrade & Related Facilities	Port Jerome-Gravenchon, France
SCANfining Unit	Augusta, Italy
SCANfining Unit	Trecate, Italy
GO-fining Unit & Naphtha Desulfurization Upgrades and Related Facilities	Kawasaki, Japan
GO-fining Unit Upgrade & Related Facilities	Wakayama, Japan

This SCANfining processing unit at Baton Rouge, Louisiana, is one of the U.S. and Canadian low-sulfur motor gasoline production facilities which ExxonMobil started up in fourth quarter 2003.

Exxon Mobil Corporation 65 Downstream

Refining and Supply (continued)

Relentless Pursuit of Operating Efficiencies

Our scale, integration, and functional organization all provide competitive advantages that are unmatched in the industry. We leverage these strengths to continuously improve the operating efficiency of our facilities and reduce costs. Worldwide cash operating costs at our refineries are substantially below the industry average.

Improving the energy efficiency of our operations is a key contributor to this performance. ExxonMobil’s proprietary Global Energy Management System (GEMS) focuses on opportunities that reduce the energy consumed at our refineries and chemical complexes. In addition to individual site programs, detailed GEMS surveys have been conducted at 18 refinery/chemical complexes since the program’s inception in mid-1999. More than $400 million of pre-tax potential energy savings has been identified to date, equal to nearly 20 percent of the energy consumed at these facilities.

We also continue to make significant investments in cogeneration facilities. Cogeneration, the simultaneous production of power and steam, requires substantially less energy and results in lower emissions compared to making steam and power separately through conventional processes. More than 90 percent of the power generating capacity at our refining and chemical sites comes from cogeneration, meeting two-thirds of our power requirements at these facilities.

Three new cogeneration facilities are now under construction at ExxonMobil sites that will add about 700 megawatts of additional cogeneration capacity.

The ExxonMobil Reliability and Maintenance Management System yields additional efficiencies. This comprehensive program is designed to safely achieve higher plant reliability and availability while lowering total facility maintenance costs. The program has been applied to all ExxonMobil sites

(Left) Construction of ExxonMobil’s 90 megawatt cogeneration facility at Sarnia, Ontario, nears completion. (Right) ExxonMobil’s Singapore refinery is one of the world’s largest integrated refining/petrochemical sites and is well positioned to take advantage of the growing demand in this region of the world.

Downstream 66 Exxon Mobil Corporation

and provides a structured, disciplined approach to the management of more than $1 billion of annual maintenance work. Since its introduction, the system has reduced the amount of time that units are down for maintenance by 35 percent and has reduced maintenance costs by 25 percent.

Operators fine tune operations to maximize high-valued product yield at ExxonMobil’s Beaumont, Texas refinery.

Increasing Margin Capture

Improving profitability also includes identifying and delivering initiatives that increase available margins.

We are an industry leader in the operating reliability of our refinery network and we continue to improve the economic utilization of our refining capacity.

In addition, we continue to find new, innovative methods to increase the yields of high-value products, while reducing overall raw material costs. Advancements in molecular fingerprinting and modeling technologies result in an improved understanding of the behavior and characteristics of the materials moving through our refineries. We believe this is an area of significant competitive advantage and future opportunity.

Supply Optimization

We continue to deliver bottom line profit improvement by leveraging the scale of our global supply organization and capturing substantial logistics efficiencies. ExxonMobil’s global supply team integrates the operations across all the sites in each refining center, optimizing the overall supply chain of crude oil purchases, product blending, and inventory management. Crude diversification and flexibility were further increased in 2003, with more than 25 new crudes evaluated and run for the first time in our global refinery network.

Another benefit from supply optimization has been the reduction in capital employed derived, in part, from the integration of our global supply network. Over the past five years, we have taken 45 million barrels of crude and product inventory out of our global supply chain, freeing up more than $1 billion of working capital.

Exxon Mobil Corporation 67 Downstream

FUELS MARKETING

ExxonMobil’s Fuels Marketing business portfolio builds long-term value and better meets the needs of local consumers the world over through the execution of globally common, consistently applied business processes, marketing programs, and best practices. With operations in over 100 countries on six continents, Fuels Marketing serves a globally diverse customer base. The Exxon, Mobil, and Esso brands serve motorists at nearly 40 thousand service stations and provide over 1 million industrial and wholesale customers with quality fuel products. In addition, fuel products and services are provided to aviation customers at more than 700 airports and to marine customers at more than 300 marine ports around the world.

A British Airways Boeing 777 being refueled at London’s Heathrow Airport.

Fuels Marketing operates in an increasingly competitive worldwide marketplace. Our relentless focus on cost efficiency, growing income in convenience products and services, selective investments in new retail sites, and high-grading existing assets drives future growth in earnings and return on capital employed (ROCE).

Global Scale Delivers Operating Efficiencies

Improvements in productivity and cost efficiency continue to be key focus areas for Fuels Marketing. We take full advantage of our global organization structure and scale by leveraging innovative technology investments and by streamlining and automating work processes, while continuing to improve our customer service.

•	In 2003, our initiatives reduced ongoing operating costs in Fuels Marketing by $245 million pre-tax.

•	In the highly competitive retail business, disciplined execution of retail site operating best practices, systematically applied to our service stations across the world, drove down on-site operating costs, and increased earnings from convenience products and services. The improvements in profitability resulting from this approach are best demonstrated through reduction in a site’s “breakeven fuels margin.” This is the fuels margin required for a retail site to break even after netting against total site operating costs the non-fuels income at the site. With the combined effect of increased non-fuels income, disciplined management of operating costs, and higher average site volumes, we lower this margin. For example, at our U.S. company-operated sites, we have lowered this number by nearly 20 percent since 2000.

Focused Capital Management

     Our capital management strategy is designed to continually improve the capital efficiency of our operational base.

•	We use a focused market approach to retail investments to provide the foundation for building long-term value. This approach selects and prioritizes potential markets for investment through a rigorous, disciplined, and globally consistent market planning process.

•	In addition to making selective and disciplined retail investment decisions, we continue to high-grade our portfolio of retail sites around the world. Since 1999, our total retail chain has been reduced by 14 percent, while total fuels volumes have been maintained.

•	An important measure of efficiency in the retail business is market effectiveness, the ratio of the percentage of volume ExxonMobil sells in a market to the percentage of retail sites we have in that market. For industry across a given market the ratio is 1.0. For those markets where we have fully seen the benefits of a focused market approach, our market effectiveness has improved dramatically and is 40 percent better than the industry.

Downstream 68 Exxon Mobil Corporation

Customer Focused Initiatives to Improve Margins

Drawing on worldwide retailing experience, Fuels Marketing has developed a portfolio of innovative retail formats designed to appeal to customers globally and locally and to deliver outstanding financial results:

•	Our popular On the Run convenience store format incorporates leading-edge technology and market research to provide value and convenience to our customers. In 2003, Fuels Marketing added 201 new On the Run stores worldwide, bringing the total to 1,000 in 41 countries and territories. In the U.S., ExxonMobil’s On the Run chain received the 2003 “Convenience Store Chain of the Year” award granted by Convenience Store Decisions magazine.

•	Strategic alliances with leading food or grocery marketers in selected markets can enhance our convenience store offering by leveraging the strength of our alliance partner’s distribution system or product brand value. Examples include our alliances with Tesco in the United Kingdom and Thailand, Doutor and 7-Eleven in Japan, Tim Hortons in Canada, and Innscor across Africa. In 2003, Fuels Marketing expanded its alliance offerings to over 600 sites around the world.

•	Innovative programs, including Speedpass and Upromise, create value and significantly increase customer loyalty. Speedpass users number more than 7 million customers in the U.S., Canada, Singapore, and Japan. Speedpass is accepted at over 10 thousand Exxon, Mobil, and Esso sites. ExxonMobil’s participation in the Upromise program — which helps families save for college — is unique in the industry. During 2003, Upromise membership increased to over 4 million participants in the United States. Research shows that the combined effect of these and other customer loyalty programs can increase ExxonMobil’s share of an average household’s monthly motor fuel purchases from 10 to nearly 90 percent.

(Top & Middle) On the Run stores at an Exxon service station located in Charlotte, North Carolina and at a Mobil service station located in Valley Park, Missouri.

(Bottom) Tesco Express store at an Esso service station alliance located in Northwood Hills, Middlesex (Greater London, U.K.).

Exxon Mobil Corporation 69 Downstream

LUBRICANTS AND SPECIALTIES

ExxonMobil is the world’s number one supplier of lube basestocks and a leading marketer of finished lubricants and specialty products. Supported by a highly trained field force, a strong distributor network, and a supply chain that includes a network of 13 refineries and 53 blend plants, ExxonMobil supplies high-quality products and application expertise to customers around the world.

Customer-Focused Technology

ExxonMobil’s leading lubricant brands — Exxon, Mobil, and Esso — continue to meet customer needs for industrial and transportation applications the world over. Customers rely on Exxon, Mobil, and Esso branded products because of their quality, reliability and technological leadership, a close association with many of the world’s leading original equipment manufacturers, and their demonstrated ability to withstand performance stresses, including those of motorsports racing. They are also backed by a variety of technical services designed to provide customers with worry-free operations.

As the world’s economies grow, so does the demand for higher-quality lubricants. ExxonMobil continued to grow its share of the highly profitable synthetic lubricants market in 2003. Following a successful 2002 launch in the U.S., Mobil 1 with SuperSyn, using new anti-wear technology, was introduced to over 30 additional markets in Europe, Asia-Pacific, and Latin America in 2003.

This new unit at the Fawley refinery in the United Kingdom upgrades low-quality heavy oil to premium-quality Visom lube basestock.

Adding further to the success of Mobil 1 motor oil in 2003 and expected to drive future growth:

•	Mercedes-Benz named this product as factory-fill engine oil and recommended service fill for its long-awaited 626-horsepower Mercedes-Benz SLR McLaren sports car. It joins an already impressive list of worldwide automotive makers who specify Mobil 1 for factory fill in models including, Porsche, Cadillac, Mitsubishi Lancer, and Corvette.

Downstream 70 Exxon Mobil Corporation

•	Beginning in 2003, Mobil branded products were also named “Official Lubricants of NASCAR.” This association with one of America’s fastest-growing sporting events reinforces the Mobil brand’s high-performance reputation, and provides a level of exposure that will benefit sales across the Mobil brand family.

About 70 percent of NASCAR race teams use Mobil 1.

In addition to providing customers with leading-edge product technology like Mobil 1, ExxonMobil also applies technology in improving customer satisfaction and service. For example, in 2003, ExxonMobil developed new e-business applications to improve the way we interact with customers. Customers in many parts of the world can place orders directly, check order status, and manage open accounts using the Internet. Over 30 percent of Lubes and Specialties’ 2003 revenue was derived via e-ordering. ExxonMobil also launched a web-based global database with product data sheets available in more than 20 languages. In addition, ExxonMobil introduced Signum Oil Analysis in 2003 for customers who want to receive oil analysis reports on-line.

Strategic Global Alliances

Globally respected brands and industry-leading technology enable ExxonMobil to build upon our leading position in strategic global alliances with automotive and equipment manufacturers. A strong global presence enables ExxonMobil to better serve customers with worldwide operations that demand consistently reliable, high-quality products and services. For example, ExxonMobil is a global supplier of premium oils to Caterpillar factories and dealers in over 90 countries. ExxonMobil’s worldwide service capability and integrated sales focus on strategic global customers differentiate us from competitors.

Motorsports sponsorships, like those in Formula 1 with West McLaren Mercedes and Toyota, lead to new business with strategic global customers and provide an ideal environment for developing high-performance lubricants. Sponsorship of Toyota’s new Formula 1 team, for example, helped strengthen ExxonMobil’s position as a primary supplier of factory and service fill lubricants for Toyota Motor Company.

Relationships with strategic accounts extend off the track as well, through our technology partnerships with General Motors, Toyota, and DaimlerChrysler, where we collaborate on developing innovative new lubricants and fuels products.

Supply Chain Efficiency

ExxonMobil continued to optimize our lubricants supply chain in 2003, improving both operating and capital efficiency. Further optimization of our global network of lube oil blending plants resulted in a 15 percent reduction in capital employed as inventories of both raw materials and finished products were reduced by 10 percent. Since 1999, our blend plant utilization has increased by over 40 percent.

Additional efficiencies are expected as sophisticated supply chain planning tools are used to improve customer demand forecasts and further increase the efficiency of our global network of assets.

Lubes volumes have been maintained while complexity was driven out of the supply chain.

Exxon Mobil Corporation 71 Downstream

THROUGHPUT, CAPACITY, AND UTILIZATION(1)

	2003	2002	2001	2000	1999
Refinery Throughput(2) (thousands of barrels per day)
United States	1,806	1,834	1,811	1,862	1,930
Canada	450	447	449	451	441
Europe(3)	1,566	1,539	1,563	1,578	1,782
Japan	704	671	707	708	695
Southeast Asia	686	708	729	754	842
Latin America/Other	298	244	283	289	287

Worldwide	5,510	5,443	5,542	5,642	5,977

Average Refinery Capacity(4) (thousands of barrels per day)
United States	1,919	1,895	1,878	1,938	1,977
Canada	501	500	499	498	494
Europe(3)	1,768	1,756	1,740	1,732	2,050
Japan	774	770	761	758	758
Southeast Asia	1,027	1,048	1,045	1,055	1,053
Latin America/Other	308	299	310	318	334

Worldwide	6,297	6,268	6,233	6,299	6,666

Utilization of Refining Capacity (percent)
United States	94	97	96	96	98
Canada	90	89	90	91	89
Europe(3)	89	88	90	91	87
Japan	91	87	93	93	92
Southeast Asia	67	68	70	71	80
Latin America/Other	97	82	91	91	86

Worldwide	88	87	89	90	90

(1)	Includes the Benicia, California, refinery until its divestment in May 2000. Excludes ExxonMobil’s minor interests in certain small refineries.

(2)	Refinery throughput includes 100 percent of crude oil and feedstocks sent directly to atmospheric distillation units in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, throughput includes the greater of either crude and feedstocks processed for ExxonMobil or ExxonMobil’s equity interest in raw material inputs.

(3)	Data for 1999 includes Mobil-BP European joint-venture refineries.

(4)	Refinery capacity is the stream-day capability to process inputs to atmospheric distillation units under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time. These annual averages include partial-year impacts for capacity additions or deletions during the year. Any idle capacity that cannot be made operable in a month or less has been excluded. Capacity volumes include 100 percent of the capacity of refinery facilities managed by ExxonMobil or majority-owned subsidiaries. At facilities of companies owned 50 percent or less, the greater of either that portion of capacity normally available to ExxonMobil or ExxonMobil’s equity interest is included.

Downstream 72 Exxon Mobil Corporation

RETAIL SITES

(number of sites at year end)	2003	2002	2001	2000	1999
United States(1)
Owned/leased	3,072	3,346	3,501	3,769	4,591
Distributors/resellers	9,401	9,787	9,805	10,269	11,929

Canada
Owned/leased	787	865	927	978	997
Distributors/resellers	1,287	1,283	1,324	1,418	1,506

Europe(2)
Owned/leased	4,817	4,955	5,079	4,912	4,966
Distributors/resellers	3,582	3,813	3,960	4,370	4,606

Asia-Pacific
Owned/leased	2,912	3,026	3,125	3,266	3,311
Distributors/resellers	6,318	6,682	7,171	7,842	8,018

Latin America
Owned/leased	1,429	1,449	1,440	1,465	1,476
Distributors/resellers	3,891	4,465	4,427	4,630	4,786

Middle East/Africa
Owned/leased	1,360	1,443	1,444	1,460	1,224
Distributors/resellers	632	672	650	622	823

Total
Owned/leased	14,377	15,084	15,516	15,850	16,565
Distributors/resellers	25,111	26,702	27,337	29,151	31,668

Grand total	39,488	41,786	42,853	45,001	48,233

(1)	1999 includes approximately 2,400 Exxon and Mobil retail sites that the company was required to divest in 2000.

(2)	Excludes the Mobil-BP European joint-venture retail sites.

Exxon Mobil Corporation 73 Downstream

REFINING CAPACITY AT YEAR-END 2003(1)

						Capacity at 100%
					ExxonMobil						ExxonMobil
					Share	Atmospheric	Catalytic		Residuum		Interest
(thousands of barrels per calendar day)					kBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubes(4)%
United States
Torrance	California		●		149	149	91	20	52	—	100
Joliet	Illinois		●		238	238	93	—	56	—	100
Baton Rouge	Louisiana	■	●		494	494	229	24	113	16	100
Chalmette	Louisiana		●	t	92	183	68	19	33	—	50
Billings	Montana		●		58	58	20	6	9	—	100
Baytown	Texas	■	●		557	557	203	26	81	20	100
Beaumont	Texas	■	●		349	349	108	61	48	13	100

Total United States					1,937	2,028	812	156	392	49

Canada
Strathcona	Alberta				187	187	54	—	—	2	69.6
Dartmouth	Nova Scotia			t	82	82	29	—	—	—	69.6
Nanticoke	Ontario		●		112	112	48	—	—	—	69.6
Sarnia	Ontario	■			121	121	26	17	23	6	69.6

Total Canada					502	502	157	17	23	8

Europe
Antwerp	Belgium	■	●		265	265	34	—	—	—	100
Fos-sur-Mer	France		●	t	119	119	28	—	—	—	83
Port Jerome- Gravenchon	France	■	●		233	233	34	—	—	17	83
Ingolstadt	Germany		●	t	106	106	28	—	—	—	100
Karlsruhe	Germany		●	t	76	302	87	—	50	—	25
Augusta	Italy		●	t	190	190	46	—	—	18	100
Trecate	Italy		●	t	174	174	29	—	—	—	75.4
Rotterdam	Netherlands	■	●		182	182	—	49	39	—	100
Slagen	Norway				110	110	—	—	32	—	100
Fawley	United Kingdom	■	●		317	317	72	—	—	9	100

Total Europe					1,772	1,998	358	49	121	44

Japan
Chiba	Japan		●		88	175	34	39	—	—	50
Kawasaki(5)	Japan	■	●		296	296	88	23	—	—	50
Okinawa(5)	Japan				90	90	—	—	—	—	43.8
Sakai(5)	Japan		●	t	140	140	38	—	—	—	50
Wakayama(5)	Japan		●	t	160	160	38	—	—	7	50

Total Japan					774	861	198	62	—	7

■	Integrated refinery and chemical complex

●	Cogeneration capacity

t	Refineries with some chemical production

(1)	Capacity data is based on 100 percent of rated refinery process unit capacities.

(2)	ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.

(3)	Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4)	Lubes capacity based on dewaxed oil production.

(5)	Operated by majority-owned subsidiaries.

(6)	Facility mothballed.

Downstream 74 Exxon Mobil Corporation

Refining Capacity at Year-End 2003(1) (continued)

						Capacity at 100%
					ExxonMobil						ExxonMobil
					Share	Atmospheric	Catalytic		Residuum		Interest
(thousands of barrels per calendar day)					kBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubes(4)%
Southeast Asia
Adelaide(6)	Australia				—	—	—	—	—	—	100
Altona	Australia	■			130	130	29	—	—	—	100
Port Dickson	Malaysia				86	86	—	—	—	—	65
Whangerei	New Zealand				28	104	—	26	—	—	19.2
Jurong/PAC	Singapore	■	●		587	587	—	34	116	29	100
Sriracha	Thailand	■	●		174	174	35	—	—	—	87.5

Total Southeast Asia					1,005	1,081	64	60	116	29

Latin America/Other
Campana	Argentina		●	t	85	85	26	—	24	—	100
Sonara	Cameroon				3	42	—	—	—	—	8
Abidjan	Cote d‘Ivoire				5	65	—	15	—	—	8
Acajutla	El Salvador				22	22	—	—	—	—	65
Sogara	Gabon				2	17	—	—	—	—	11.7
Martinique	Martinique				2	17	—	—	—	—	14.5
Managua	Nicaragua			t	20	20	—	—	—	—	100
La Pampilla	Peru				6	100	7	—	—	—	6
Yanbu	Saudi Arabia				188	375	91	—	46	—	50
Dakar	Senegal				3	27	—	—	—	—	11.8

Total Latin America/Other					336	770	124	15	70	—

Grand total					6,326	7,240	1,713	359	722	137

■	Integrated refinery and chemical complex

●	Cogeneration capacity

t	Refineries with some chemical production

(1)	Capacity data is based on 100 percent of rated refinery process unit capacities.

(2)	ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.

(3)	Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4)	Lubes capacity based on dewaxed oil production.

(5)	Operated by majority-owned subsidiaries.

(6)	Facility mothballed.

ADDITIONAL LUBE BASE OIL REFINING CAPACITY AT YEAR-END 2003

		ExxonMobil		ExxonMobil
		Equity Share		Interest
(thousands of barrels per calendar day)		kBD	Lubes(1)%

Dunkirk	France	3	6	50
Jeddah	Saudi Arabia	1	6	30
Yanbu	Saudi Arabia	2	6	30

Total		6	18

(1)	Lubes capacity based on dewaxed oil production.

Exxon Mobil Corporation 75 Downstream

PETROLEUM PRODUCT SALES(1) BY GEOGRAPHIC AREA

(thousands of barrels per day)	2003	2002	2001	2000	1999
United States
Motor gasoline, naphthas	1,606	1,608	1,585	1,511	1,611
Heating oils, kerosene, diesel oils	456	432	442	443	478
Aviation fuels	234	256	261	250	293
Heavy fuels	93	92	102	104	97
Lubricants, specialty, and other petroleum products	340	343	361	361	439

Total market and supply sales	2,729	2,731	2,751	2,669	2,918

Canada
Motor gasoline, naphthas	249	246	238	231	232
Heating oils, kerosene, diesel oils	184	176	173	173	169
Aviation fuels	29	27	30	33	33
Heavy fuels	36	31	35	33	31
Lubricants, specialty, and other petroleum products	104	113	109	107	122

Total market and supply sales	602	593	585	577	587

Europe
Motor gasoline, naphthas	558	571	584	607	764
Heating oils, kerosene, diesel oils	840	815	823	809	1,017
Aviation fuels	197	192	201	225	238
Heavy fuels	217	213	214	232	272
Lubricants, specialty, and other petroleum products	249	251	257	256	306

Total market and supply sales	2,061	2,042	2,079	2,129	2,597

Asia-Pacific
Motor gasoline, naphthas	523	442	439	454	499
Heating oils, kerosene, diesel oils	599	518	581	585	632
Aviation fuels	109	123	136	144	151
Heavy fuels	218	201	234	233	240
Lubricants, specialty, and other petroleum products	226	219	219	251	296

Total market and supply sales	1,675	1,503	1,609	1,667	1,818

Latin America
Motor gasoline, naphthas	180	194	198	206	227
Heating oils, kerosene, diesel oils	203	204	211	207	206
Aviation fuels	43	44	48	51	53
Heavy fuels	40	37	52	40	48
Lubricants, specialty, and other petroleum products	24	23	23	24	28

Total market and supply sales	490	502	532	528	562

(1)	Petroleum product sales include 100 percent of the sales of ExxonMobil and majority-owned subsidiaries, and the ExxonMobil equity interest in sales by companies owned 50 percent or less, including the Mobil-BP joint venture that was dissolved as a result of the merger.

Downstream 76 Exxon Mobil Corporation

Petroleum Product Sales(1) by Geographic Area (continued)

(thousands of barrels per day)	2003	2002	2001	2000	1999
Middle East/Africa
Motor gasoline, naphthas	122	115	121	113	95
Heating oils, kerosene, diesel oils	150	147	159	156	156
Aviation fuels	50	49	45	46	45
Heavy fuels	34	30	31	52	18
Lubricants, specialty, and other petroleum products	44	45	59	56	91

Total market and supply sales	400	386	415	423	405

Worldwide
Motor gasoline, naphthas	3,238	3,176	3,165	3,122	3,428
Heating oils, kerosene, diesel oils	2,432	2,292	2,389	2,373	2,658
Aviation fuels	662	691	721	749	813
Heavy fuels	638	604	668	694	706
Lubricants, specialty, and other petroleum products	987	994	1,028	1,055	1,282

Total market and supply sales	7,957	7,757	7,971	7,993	8,887

(1)	Petroleum product sales include 100 percent of the sales of ExxonMobil and majority-owned subsidiaries, and the ExxonMobil equity interest in sales by companies owned 50 percent or less, including the Mobil-BP joint venture that was dissolved as a result of the merger.

PETROLEUM PRODUCT SALES

(thousands of barrels per day)	2003	2002	2001	2000	1999
Market and Supply Sales(1)
Market sales
Motor gasoline, naphthas	2,273	2,288	2,270	2,311	2,465
Heating oils, kerosene, diesel oils	1,626	1,625	1,671	1,674	1,865
Aviation fuels	514	529	566	581	576
Heavy fuels	367	358	371	380	437
Lubricants, specialty, and other petroleum products	483	494	484	519	580

Total market sales	5,263	5,294	5,362	5,465	5,923

Total supply sales	2,694	2,463	2,609	2,528	2,964

Total market and supply sales	7,957	7,757	7,971	7,993	8,887

(1)	Market sales are to retail site dealers, consumers (including government and military), jobbers, and small resellers. Supply sales are to large oil marketers, large unbranded resellers, and other oil companies.

Exxon Mobil Corporation 77 Downstream

Chemical

Netherlands (4)
Belgium (3)
Germany (3)
Canada (3)
United Kingdom (3)
France (3)
Italy (3)
United States (14)
South Korea (1)
Japan (5)
China (2)
Thailand (1)
Nicaragua (1)
Saudi Arabia (2)
Singapore (1)
Brazil (1)
Australia (3)
Argentina (1)
Areas of Operation, Marketing and Sales
Research and Technology Centers
Major Sites
( ) Number of Manufacturing Sites

ExxonMobil

Chemical

Global Chemical Presence – ExxonMobil’s chemical products are marketed in more than 150 countries around the world.

ExxonMobil completed construction of its Baton Rouge, Louisiana, metallocene ethylene elastomers plant in 2003. This state-of-the-art facility combines the company’s strengths in catalyst technology, product design, and process development.

In Asia, the Singapore steam cracker (below), which started in 2001, produced 1.25 million metric tons of olefins in 2003, a new record for the site.

Chemical Strategies

ExxonMobil Chemical continues to produce industry-leading returns and earnings growth through the effective implementation of focused long-term strategies:

•	Focus on businesses that capitalize on core competencies

•	Capture full benefits of integration across all ExxonMobil operations

•	Continuously reduce costs to achieve best-in-class performance

•	Invest selectively in internationally advantaged projects

•	Build proprietary technology positions

Industry Conditions

•	Demand in the established markets of North America remained relatively flat, with industrial production lagging the economic recovery.

•	European demand grew marginally.

•	Growth in Asia slowed at the beginning of the year and recovered sharply during the second half.

•	Challenged by historically high and volatile energy and feedstock costs, industry prices increased sharply compared to 2002.

•	On average, industry margins improved slightly.

(1) Annual averages based on published industry data.

2003 HIGHLIGHTS

Earnings of $1,432 million in 2003 were the highest of the past five years and 73 percent higher than in 2002. Our outstanding mix of businesses, broad geographic diversity, ongoing capture of cost efficiencies and feedstock integration helped ExxonMobil significantly improve profitability in a challenging business environment.

Return on average capital employed reached 10.2 percent, up from 6.1 percent in 2002. ExxonMobil Chemical’s returns continued to exceed the average returns of major competitors. Over the last 10 years, our Chemical business achieved an average return of more than 12 percent while making substantial investments to support long-term growth. During the same period, key competitors’ returns averaged 9 percent.

2003 prime product sales volume of 26.6 million tons was equivalent to the record level in 2002, as growth in Asia-Pacific offset lower sales in North America.

Capital expenditures were $0.7 billion. We invested selectively in high-return efficiency projects and to support the growth of our specialty businesses.

Statistical Recap	2003	2002	2001	2000	1999
Earnings(1) (millions of dollars)	1,432	830	882	1,161	1,354
Prime product sales(2) (thousands of metric tons)	26,567	26,606	25,780	25,637	25,283
Average capital employed (millions of dollars)	14,099	13,645	13,839	13,814	12,462
Return on average capital employed (percent)	10.2	6.1	6.4	8.4	10.9
Capital expenditures (millions of dollars)	692	954	872	1,468	2,243

(1)	Earnings include a $175 million extraordinary gain on asset divestitures in 2001.

(2)	Total Chemical product sales including ExxonMobil’s share of equity-company volumes and finished product transfers to the Downstream. Carbon black oil volumes are excluded.

Chemical Profile

•	Leading financial returns throughout the business cycle

•	$14 billion of capital employed

•	More than $25 billion in revenues

•	Leading manufacturing capabilities at highly integrated sites

•	Products marketed in more than 150 countries

Exxon Mobil Corporation 79 Chemical

FOCUSED STRATEGIES

Implementation of focused, long-term strategies has produced competitive advantages that result in superior returns versus competition across the business cycle. These advantages include our business mix, investment discipline, petroleum integration, world-class operations, leading proprietary technologies, and product application expertise. The strategies are designed to increase our competitive advantage and achieve earnings growth and attractive returns, strengthening our position as the world’s premier petrochemical company.

Capitalizing on Core Competencies

ExxonMobil’s unique mix of chemical business lines delivers superior performance relative to competition throughout the business cycle. The portfolio includes strong positions in the supply chain for many of the largest-volume and highest-growth petrochemicals in the global economy.

•	One of the largest producers of olefins, the basic petrochemical building blocks.

•	Largest worldwide producer of polyolefins, including polyethylene, the largest-volume plastic, and polypropylene, one of the fastest growing and most versatile polymers.

•	Largest global producer of paraxylene and benzene. Paraxylene is one of the fastest growing petrochemicals and the main raw material for the manufacture of polyester fibers and polyethylene terephthalate (PET) recyclable bottles. Benzene is a primary building block for a broad array of products ranging from nylon to polystyrene.

The company also has a premier position in a diverse portfolio of less-cyclical specialty business lines. These leading specialty businesses include butyl polymers, ethylene elastomers, synthetic lubricant basestock fluids, petroleum additives, oriented polypropylene film, plasticizers, hydrocarbon and oxygenated fluids, oxo-alcohols, acids and adhesive polymers. We are building strong competitive advantages through unique combinations of low-cost feedstocks, proprietary technology, operational excellence, product application expertise and synergies between businesses. ExxonMobil continues to grow and strengthen these businesses through new product development, enhanced marketing focus, and expansion into new markets.

(1)Competitor chemical returns estimated for 2003.

Capturing Full Benefits of Integration

More than 90 percent of our owned and operated chemical capacity is adjacent to and integrated with large refining complexes or upstream gas processing facilities. ExxonMobil’s long-standing emphasis on petroleum integration is a key component of our strong competitive position. Manufacturing sites are designed and managed to maximize synergies via optimized molecule management, coordinated technology development, joint facilities planning, and sharing of common systems and support functions.

The flexibility that comes from feedstock and fuels integration with world-scale refineries allows ExxonMobil Chemical to consistently outperform competition. Production plans at ExxonMobil’s integrated petrochemical complexes are reviewed continuously and optimized using sophisticated models to identify the highest value for process streams. Supply plans are also optimized on a regional and global level in response to changes in feedstock costs and market conditions.

The Thailand aromatics plant uses feedstocks supplied by the adjacent Sriracha refinery.

Chemical 80 Exxon Mobil Corporation

Continually Reduce Costs to Achieve Best-in-Class Performance

ExxonMobil Chemical maintains a constant focus on improving efficiency and reducing the costs of manufacturing, selling, and distributing our products.

The company’s demonstrated strength of focusing on safety, productivity, reliability, and quality enhances the contribution of existing assets. The application of a structured program to identify and rapidly capture process improvements continues to support earnings growth by optimizing unit throughput, improving plant reliability, and increasing effective capacity at significantly less than grass-roots cost. Leveraging our global scale across our portfolio is also a key contributor to our efficiency program.

Energy efficiencies and savings opportunities are being identified and captured at ExxonMobil facilities through the extensive use of our Global Energy Management System, a uniform set of best practices and technologies.

Over the past three years, the energy consumed (per unit of output) by our plants decreased by 10%.

Selectively Investing in Internationally Advantaged Projects

Investment discipline is a cornerstone of ExxonMobil Chemical’s strategy. Each investment requires unique competitive advantages to enhance returns above those generally available to industry. A highly structured approach to project evaluation, development, execution, and post-completion reappraisals contributes to effective project selection and implementation.

•	Our recent investments in capacity additions in Saudi Arabia and Singapore allowed us to profitably increase our participation in high-growth markets such as China. The excellent performance of these sites provided major contributions to the earnings increase we accomplished in 2003.

•	Construction of the Baton Rouge metallocene ethylene elastomers plant was completed in 2003. This new, one of a kind facility, which will produce more than 90 thousand tons annually, uses ExxonMobil’s Exxpol metallocene catalyst and a proprietary manufacturing process to make next-generation elastomers. This facility further strengthens our position as a premier supplier of ethylene elastomers.

•	ExxonMobil Chemical’s films business completed an expansion of its manufacturing plant in Shawnee, Oklahoma. The installation of a new 6.6 meter orienter provides additional annual capacity of 15 thousand tons and helps us meet growing demand for white opaque films used in the packaging and labeling markets.

•	An expansion of the Fina-Antwerp Olefins steam crackers (ExxonMobil share, 35 percent) was completed in 2003. The project increases ExxonMobil’s share of ethylene produced at the complex by more than 50 thousand tons per year, or 11 percent.

ExxonMobil Chemical’s Shawnee films plant expanded its capacity in 2003 for white opaque films, used in the packaging and labeling markets.

Exxon Mobil Corporation 81 Chemical

Focused Strategies (continued)

•	Three new steam and power cogeneration facilities are being built at the Beaumont, Baytown, and Sarnia integrated refining and petrochemical sites. These new facilities will improve the reliability and increase the energy efficiency of the chemical plants at the complexes. Added benefits include reduced emissions of carbon dioxide, sulfur dioxide, and other gases.

•	The competitiveness of the Baytown olefins plant was further improved with the completion of a feed flexibility and efficiency project. In addition to a 24 thousand ton capacity increase, the project reduced energy consumption and increased the site’s ability to process advantaged feedstocks.

•	The company completed a project to increase the efficiency of the Baton Rouge, Louisiana, isopropyl alcohol plant. The project also resulted in a 10 percent capacity increase.

•	Implementation of our Global Enterprise Management System continued in 2003. This global information technology platform, which supports a broad range of business processes, strengthens our global operations and enables the implementation of common practices around the world in support of consistent service delivery to our global customers.

•	ExxonMobil continues to explore additional opportunities for advantaged growth in both established and developing markets of the world, including China and a potential joint-venture project for the production of petrochemicals in Venezuela.

ExxonMobil Chemical actively manages its assets to ensure that all are contributing to the company’s objectives. When those objectives are not met, selective divestments are made.

•	In 2003, Tonen Chemical Company (ExxonMobil share, 50 percent) sold its 35 percent interest in Japan Polychem, a Japan-based polyolefins producer, to Mitsubishi Chemicals.

•	Our low-molecular-weight polyisobutylene business was sold to BASF.

•	Our synthetic polyester-based refrigeration lubricant business was sold to Estech Gmbh & Co., KG and Hatco Corporation.

Commercial shipment from the expanded Baytown Halobutyl plant began in 2003. Halobutyl is a specialty polymer used in inner liners of tubeless tires.

The company continued to expand global manufacturing capacities for key petrochemical products.

Chemical 82 Exxon Mobil Corporation

OVERVIEW OF KEY PRODUCTS

ExxonMobil Chemical is a premier supplier of olefins, polyolefins, and aromatics, and has strong market positions in a wide variety of other petrochemicals and catalysts. Our products are part of many modern consumer products. New and enhanced products and applications are constantly being developed to meet evolving customer needs.

Polyethylene Packaging – Flexible food packaging, bags and sacks Consumer – Milk bottles, storage containers, toys Automotive – Fuel tanks, storage tanks Polypropylene Consumer – Film, diapers, personal care, health care Automotive – Interior and exterior trim parts Appliances – Clothes washer parts, dishwasher liners Butyl Polymers Tires – Inner liners, treads, sidewalls Medical – Syringe parts, vial closures Automotive – Hoses, tubing, engine mounts Sporting Goods – Soccer balls Construction – Window sealants Ethylene Elastomers Automotive – Hoses, belts, door and window seals Electrical – Cable insulation Industrial – Roof sheeting Consumer – Appliances, electronics, household goods Adhesive Polymers Consumer – Tapes, labels, diaper assembly Industrial – Glues, packaging, road marking, tires Medical – Adhesive strips Oriented Polypropylene Film Consumer – Flexible packaging, labels Industrial – Tape, protective laminates Petroleum Additives Transportation – Motor and gear lubricants, transportation fuels Synthetic Base Fluids Automotive – Synthetic engine, gear, and transmission oils Industrial – Synthetic lubricants, fiber optic cable gel Consumer – Skin and hair care Oxygenated Fluids Industrial – Paints, adhesives, magnetic tapes Medical – Rubbing alcohol Consumer – Paints, cleaning fluids, de-icing fluids Hydrocarbon Fluids Industrial – Degreasers, agricultural chemicals, adhesives, inks Consumer – Aerosol products, paints, combustion specialties Aromatics Consumer – PET(1) bottles and packaging, expanded polystyrene cups, polyester and nylon fabrics Automotive – ABS(2) auto parts Industrial – Paint, coatings Oxo-Alcohols/Acids Consumer – Tapes, shampoo Petroleum Additives – Motor oil Industrial – Cleaners, coatings Plasticizers Automotive – Dashboards, side moldings Construction – Flooring, wall covering, carpet backing Consumer – Garden hoses, sports equipment, shoes Electrical – Electrical insulation (1) Polyethylene Terephthalate (2) Acrylonitrile Butadiene Styrene ExxonMobil Chemical’s products are used in a broad variety of applications, ranging from garden hoses to non-woven fabrics and food packaging.

Exxon Mobil Corporation Chemical 83

VOLUMES AND REVENUES

(includes ExxonMobil’s share of equity companies)	2003	2002	2001	2000	1999
Worldwide Production Volumes
(thousands of metric tons)
Ethylene	7,567	7,539	7,320	6,725	6,536
Polyethylene	6,091	6,235	5,768	5,507	5,251
Polypropylene	1,965	1,944	1,701	1,297	1,163
Paraxylene	2,531	2,275	2,088	2,326	2,016
Prime Product Sales Volumes(1)
(thousands of metric tons)
Americas(2)	11,939	12,614	12,278	12,913	12,754
Europe/Middle East/Africa	7,180	7,002	6,661	6,424	6,300
Asia-Pacific	7,448	6,990	6,841	6,300	6,229

Total	26,567	26,606	25,780	25,637	25,283

Prime Product Sales Volumes(1)
(thousands of metric tons)
Less-cyclical specialty businesses	6,113	6,022	5,711	6,030	6,374
Olefins/polyolefins/aromatics/other	20,454	20,584	20,069	19,607	18,909

Total	26,567	26,606	25,780	25,637	25,283

Revenues by Geographic Area
(millions of dollars)
Americas(2)	11,471	9,661	9,340	11,216	8,338
Europe/Middle East/Africa	7,084	5,656	5,573	5,813	4,805
Asia-Pacific	6,698	4,993	4,399	4,474	2,770

Total	25,253	20,310	19,312	21,503	15,913

(1)	Total chemical product sales including ExxonMobil’s share of equity-company volumes and finished-product transfers to the Downstream business. Carbon black oil volumes are excluded.

(2)	Includes the United States, Canada, and Latin America.

Prime product sales volumes of 26.6 million metric tons were equivalent to the record 2002 production.

MAJOR PROJECT START-UPS

		Capacity(1)
	Location	(metric tons per year)	Start-Up
Olefins/Polyolefins
Ethylene/propylene (35% Interest)	Antwerp, Belgium	56,000	2003
Ethylene/propylene	Baytown, Texas	24,000	2003
Ethylene (50% Interest)	Yanbu, Saudi Arabia	78,000	2004
Polyethylene (50% Interest)	Yanbu, Saudi Arabia	47,000	2004
Ethylene glycol (50% Interest)	Yanbu, Saudi Arabia	52,000	2004
Less-Cyclical Specialty Businesses
Oriented polypropylene film	Shawnee, Oklahoma	15,000	2003
Isopropyl alcohol	Baton Rouge, Louisiana	30,000	2003
Ethylene elastomers	Baton Rouge, Louisiana	90,000	2004
Oriented polypropylene film	Virton, Belgium	16,000	2004

(1)	ExxonMobil equity share of capacity addition.

2003 expenditures were focused on high-return efficiency projects and incremental expansions in less-cyclical specialty businesses.

Chemical 84 Exxon Mobil Corporation

MANUFACTURING LOCATIONS(1)

Location	Product
United States
Baton Rouge, Louisiana	■	Δ	●
Baytown, Texas	■	Δ	●
Bayway, New Jersey			●
Beaumont, Texas	■	Δ	●
Chalmette, Louisiana	■
Edison, New Jersey			●
Houston, Texas	■
Jeffersonville, Indiana		Δ
LaGrange, Georgia				t
Mont Belvieu, Texas		Δ
Pensacola, Florida		Δ
Plaquemine, Louisiana		Δ
Shawnee, Oklahoma				t
Stratford, Connecticut				t
Canada
Belleville, Ontario				t
Dartmouth, Nova Scotia			●
Sarnia, Ontario	■	Δ	●
Latin America
Campana, Argentina			●
Managua, Nicaragua			●
Paulinia, Brazil			●
Europe
Amsterdam, Netherlands			●
Antwerp, Belgium	■	Δ	●
Augusta, Italy	■
Brindisi, Italy				t
Cologne, Germany		Δ
Fawley, United Kingdom	■	Δ	●
Fife, United Kingdom	■
Fos-sur-Mer, France	■
Geleen, Netherlands		Δ
Harnes, France			●
Ingolstadt, Germany	■
Karlsruhe, Germany	■
Kerkrade, Netherlands				t
Meerhout, Belgium		Δ
Newport, United Kingdom		Δ
Notre Dame de Gravenchon — Lillebonne, France	■	Δ	●
Rotterdam, Netherlands	■		●
Trecate, Italy			●
Virton, Belgium				t
Middle East
Al-Jubail, Saudi Arabia	■	Δ
Yanbu, Saudi Arabia	■	Δ
Asia-Pacific
Adelaide, Australia(2)			●
Altona, Australia	■	Δ
Botany Bay, Australia	■	Δ
Jinshan, China		Δ
Kashima, Japan		Δ
Kawasaki, Japan	■	Δ	●
Nasu, Japan				t
Panyu, China			●
Sakai, Japan	■		●
Singapore	■	Δ	●
Sriracha, Thailand	■		●
Wakayama, Japan	■		●
Yosu, South Korea		Δ

■	Olefins/Aromatics

Δ	Polymers

●	Other Chemicals

t	Film

Bold type indicates large/integrated production complexes, based on size or breadth of product slate.

(1)	Includes joint-venture sites, with the exception of the Infineum additives joint ventures.

(2)	Facility mothballed.

Exxon Mobil Corporation Chemical 85

Frequently Used Terms

Listed below are definitions of several of ExxonMobil’s key business and financial performance measures and other terms. These definitions are provided to facilitate understanding of the terms and their calculation. In the case of financial measures that we believe constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G, we provide a reconciliation to the most comparable Generally Accepted Accounting Principles (GAAP) measure and other information required by that rule.

Earnings Excluding Merger Expenses, Discontinued Operations, Accounting Change, and Other Special Items

In addition to reporting U.S. GAAP defined net income, ExxonMobil also presents a measure of earnings that excludes merger effects, earnings from discontinued operations, a required accounting change, and other quantified special items. Earnings excluding the aforementioned items is a non-GAAP financial measure and is included to facilitate comparisons of base business performance across periods. A reconciliation to net income is shown on page 10.

We also refer to earnings excluding merger expenses, discontinued operations, accounting change and other special items as normalized earnings.

Earnings per share amounts use the same average common shares outstanding as used for the calculation of net income per common share and net income per common share – assuming dilution.

Operating Costs

Operating costs are the combined total of production, manufacturing, selling, general, administrative, exploration, depreciation, and depletion expenses from the Consolidated Statement of Income and ExxonMobil’s share of similar costs for equity companies. Operating costs are the costs during the period to produce, manufacture, and otherwise prepare the company’s products for sale – including energy costs, staffing, maintenance, and other costs to explore for and produce oil and gas and operate refining and chemical plants. Distribution and marketing expenses are also included. Operating costs exclude the cost of raw materials, taxes, interest expense and separately reported merger-related expenses. These expenses are on a before-tax basis. While ExxonMobil’s management is responsible for all revenue and expense elements of net income, operating costs, as defined below, represent the expenses most directly under management’s control. Information regarding these costs is therefore useful for investors and ExxonMobil management in evaluating management’s performance. In 2003, cost increases associated with higher energy prices, adverse foreign exchange impacts, new operations, and increased pension-related expenses were partly offset by efficiency initiatives captured in all business lines.

Reconciliation of operating costs

(millions of dollars)	2003	2002	2001
From ExxonMobil’s Consolidated Statement of Income
Total costs and other deductions	$214,772	$186,996	$188,815
Less:
Crude oil and product purchases	107,658	90,950	92,257
Merger related expenses	—	410	748
Interest expense	207	398	293
Excise taxes	23,855	22,040	21,907
Other taxes and duties	37,645	33,572	33,377
Income applicable to minority and preferred interests	694	209	569

Subtotal	44,713	39,417	39,664
ExxonMobil’s share of equity company expenses	3,937	3,800	3,832

Total operating costs excluding merger expenses	$48,650	$43,217	$43,496

Components of operating costs

(millions of dollars)	2003	2002	2001
From ExxonMobil’s Consolidated Statement of Income
Production and manufacturing expenses	$21,260	$17,831	$17,743
Selling, general and administrative expenses	13,396	12,356	12,898
Depreciation and depletion	9,047	8,310	7,848
Exploration expenses, including dry holes	1,010	920	1,175

Subtotal	44,713	39,417	39,664
ExxonMobil’s share of equity company expenses	3,937	3,800	3,832

Total operating costs excluding merger expenses	$48,650	$43,217	$43,496

Frequently Used Terms 86 Exxon Mobil Corporation

Cash Flow from Operations and Asset Sales

Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments, and property, plant, and equipment from the Consolidated Statement of Cash Flows. This cash flow is the total sources of cash from both operating the company’s assets and from the divesting of assets. The Corporation employs a long-standing disciplined regular review process to ensure that all assets are contributing to the company’s strategic and financial objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others. Because of the regular nature of this activity, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities, including shareholder distributions.

Cash flow from operations and asset sales

(millions of dollars)	2003	2002	2001
Net cash provided by operating activities	$28,498	$21,268	$22,889
Sales of subsidiaries, investments, and property, plant, and equipment	2,290	2,793	1,078

Cash flow from operations and asset sales	$30,788	$24,061	$23,967

Capital Employed

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil’s net share of property, plant, and equipment, and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed in total for the Corporation, it includes ExxonMobil’s share of total debt and shareholders’ equity. Both of these views include ExxonMobil’s share of amounts applicable to equity companies, which the Corporation believes should be included to provide a more comprehensive measure of capital employed.

Capital employed

(millions of dollars)	2003	2002	2001
Business uses: asset and liability perspective
Total assets	$174,278	$152,644	$143,174
Less liabilities and minority share of assets and liabilities
Total current liabilities excluding notes and loans payable	(33,597)	(29,082)	(26,411)
Total long-term liabilities excluding long-term debt and equity of minority and preferred shareholders in affiliated companies	(37,839)	(35,449)	(29,975)
Minority share of assets and liabilities	(4,945)	(4,210)	(3,985)
Add ExxonMobil share of debt-financed equity company net assets	4,151	4,795	5,182

Total capital employed	$102,048	$88,698	$87,985

Total corporate sources: debt and equity perspective
Notes and loans payable	$4,789	$4,093	$3,703
Long-term debt	4,756	6,655	7,099
Shareholders’ equity	89,915	74,597	73,161
Less minority share of total debt	(1,563)	(1,442)	(1,160)
Add ExxonMobil share of equity company debt	4,151	4,795	5,182

Total capital employed	$102,048	$88,698	$87,985

Return on Average Capital Employed

Return on average capital employed (ROCE) is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning- and end-of-year amounts). These segment earnings include ExxonMobil’s share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The Corporation’s total ROCE is net income excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity in our capital-intensive long-term industry, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which tend to be more cash flow based, are used for future investment decisions.

Exxon Mobil Corporation 87 Frequently Used Terms

Frequently Used Terms (continued)

Return on average capital employed

(millions of dollars)	2003	2002	2001
Net income	$21,510	$11,460	$15,320
Financing costs (after-tax)
Third-party debt	(69)	(81)	(96)
ExxonMobil share of equity companies	(172)	(227)	(229)
All other financing costs – net(1)	1,775	(127)	(25)

Total financing costs	1,534	(435)	(350)

Earnings excluding financing costs	$19,976	$11,895	$15,670

Average capital employed(2)	$95,373	$88,342	$88,000
Return on average capital employed – Corporate total(2)	20.9%	13.5%	17.8%

(1)	“All other financing costs – net” in 2003 includes interest income (after-tax) associated with the settlement of a U.S. tax dispute.

(2)	Tables showing average capital employed and return on average capital employed by business segment are on page 11 of this document.

Shareholder Return

Shareholder return measures the change in value of an investment in stock over a specified period of time, assuming dividend reinvestment. We calculate shareholder return over a particular measurement period by dividing (1) the sum of (a) the cumulative value of dividends received during the measurement period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the measurement period; by (2) the stock price at the beginning of the measurement period. For this purpose, we assume dividends are reinvested in stock at market prices at approximately the same time actual dividends are paid. Shareholder return is usually quoted on an annualized basis.

Dividend, Share Purchase, and Total Yield

Dividend yield represents the portion of the value of an investment at the beginning of a period that is received through a cash dividend during the period. For example, a stock worth $100 at the beginning of the year that pays a single $2 cash dividend during the year has a dividend yield of 2 percent.

The company also distributes cash to shareholders through share purchases. We define share purchase yield as the ratio of aggregate spending for share purchases (excluding spending to offset share issuance under benefit plans) during a period divided by aggregate market value of the stock at the beginning of the period. For example, a company with 10 shares outstanding at the beginning of the year priced at $100 per share that purchases $30 worth of stock during the year has a share purchase yield of 3 percent.

Total yield is the sum of the dividend and share purchase yields. A non-selling shareholder receives only a dividend yield but holds a proportionately larger interest in the company as total shares outstanding are reduced.

Cash returned to shareholders

(millions of dollars)	2003	2002	2001
Cash dividends	$6,515	$6,217	$6,254
Share purchases(1)	5,003	4,087	5,001

Total	$11,518	$10,304	$11,255

Dividend, share purchase and total yield

(percent)	2003	2002	2001
Dividend	2.8	2.3	2.1
Share purchase(1)	2.1	1.5	1.6

Total	4.9	3.8	3.7

(1)	Excludes spending to offset share issuance under benefit plans.

Production Capacity

Amount of production that can be sustained considering normal downtime assumptions, based on historical experience. Production capacity is normally limited by either well capacity or facilities capacity, depending on the physical setup. It does not take into account unforeseen events that can impact actual production volumes such as abnormal downtime, OPEC quotas, weather patterns, natural disasters, or civil unrest.

Frequently Used Terms 88 Exxon Mobil Corporation

Finding and Development Costs

Finding and development (F&D) costs per oil-equivalent barrel is a performance measure ratio. F&D costs per barrel are costs incurred in property acquisition and exploration (finding), plus costs incurred in development activities divided by proved oil-equivalent reserves additions, excluding sales. Both the costs incurred and the proved reserves additions include amounts applicable to equity companies as well as Canadian tar sands operations. We also refer to F&D costs as replacement costs.

Replacement Costs

See Finding and Development Costs, above.

Liquids and Natural Gas Reserves and Resources

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. In some cases, substantial new investments in additional wells and related facilities will be required to recover these proved reserves. Proved reserves include 100 percent of each majority-owned affiliate’s participation in proved reserves and ExxonMobil’s ownership percentage of the proved reserves of equity companies, but exclude royalties and quantities due others. To more accurately represent ExxonMobil’s total proved liquids reserves, tar sands reserves associated with the Syncrude operation in Canada are included in all documents other than SEC filings. Gas reserves exclude the gaseous equivalent of liquids expected to be removed from the gas on leases, at field facilities, and at gas processing plants. These liquids are included in net proved reserves of crude oil and natural gas liquids. Net proved developed reserves are those volumes that are expected to be recovered through existing wells with existing equipment and operating methods. Undeveloped reserves are those volumes that are expected to be recovered as a result of future investments to drill new wells, to recomplete existing wells, and/or to install facilities to collect and deliver the production from existing and future wells.

Resources, Resource Base, and Recoverable Resources

Resources, resource base, recoverable oil, recoverable hydrocarbons, recoverable resources, and similar terms used in this report include quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and be produced in the future.

Capital and Exploration Expenditures

Capital and exploration expenditures (capex) are the combined total of additions at cost to property, plant, and equipment and exploration expenses on a before-tax basis from the Consolidated Statement of Income. ExxonMobil’s capex includes its share of similar costs for equity companies. Capex excludes depreciation on the cost of exploration support equipment and facilities recorded to property, plant, and equipment when acquired. While ExxonMobil’s management is responsible for all investments and elements of net income, particular focus is placed on managing the controllable aspects of this group of expenditures.

Volatility

Volatility (of total returns) quantifies the risk borne by an investor holding the stock. Volatility is a measure of the average dispersion of returns about their mean value over a period of time. It is calculated as the standard deviation of monthly returns and is typically quoted on an annualized basis.

Fixed Charge Coverage Ratios

The fixed charge coverage ratio, defined by the Securities and Exchange Commission and detailed in Form 10-K, measures the number of times fixed financing charges for the year are covered by available pre-tax earnings (before financing charges) for that year. The ratio is calculated by dividing available pre-tax earnings before financing charges by fixed financial charges for the year. The net fixed charge coverage ratio eliminates interest income from the numerator (available earnings) and reduces the denominator (fixed charges) by an equivalent amount. This calculation is consistent with using all available cash balances to reduce debt outstanding as is done for our net debt to capital ratio to provide a more complete view of our financial strength.

Frequently Used Terms 89 Exxon Mobil Corporation

INDEX

Africa	40-44
Annuity plans	9
Asia-Pacific	50-51
Asset sales	87
Balance sheet	13
Capital expenditures	2, 16-17, 25, 63, 79, 89
Capital employed	2, 11, 25, 53, 63, 79, 87
Cash flow	2, 15, 87
Cash flow statement	15
Cash returned to shareholders	88
Caspian Region	48-49
Chemical	78-85
Chemical manufacturing locations	85
Chemical products	83
Chemical technology	22-23
Chemical volumes and revenues	84
Coal	3, 19, 53
Cogeneration facilities	19, 31, 39, 53, 66, 74, 82
Competitive performance	IFC, 6, 8, 19, 80
Corporate	1-17
Depreciation and depletion expenses	12
Discontinued operations	86, 87
Dividend information	2, 9, 15, 88
Downstream	62-77
Downstream technology	22-23
Earnings	9, 10, 15, 25, 60-61, 63, 79, 86
Efficiencies	8, 27, 63, 66, 68, 71, 81
Employees	8
Europe	36-39
Exploration and production earnings	60-61
Finding and development costs	29, 59, 89
Financial highlights and ratios	2
Financial statements	10-17
Fixed charge coverage ratio	2, 89
Frequently Used Terms	86-89

Fuels marketing	68-69
Global Climate and Energy Project	19
Income statement	14
Industry outlook	3-5
Liquids and natural gas production volumes	54-55
Lubricants and specialties	70-71
Market valuation	2
Merger expenses	10, 86
Middle East	45-47
North America	32-35
Operating costs	12, 60-61, 86
Petroleum product sales	63, 76-77
Power	53
Production capacity	1, 88
Property, plant, and equipment	12, 15
Proved liquids and natural gas reserves	57-59, 89
Proved reserves replacement	25, 29, 58-59, 89
Refinery throughput, capacity, and utilization	72
Refining and supply	64-67
Replacement costs	29, 59, 89
Reserves	28, 29, 57-59, 89
Resources	5, 25, 28, 29, 89
Retail sites	73
Return on average capital employed	2, 11, 25, 63, 79, 87-88
Russia	47
Safety, Health & Environment	18-19
Share purchases	8, 88
Shareholder return	2, 8, 88
South America	52
Special items	10, 86
Technology	20-23
Upstream	24-61
Upstream project summary	30
Upstream technology	20-21
Volatility	8, 89

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Esso, and Mobil. For convenience and simplicity, terms like Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Abbreviated references describing global or regional operational organizations and global or regional business lines are also sometimes used for convenience and simplicity. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. Words like venture, joint venture, partnership, co-venturer, and partner are used to indicate business relationships involving common activities and interests, and those words may not indicate precise legal relationships.

The following terms are trademarks, service marks, or proprietary-process names of Exxon Mobil Corporation or its affiliates: Achieve, Esso, Exceed, Exxon, ExxonMobil, Exxpol, GO-fining, Hydrofining, Mobil, Mobil 1, On the Run, SCANfining, Signum, Speedpass, Stellar, SuperSyn, Synesstic, Visom, Vistamaxx, and XyMax.

The following third-party trademarks or service marks, referenced in the text of this report, are owned by the entities indicated: Cadillac and Corvette (General Motors Corporation), Lancer (Mitsubishi Motors North America Inc.), MasterCard (MasterCard International, Inc.), McLaren (McLaren North America Inc.), Mercedes-Benz (DaimlerChrysler AG), NASCAR (National Association for Stock Car Racing Inc.), Porsche (Dr. Ing, h.c. F. Porsche AG), 7-Eleven (7-Eleven, Inc.), Tesco Express (Tesco Stores Limited), Tim Hortons (TDL Group Limited), and Upromise (Upromise, Inc.).

Index 90 Exxon Mobil Corporation

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